Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

among

JETPAY CORPORATION

NCR CORPORATION

and

ORWELL ACQUISITION CORPORATION

October 19, 2018

i

TABLE OF CONTENTS

(cont’d)

ii

TABLE OF CONTENTS

(cont’d)

Exhibit A	Conditions to the Offer
Annex A	Form of Tender and Support Agreement (Common Stock)
Annex B	Form of Tender and Support Agreement (Series A Convertible Preferred Stock)

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated October 19, 2018, is entered into among JetPay Corporation, a Delaware corporation (the “Company”), NCR Corporation, a Maryland corporation (“Parent”), and Orwell Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”).

WHEREAS, the Boards of Directors of each of the Company, Parent and Merger Sub have approved the acquisition of the Company by Parent on the terms and conditions set forth in this Agreement;

WHEREAS, in furtherance of such acquisition, Parent has agreed to cause Merger Sub to commence a tender offer (as it may be amended from time to time as permitted under this Agreement) to purchase (i) any and all of the shares of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) issued and outstanding (each, a “Share”) at a price per Share of $5.05 (such amount, or any other amount per Share paid pursuant to the Offer in accordance with this Agreement, the “Company Share Offer Price”), net to the seller in cash, without interest, on the terms and subject to the conditions set forth in this Agreement (the “Company Share Offer”); (ii) any and all of the shares of Series A Preferred Stock issued and outstanding (each, a “Series A Preferred Share”) at a price per Series A Preferred Share equal to the greater of (A) the Series A Liquidation Value of such Series A Preferred Share and (B) the amount of proceeds that the holder of such Series A Preferred Share would receive if such Series A Preferred Share was converted into Shares pursuant to the Series A Certificate of Designation and such holder received the Company Share Offer Price for each Share issued upon such conversion (the greater of the foregoing clauses (A) and (B), or any other amount per Series A Preferred Share paid pursuant to the Offer in accordance with this Agreement, the “Series A Offer Price”), net to the seller in cash, without interest, on the terms and subject to the conditions set forth in this Agreement (the “Series A Offer”); (iii) any and all shares of Series A-1 Preferred Stock issued and outstanding (each, a “Series A-1 Preferred Share”) at a price per Series A-1 Preferred Share equal to the greater of (A) the Series A-1 Liquidation Value of such Series A-1 Preferred Share and (B) the amount of proceeds that the holder of such Series A-1 Preferred Share would receive if such Series A-1 Preferred Share was converted into Shares pursuant to the Series A-1 Certificate of Designation and such holder received the Company Share Offer Price for each Share issued upon such conversion (the greater of the foregoing clauses (A) and (B), or any other amount per Series A-1 Preferred Share paid pursuant to the Offer in accordance with this Agreement, the “Series A-1 Offer Price”), net to the seller in cash, without interest, on the terms and subject to the conditions set forth in this Agreement (the “Series A-1 Offer”); and (iv) any and all shares of Series A-2 Preferred Stock issued and outstanding (each, a “Series A-2 Preferred Share” and, together with the Series A Preferred Shares and the Series A-1 Preferred Shares, the “Preferred Shares”) at a price per Series A-2 Preferred Share equal to the greater of (A) the Series A-2 Liquidation Value of such Series A-2 Preferred Share and (B) the amount of proceeds that the holder of such Series A-2 Preferred Share would receive if such Series A-2 Preferred Share was converted into Shares pursuant to the Series A-2 Certificate of Designation and such holder received the Company Share Offer Price for each Share issued upon such conversion (the greater of the foregoing clauses (A) and (B), or any other amount per Series A-2 Preferred Share paid pursuant to the Offer in accordance with this Agreement, the “Series A-2 Offer Price” and, together with the Company Share Offer Price, the Series A Offer Price and the Series A-1 Offer Price, the “Offer Prices”), net to the seller in cash, without interest, on the terms and subject to the conditions set forth in this Agreement (the “Series A-2 Offer” and, together with Company Share Offer, the Series A Offer and the Series A-1 Offer, the “Offer”).

WHEREAS, following consummation of the Offer, the parties intend that Merger Sub will be merged with and into the Company (the “Merger,” and together with the Offer, the “Transactions”), with the Company surviving the Merger as a wholly owned Subsidiary of Parent in accordance with Section 251(h) of the Delaware General Corporation Law (the “DGCL”), and each Share, Series A Preferred Share, Series A-1 Preferred Share or Series A-2 Preferred Share that is not (a) tendered and accepted pursuant to the Offer or (b) a Dissenting Share will thereupon be cancelled and converted into the right to receive cash in an amount equal to the Merger Consideration, the Series A Offer Price, the Series A-1 Offer Price or the Series A-2 Offer Price, as applicable, on the terms and subject to the conditions set forth herein;

WHEREAS, the Company Board, acting in accordance with the recommendation of the Special Committee, has (a) determined that this Agreement and the Transactions are advisable, fair to and in the best interests of the Company and the Company’s stockholders (other than Parent and its Subsidiaries), (b) approved and declared advisable this Agreement and the Transactions, including the Offer and the Merger, on the terms and subject to the conditions set forth herein and (c) determined to recommend that the stockholders of the Company (other than Parent and its Subsidiaries) accept the Offer and tender their shares to Merger Sub pursuant to the Offer, in each case on the terms and subject to the conditions of this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent entering into this Agreement, certain holders of the Shares and Preferred Shares (the “Principal Stockholders”) have entered into tender and support agreements, dated as of the date of this Agreement, in substantially the form set forth in Annex A (in respect of Shares) or Annex B (in respect of Series A Preferred Shares), in accordance with which, among other things, each of the Principal Stockholders has agreed to tender his, her or its Shares or Preferred Shares to Merger Sub in the Offer (the “Tender Agreements”), on the terms and conditions set forth therein;

WHEREAS, the Board of Directors of Merger Sub has approved and declared it advisable for Merger Sub to enter into this Agreement and consummate the Transactions on the terms and subject to the conditions set forth herein; and

WHEREAS, the Board of Directors of Parent has approved this Agreement and the Transactions on the terms and subject to the conditions set forth herein, and Parent, as the sole stockholder of Merger Sub, has duly executed and delivered to Merger Sub and the Company a written consent, to be effective by its terms immediately following execution of this Agreement, adopting this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties hereto agree as follows:

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ARTICLE 1
DEFINITIONS

Section 1.01.         Definitions:

(a)           As used herein, the following terms have the following meanings:

“Acceptable Confidentiality Agreement” means a confidentiality agreement containing terms, in the aggregate, no less restrictive of, or more favorable to, the Third Party that is party to such agreement and its Affiliates and Representatives than the terms set forth in the Confidentiality Agreement are to Parent and its Affiliates and Representatives as in effect immediately prior to the execution of this Agreement; provided, however, that such confidentiality agreement shall not be required to include standstill provisions.

“Acquiring” means the capture and onward transmission of Card Network transactions in order to effect payment between Card Network cardholders and Merchants, including authorizing transactions, providing for clearing and settlement, facilitating the crediting of merchants’ accounts with the proceeds of such transactions, and chargeback and retrieval processing in connection with the foregoing. Acquiring also includes providing all or some of the foregoing services as an agent or licensee for other card programs.

“Acquisition Proposal” means any bona fide written offer or proposal (other than an offer or proposal made or submitted by or on behalf of Parent) related to an Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of related transactions with a Person or “group” (as defined in the Exchange Act) relating to the acquisition of at least fifteen percent (15%) of the assets of, any class of equity interests in (including outstanding Company Common Stock) or business (as determined by reference to consolidated revenues) of the Company and the Company Subsidiaries, taken as a whole, pursuant to a merger, reorganization, recapitalization, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer or other similar transaction.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, including through one or more intermediaries, controls, is controlled by or is under common control with such Person. As used in this definition, the term “controls” (including the terms “controlled by” and “under common control with”) means possession, directly or indirectly, including through one or more intermediaries, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Applicable Law” means international, national, federal, state or local law, constitution, treaty, convention, statute, ordinance, code, rule, directive, regulation or common law or other similar requirement enacted, adopted, promulgated or applied by any Governmental Authority, each as amended and now and hereinafter in effect.

“Audited Balance Sheet” means the audited consolidated balance sheet of the Company as of December 31, 2017.

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“Audited Balance Sheet Date” means the date of the Audited Balance Sheet.

“Audited Financial Statements” means the audited consolidated financial statements consisting of the consolidated balance sheets and related consolidated statements of operations, cash flows and changes in stockholders’ equity (deficit) of the Company as of and for the fiscal year ended December 31, 2017 (including any related notes thereto and the related reports of the independent public accountants).

“Business” means the conduct of the business of Company and the Company Subsidiaries.

“Business Day” means a day other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Card” means a credit card, charge card, prepaid card, electronic benefits card, debit card, stored value card, “smart” card or similar card, including any virtual card, bearing the brand or service marks of a Card Network.

“Card Networks” means Mastercard International Incorporated and its Affiliates, Visa U.S.A. Inc. and its Affiliates, Discover Financial Services and its Affiliates, American Express Company and its Affiliates and any other credit, debit or payment card network in which the Company or any Company Subsidiary is registered at any time by a member or participant where the use of cards bearing the brand or service mark of such associations or networks gives rise to transactions processed as a part of the Business.

“Chargeback” means a disputed charge by a holder of a Card or rejected charge form or other evidence of a purchase by a holder of a Card of goods and/or services from a Merchant by use of a Card that is returned unpaid by the issuing financial institution, in accordance with the Rules.

“Closing Date” means the date of the Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Board” means the Board of Directors of the Company.

“Company’s Knowledge” or “Knowledge of the Company” means, as to a particular matter, the actual knowledge of any one or more of the individuals listed on Section 1.01(a) of the Company Disclosure Schedules. The actual knowledge of the individuals listed on Section 1.01(a) of the Company Disclosure Schedules shall also extend to each of the Company Subsidiaries.

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“Company Material Adverse Effect” means any fact, circumstance, event, condition, change, development, occurrence or effect (each, an “Effect”) that, individually or in combination with any other Effect, (i) has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole or (ii) would prevent the Company from consummating the Transactions; provided, however, that no Effect shall constitute or contribute to a Company Material Adverse Effect to the extent that such Effect arises out of, or results directly or indirectly from, and none of the following will be taken into account in determining whether a Company Material Adverse Effect has occurred or is continuing: (A) general economic, business or regulatory conditions in the United States or elsewhere in the world; (B) credit, debt, financial or capital markets, interest or exchange rates or commodity prices, in each case, in the United States or elsewhere in the world; (C) conditions generally affecting the industry in which the Company and the Company Subsidiaries operate; (D) any national or international political conditions, any military conflict, declared or undeclared war, armed hostilities, acts of foreign or domestic terrorism or civil disobedience; (E) any hurricane, flood, tornado, earthquake or other natural disaster or pandemic; (F) changes or proposed changes in any Applicable Law or GAAP (or interpretation thereof); (G) any failure by the Company or any of the Company Subsidiaries to meet any internal or external projections, estimates, expectations, earnings predictions or forecasts for any period, or to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations for any period (but excluding, in each case, the underlying causes of such failure unless such underlying causes would otherwise be excepted from this definition); (H) changes in the trading volume or trading price of the Company Common Stock or the Company’s credit rating (but excluding, in each case, the underlying causes of such failure unless such underlying causes would otherwise be excepted from this definition), if any; (I) the public announcement, performance or pendency of this Agreement, the Offer or the anticipated consummation of the Offer or the Merger (including the identity of Parent as the acquirer of the Company), including the impact thereof on relationships, contractual or otherwise, with officers, employees, customers, suppliers, distributors, vendors, licensors, licensees, lenders or Governmental Authorities or governmental officials; (J) any action required to be taken by the Company or any of the Company Subsidiaries pursuant to this Agreement or to which Parent has consented or the failure to take any action by the Company or any of the Company Subsidiaries if that action is prohibited by this Agreement and Parent has refused, after a request from the Company, to consent or provide a waiver in a timely manner to permit such action to be taken; or (K) any matter or information set forth on the Company Disclosure Schedules; or (L) any Stockholder Litigation; provided, further, that any Effect referred to in clause (A), (B), (C), (D) or (E) above may constitute, and be taken into account in determining the occurrence of, a Company Material Adverse Effect if and only to the extent that such change or event has a materially disproportionate adverse impact on the Company and the Company Subsidiaries, taken as a whole, as compared to the other companies that operate in the industry in which the Company and the Company Subsidiaries operate.

“Company Option” means an option to acquire Shares granted pursuant to a Company Stock Plan.

“Company Owned IP” means all Intellectual Property owned by the Company or any of the Company Subsidiaries.

“Company Stock Plans” means (i) the Company’s Amended and Restated 2013 Stock Incentive Plan, including each amended and/or restated version of such plan, (ii) the Company’s Employee Stock Purchase Plan, including each amended and/or restated version of such plan and (iii) any other equity-based plan maintained by the Company.

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“Company Subsidiary” means each Subsidiary of the Company; provided, however, for the purposes of Section 4.07 and Section 6.01(b)(iii), “Company Subsidiary” shall not include any Subsidiary that (a) is not engaged in any commercial activity, (b) does not have assets in excess of $20,000, (c) does not have liabilities in excess of $20,000 and (d) during the twelve (12) month period prior to the date hereof, did not have revenues in excess of $20,000.

“Confidentiality Agreement” means the confidentiality agreement, dated as of August 4, 2018, between Parent and the Company.

“Contract” means any legally binding written contract, agreement or other legally binding instrument, obligation, arrangement or understanding of any kind, including any legally binding note, bond, indenture, mortgage, guarantee, undertaking, commitment, promise, option, lease, sublease, license, sublicense, joint venture, warranty or sales or purchase order.

“Copyrights” has the meaning set forth in the definition of “Intellectual Property.”

“Covered Third Parties” has the meaning set forth in the definition of “Data Compromise.”

“Data Compromise” means any material unauthorized access, unauthorized acquisition, unauthorized disclosure or theft of any data (including Sensitive Data (as defined below)) from (1) the Company or any Company Subsidiary, or (2) any third party vendor of the Company (“Covered Third Parties”) that occurs while such data (including Sensitive Data) is in possession or control of the Company, a Company Subsidiary or any Covered Third Parties (including, without limitation, data (including Sensitive Data) residing on or passing through any electronic device, network component, hardware or software of the Company, a Company Subsidiary, or any Covered Third Parties).

“Data Room” means the electronic data site established on behalf of the Company with Donnelley Financial Solutions Venue and to which Parent and its Representatives have been given access in connection with the Transactions.

“DOJ” means the U.S. Department of Justice.

“Effect” has the meaning set forth in the definition of “Company Material Adverse Effect.”

“Environmental Law” means any Applicable Law relating to (i) pollution, (ii) the protection of the environment or natural resources or (iii) Releases of or exposure to Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder.

“Financial Statements” means the Audited Financial Statements and the Unaudited Financial Statements.

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“FTC” means the U.S. Federal Trade Commission.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any U.S. or non-U.S. federal, state, provincial, local or other government, department, authority, court, tribunal, commission, regulatory body or self-regulatory body (including any securities exchange), or any political or other subdivision, department, agency or branch of any of the foregoing.

“Hazardous Substance” means any pollutant, contaminant, or toxic or hazardous substance, material or waste regulated by or the subject of liability under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any rules and regulations promulgated thereunder.

“Indebtedness” of any Person at any date means, without duplication, (a) all obligations (including any principal, premium, any accrued and unpaid interest and any prepayment fees or penalties) of such Person (i) for borrowed money, (ii) evidenced by a note, bond, debenture or similar instrument (including a purchase money obligation), (iii) for the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) under any lease or similar arrangement that would be required to be accounted for by the lessee as a capital lease in accordance with GAAP, (v) under conditional sale or other title retention agreements, (vi) arising out of interest rate and currency swap or hedge arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates and (vii) all liabilities to reimburse any bank or other Person for amounts paid under a letter of credit, surety bond, or bankers’ acceptance and (b) any guarantee by that Person of any indebtedness of others described in the preceding clause (a); provided, however, that, with respect to the Company, “Indebtedness” shall not be deemed to include any intercompany Indebtedness owing by the Company to any of its wholly owned Subsidiaries, by a wholly owned Subsidiary of the Company to the Company or by one wholly owned Subsidiary of the Company to another wholly owned Subsidiary of the Company.

“Intellectual Property” means, on a worldwide basis (i) all patents (including, without limitation, any utility patents and models, design patents and patents arising from any patent applications therefor), including, without limitation, any extensions, renewals and substitutions thereof (collectively, the “Patents”), (ii) all designs and design rights, trademarks, trade names, service marks, business names, brand names, product names, service names, logos, slogans, Internet domain names, social media handles and names, trade dress and other similar identifiers and all goodwill inherent therein or associated therewith (collectively, “Marks”), (iii) all copyrights and copyrightable works (collectively, “Copyrights”), (iv) all trade secrets and other confidential information, know how, discoveries, creations, inventions, invention disclosures, designs, developments, modifications, improvements, enhancements, derivative works, processes, methods, specifications, drawings, techniques, algorithms, formulae, software (whether in source or object code), data, data works and data rights, works of authorship, technology and other intellectual or industrial property (including, without limitation, any other related information, documentation and materials); (v) all applications to register any of the foregoing (including, without limitation, in the case of patent applications, continuations, divisionals, continuations-in-part, and re-examination and reissue applications and all registrations for any of the foregoing); (vi) all registrations of, applications for registration of, and renewals and extensions thereof, with or by any Governmental Authority in any jurisdiction; and (vii) all other intellectual property, proprietary, and industrial property rights and similar rights, including, without limitation, related to any of the foregoing.

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“IRS” means the Internal Revenue Service.

“ISO” means a registered “independent sales organization” in the business of developing and marketing merchant bank card programs, originating merchant relationships and providing merchant bank card management services.

“Liabilities” means any and all Indebtedness, liabilities, commitments or obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, liquidated or unliquidated, determined or determinable, on- or off-balance sheet, and whether arising in the past, present or future, and including those arising under any Contract, Proceeding or Order.

“Licensed Company IP Rights” means all Intellectual Property rights that are licensed to the Company or any of the Company Subsidiaries from Third Parties.

“Lien” means, with respect to any property or asset, any charge, claim, adverse interest, community property interest, pledge, hypothecation, condition, equitable interest, license, lien (statutory or other), option, security interest, mortgage, deed of trust, encumbrance, easement, encroachment, lease, sublease license, right of way, right of first refusal, right of first offer or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership, or any interest or restriction similar in substance to any of the foregoing.

“Made Available” means that, not less than one (1) calendar day prior to the execution of this Agreement, such information, document or material was (i) publicly available on the SEC EDGAR database, (ii) made available for review by Parent or Parent’s Representatives in the Data Room or (iii) otherwise provided by or on behalf of the Company to Parent or Parent’s Representatives.

“Marks” has the meaning set forth in the definition of “Intellectual Property.”

“Merchant” means any Person that accepts Cards for the payment for goods or services and for whom the Company or any Company Subsidiary provides, directly or indirectly, Acquiring services pursuant to a Merchant Agreement.

“Merchant Agreement” means, for any Merchant, a written agreement between such Merchant, on the one hand, and the Company or any Company Subsidiary, on the other, for the provision of Acquiring services.

“Nasdaq” means the Nasdaq Stock Market, including the Nasdaq Capital Market or such other Nasdaq market on which Shares are then listed.

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“NYSE” means the New York Stock Exchange.

“Order” means, with respect to any Person, any order, injunction, judgment, decision, determination, award, writ, ruling, stipulation, assessment or decree or other similar requirement of, or entered, enacted, adopted, promulgated or applied by, with or under the supervision of, a Governmental Authority or arbitrator.

“Organizational Documents” means, with respect to any Person that is not a natural person, the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, certificate of formation, operating agreement, partnership agreement, certificate of limited partnership and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments thereto or restatements thereof.

“Parent Material Adverse Effect” means any Effect that, individually or in combination with any other Effect, does or would reasonably be expected to prevent or materially delay, interfere with, impair or hinder Merger Sub or Parent from performing any of its obligations under this Agreement or consummating the Transactions.

“Patents” has the meaning set forth in the definition of “Intellectual Property.”

“Permits” means all permits, licenses, consents, franchises, approvals, privileges, immunities, authorizations, exemptions, registrations, certificates, variances and similar rights obtained from a Governmental Authority.

“Permitted Liens” means (a) Liens for Taxes or governmental assessments, charges or claims of payment not yet due and delinquent, the amount or validity of which are being contested in good faith or for which adequate accruals or reserves have been established, (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business which are being contested in good faith or for which adequate accruals or reserves have been established, (c) zoning, entitlements, building codes or other land use or environmental regulations, ordinances or legal requirements imposed by any Governmental Authority, (d) any state of facts which an accurate survey or inspection of the real property owned or leased by the Company and the Company Subsidiaries would disclose and which has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (e) title exceptions disclosed by any title insurance commitment or title insurance policy for any real property owned or leased by the Company and the Company Subsidiaries issued by a title company and delivered or otherwise made available to Parent, (f) statutory Liens in favor of lessors arising in connection with any property leased to the Company and the Company Subsidiaries, (g) Liens that are disclosed on the Audited Balance Sheet or notes thereto (or securing liabilities reflected on such Audited Balance Sheet), (h) all non-exclusive licenses of Intellectual Property in the ordinary course of business or (i) Liens that, individually or in the aggregate, would not be reasonably expected to materially detract from the value of any of the property, rights, or assets of the business of the Company or any of the Company Subsidiaries or materially interfere with the use thereof as currently used by the Company or the Company Subsidiaries.

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“Person” means any individual, general or limited partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated organization, joint venture, firm, association or other entity or organization (whether or not a legal entity), including any Governmental Authority (or any department, agency or political subdivision thereof).

“Personal Information” means any information that identifies an individual (including, without limitation, any employee, customer, prospective customer or other third parties that are individuals) who has provided information to the Company or any Company Subsidiary in connection with the conduct of the Business.

“Proceeding” means any actual or, to the Company’s Knowledge, threatened suit (whether civil, criminal, administrative or judicial), claim, action, litigation, arbitration, mediation, proceeding (including any civil, criminal, administrative or appellate proceeding), hearing, audit, criminal prosecution or SEC “Wells” process or investigation (but, in respect of the Company or any Company Subsidiary, only to the extent that the Company has been notified in writing by the investigating Governmental Authority of such investigation) in each case commenced, brought, conducted or heard by or before any court or other Governmental Authority or any mediator, arbitrator or arbitration panel.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata).

“Representatives” means, with respect to any Person, the directors, authorized officers, financial advisors, attorneys, accountants, consultants, agents and other authorized representatives and advisors of such Person.

“Rules” means the applicable bylaws, rules, regulations, documentation and manuals promulgated or adopted by the Card Networks, as may be amended or supplemented from time to time.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules promulgated thereunder.

“Sensitive Data” means information that is or must be protected against unauthorized access or disclosure, for which safeguards are required under Applicable Law, applicable privacy policies of the Company and the Company Subsidiaries, and applicable industry standards (including, without limitation, “Cardholder Data” and “Sensitive Authentication Data” as defined in the Payment Card Industry Data Security Standard).

“Series A Certificate of Designation” means the Certificate of Designation of Series A Preferred Stock, as amended.

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“Series A Liquidation Value” means the Liquidation Value (as such term is defined in the Series A Certificate of Designation) per share of the Series A Preferred Stock.

“Series A Preferred Stock” means Series A Convertible Preferred Stock of the Company, par value $0.001 per share.

“Series A-1 Certificate of Designation” means the Certificate of Designation of Series A-1 Preferred Stock.

“Series A-1 Liquidation Value” means the Liquidation Value (as such term is defined in the Series A-1 Certificate of Designation) per share of the Series A-1 Preferred Stock.

“Series A-1 Preferred Stock” means Series A-1 Convertible Preferred Stock of the Company, par value $0.001 per share.

“Series A-2 Certificate of Designation” means the Certificate of Designation of Series A-2 Preferred Stock.

“Series A-2 Liquidation Value” means the Liquidation Value (as such term is defined in the Series A-2 Certificate of Designation) per share of the Series A Preferred Stock.

“Series A-2 Preferred Stock” means Series A-2 Convertible Preferred Stock of the Company, par value $0.001 per share.

“Software” means all software, firmware, middleware, and other computer programs and code (in source code, object code, and any other format) however fixed, and related databases, instructions, and documentation.

“Special Committee” means a special committee of the Company Board comprised of independent members of the Company Board not affiliated with the owners of Preferred Shares.

“Stockholder Litigation” means any claim or Proceeding (including any class action or derivative litigation) relating directly or indirectly to this Agreement, the Merger, the Offer or the other Transactions, including disclosures made under securities laws and regulations related thereto.

“Subsidiary” means, with respect to any Person, any other Person with respect to which such first Person (alone or in combination with any of such first Person’s other Subsidiaries) owns (i) capital stock or other equity interests having the ordinary voting power to elect a majority of the board of directors or other governing body of such Person or (ii) if no such governing body exists, a majority of the outstanding voting securities of such Person.

“Superior Proposal” means an Acquisition Proposal (provided, that for this purpose the reference to “fifteen percent (15%)” in the definition of Acquisition Transaction shall be deemed to be a reference to “fifty percent (50%)”) made by a Third Party that the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and financial advisor, and considering such factors as the Company Board deem to be appropriate (including the conditionality (including with respect to financing) and the timing and likelihood of consummation of such proposal), is on terms that are more favorable to the stockholders of the Company than the Transactions (including after giving effect to the Proposed Changed Terms, if such terms are proposed by Parent in accordance with Section 6.02(e)).

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“Systems” means Software, servers, sites, circuits, networks, interfaces, platforms, computers, hardware, databases, cable, networking, call centers, data centers, equipment and all other technology or infrastructure assets or services.

“Tax” means any federal, state, local or non-U.S. income, franchise, profits, gross receipts, transfer, excise, property, sales, use, value-added, ad valorem, capital stock, employment, unemployment, payroll, withholding, severance, occupation, custom duties, stamp, alternative, environmental, or other taxes of any kind whatsoever (including any interest, penalty, or addition thereto).

“Tax Return” means any report, return, document, declaration, information return, statement or claim for refund relating to Taxes (including any amendments thereto and including any schedule or statement thereto).

“Taxing Authority” means, with respect to any Tax, any Governmental Authority that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Authority.

“Termination Fee” means an amount equal $6,187,500.

“Third Party” means any Person or “group” (as defined under Section 13(d) of the Exchange Act) of Persons, other than Parent, the Company or any of their respective Affiliates or Representatives.

“Unaudited Balance Sheet” means the unaudited consolidated balance sheets of the Company as of June 30, 2018.

“Unaudited Financial Statements” means the unaudited consolidated financial statements of the Company consisting of the Unaudited Balance Sheet and all of the related consolidated statements of operations, cash flows and changes in stockholders’ equity (deficit) of the Company for the six (6) months ended June 30, 2018 (including any related notes thereto).

(b)           Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

Agreement	Preamble
Alternative Acquisition Agreement	6.02(c)
AML Program	4.24
Anti-Takeover Statute	4.31
Board Recommendation	4.03(b)
Capitalization Date	4.06(a)
Certificate of Merger	2.04(a)
Certificates	2.06(a)

12

Term	Section

Change in Recommendation	6.02(c)
Closing	2.03
COBRA	4.17(g)
Company	Preamble
Company 401(k) Plan	6.06(a)
Company Common Stock	Recitals
Company Disclosure Schedules	Article 4
Company Employee Plan	4.17(a)
Company Employees	4.18(a)
Company Option Grant Date	4.17(k)
Company Option Payment	2.08(a)
Company Preferred Stock	4.06(a)
Company-Related Parties	9.04(g)
Company SEC Documents	4.08(a)
Company Securities	4.06(c)
Company Share Offer	Recitals
Company Share Offer Price	Recitals
Company Subsidiary Securities	4.07(c)
Confidential Information	4.21(i)
Continuing Employees	6.06(a)
Current Premium	6.09(a)
D&O Indemnification Agreement	6.09(b)
DGCL	Recitals
Dissenting Shares	2.07(a)
Divestiture Action	6.10(c)
EDGAR	Article 4
Effective Time	2.04(b)
Employee Agent	4.21(i)
Employee Stock Purchase Plan	2.08(b)
End Date	8.01(b)(i)
Freeze Date	6.19
Governing Document Indemnification Provisions	6.09(b)
Governmental Consents	6.10(a)
Incentive Plan	2.08(c)
Indemnified Party	6.09(b)
Intentional and Knowing Breach	8.02
Lease Agreement	4.22(b)
Material Contracts	4.15(a)
Material Lease Agreement	4.22(b)
Merchant Standards	4.23(c)
Merger	Recitals
Merger Agreement	Exhibit A
Merger Consideration	2.05(a)

13

Term	Section

Merger Sub	Preamble
Minimum Tender Condition	Exhibit A
Offer	Recitals
Offer Conditions	2.01(b)
Offer Documents	2.01(f)
Offer Expiration Time	2.01(c)
Offer Prices	Recitals
Owned Marks	4.21(b)
Owned Software	4.28(a)
Parent	Preamble
Parent Benefit Plans	6.06(a)
Parent Disclosure Schedules	Article 5
Paying Agent	2.06(a)
Payment Fund	2.06(a)
Pre-Closing Period	6.01(a)
Preferred Shares	Recitals
Principal Members	4.14(d)
Principal Stockholders	Recitals
Proposed Changed Terms	6.02(e)(ii)
Regulatory Law	6.10(f)
Schedule 14D-9	2.02(a)
Series A Offer	Recitals
Series A Offer Price	Recitals
Series A Preferred Share	Recitals
Series A-1 Offer	Recitals
Series A-1 Offer Price	Recitals
Series A-1 Preferred Share	Recitals
Series A-2 Offer	Recitals
Series A-2 Offer Price	Recitals
Series A-2 Preferred Share	Recitals
Share	Recitals
Software Product	4.28(b)
Stockholder List Date	2.02(b)
Superior Proposal Notice	6.02(e)
Surviving Corporation	2.04(c)
Tax Sharing Agreements	4.16(e)
Tender Agreements	Recitals
Termination Condition	Exhibit A
Third Party Off-The-Shelf Software	4.21(d)
Top Bank Referral Partners	4.23(a)
Top ISO Referral Partners	4.23(a)
Top Merchants	4.23(a)
Top Non-ISO Referral Partners	4.23(a)
Top Vendors	4.23(a)

14

Term	Section

Transactions	Recitals
WARN Act	4.18(b)
Warrant	2.09

Section 1.02.         Other Definitional and Interpretative Provisions. The words “hereof,” “herein,” “hereto” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified, and references to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References (i) to “$” and “dollars” are to the currency of the United States, (ii) from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively and (iii) to “days” shall be calendar days unless otherwise indicated. The word “or” is disjunctive but not necessarily exclusive. The phrase “ordinary course of business” is deemed to be followed by “consistent with past practice” whether or not so stated.

ARTICLE 2
THE OFFER AND THE MERGER

Section 2.01.         The Offer.

(a)           Commencement of the Offer. Provided that this Agreement shall not have been terminated in accordance with Section 8.01, as promptly as practicable but in no event later than ten (10) Business Days after the date of this Agreement, Merger Sub shall, and Parent shall cause Merger Sub to, commence (within the meaning of Rule 14d-2 promulgated by the SEC under the Exchange Act) the Offer.

(b)           Terms and Conditions of the Offer. The obligations of Merger Sub to, and of Parent to cause Merger Sub to, accept for payment, and pay for, any Shares or Preferred Shares validly tendered and not validly withdrawn pursuant to the Offer are and shall be subject to the conditions set forth in Exhibit A (the “Offer Conditions”). Merger Sub reserves the right in its sole discretion (but is not obligated to) at any time and from time to time in its discretion to waive any Offer Condition or modify the terms of the Offer, except that, without the prior written consent of the Company, Merger Sub shall not (A) reduce the number of Shares or Preferred Shares subject to the Offer, (B) reduce the Company Share Offer Price, the Series A Offer Price, the Series A-1 Offer Price or the Series A-2 Offer Price, (C) modify or waive the Minimum Tender Condition or the Termination Condition, (D) add to the Offer Conditions or otherwise modify or waive any term of the Offer in a manner adverse to the Company or the holders of Shares or Preferred Shares, (E) extend the Offer (except as required or permitted by the other provisions of this Section 2.01), (F) change the form of consideration payable in the Offer or (G) provide for a “subsequent offering period” (or any extension thereof) in accordance with Rule 14d-11 under the Exchange Act and, without the prior written consent of the holders of the majority of the issued and outstanding Series A Preferred Shares, neither the Series A-1 Offer Price nor the Series A-2 Offer Price may be increased (other than in accordance with the definitions thereof).

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(c)           Expiration and Extension of the Offer. The expiration date and time for the Offer, as the same may be extended from time to time in accordance with this Agreement, is referred to as the “Offer Expiration Time.” The initial Offer Expiration Time shall be 11:59 p.m. (Philadelphia, Pennsylvania time) no later than the twentieth (20th) Business Day following (and including the day of) commencement of the Offer (determined pursuant to Exchange Act Rule 14d-1(g)(3)). Merger Sub may extend the Offer Expiration Time at any time with the Company’s written consent. Merger Sub may (in its sole discretion), without the Company’s consent, (i) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof or Nasdaq or NYSE applicable to the Offer (including in order to comply with Exchange Act Rule 14e-1(b) in respect of any change in the Offer Prices) or (ii) if, as of any Offer Expiration Time, any Offer Condition is not satisfied and has not been waived, extend the Offer on one or more occasions in consecutive increments of up to ten (10) Business Days each (or such longer period as the parties hereto may agree), until such time as all Offer Conditions are satisfied or waived; provided, however, that, without the Company’s written consent, Merger Sub shall not extend the Offer beyond the earlier of the End Date and the termination of this Agreement. Without limiting the rights of the parties to terminate this Agreement pursuant to and in accordance with Article 8, if, as of any Offer Expiration Time, any Offer Condition is not satisfied and has not been waived by Merger Sub in accordance with this Agreement, Merger Sub shall, at the written request of the Company, extend the Offer Expiration Time on one or more occasions in consecutive increments of up to ten (10) Business Days each (or such longer period as the parties hereto may agree), until such time as all Offer Conditions are satisfied or waived; provided, however, that Merger Sub shall not be required to extend the Offer beyond the earlier of the End Date and the termination of this Agreement; provided, further, that, if the Minimum Tender Condition is the sole then unsatisfied Offer Condition as of any Offer Expiration Time, so long as the Minimum Tender Condition remains as the sole unsatisfied Offer Condition, Merger Sub shall only be required to extend the Offer Expiration Time for additional periods not to exceed an aggregate of sixty (60) Business Days.

(d)           Consummation of the Offer; Payment. On the terms and subject to the conditions of the Offer and this Agreement, Merger Sub shall (and Parent shall cause Merger Sub to) consummate the Offer and thereafter pay for all Shares and Preferred Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the Offer Expiration Time and, in any event, no more than three (3) Business Days after the consummation of the Offer. Parent shall provide or cause to be provided to Merger Sub on a timely basis the funds necessary to purchase any Shares or Preferred Shares that Merger Sub becomes obligated to purchase pursuant to the Offer. The Offer Prices shall, subject to any required withholding of Taxes, be net to the seller in cash without interest, upon the terms and subject to the conditions of the Offer.

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(e)           Termination of the Offer. Other than in connection with the expiration of the Offer in accordance with the terms hereof or a valid termination of this Agreement pursuant to Article 8, Merger Sub shall not terminate or withdraw the Offer without the prior written consent of the Company. In the event that this Agreement is terminated pursuant to Article 8, prior to any scheduled expiration thereof, Merger Sub shall, and Parent shall cause Merger Sub to, promptly (and in any event within two (2) Business Days of such termination), irrevocably and unconditionally terminate the Offer. If the Offer is terminated or withdrawn by Merger Sub, Merger Sub shall promptly return, and shall cause any depository acting on behalf of Merger Sub to return, all tendered Shares to the registered holders thereof in accordance with Applicable Law.

(f)           Offer Documents. On the date of commencement of the Offer (determined pursuant to Exchange Act Rule 14d-2), Parent and Merger Sub shall file with the SEC, in accordance with Exchange Act Rule 14d-3, a Tender Offer Statement on Schedule TO with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal, summary advertisement, notice of guaranteed delivery and other ancillary offer documents pursuant to which the Offer will be made (such Schedule TO and documents, together with any supplements or amendments thereto, the “Offer Documents”). The Company shall promptly furnish Parent and Merger Sub all information concerning the Company as reasonably requested by Parent and Merger Sub for inclusion in the Offer Documents. Each of Parent, Merger Sub and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Parent and Merger Sub shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and disseminated to the holders of Shares and Preferred Shares, in each case as and to the extent required by Applicable Law. Parent shall (A) give the Company reasonable opportunity to review and comment upon the Offer Documents and any amendments and supplements thereto prior to filing such documents with the SEC or dissemination of such documents to the stockholders of the Company, (B) give reasonable and good faith consideration to any comments made by the Company, (C) promptly provide the Company in writing any comments Parent or Merger Sub may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments (and shall give the Company prompt telephonic notice of any material discussions with the SEC staff), (D) provide the Company a reasonable opportunity to review and comment upon the responses to any such comments and a copy of any proposed written responses thereto prior to the filing thereof and (E) give reasonable and good faith consideration to any comments made by the Company on any such responses. The Company hereby consents to the inclusion in the Offer Documents of a description of the Board Recommendation as it may be amended or modified, until but not after it is withdrawn, in each case as permitted by this Agreement, and to the inclusion of a copy of the Schedule 14D-9 with the Offer Documents disseminated to the holders of the Shares and Preferred Shares.

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(g)           Guaranteed Delivery. For purposes of this Agreement and the Offer, unless mutually agreed by Parent and the Company, any Shares or Preferred Shares subject to notices of guaranteed delivery shall be deemed not to be validly tendered into the Offer (including for purposes of determining whether the Minimum Tender Condition has been satisfied) unless and until the Shares or Preferred Shares underlying such notices of guaranteed delivery are delivered to or on behalf of Merger Sub.

Section 2.02.         Company Actions.

(a)           Schedule 14D-9. On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended from time to time, the “Schedule 14D-9”) including the Board Recommendation (subject to the Board Recommendation not having been withdrawn or modified) and shall (i) disseminate the Schedule 14D-9 to holders of Shares and Preferred Shares and (ii) set the Stockholder List Date as of the record date for purposes of receiving the notice required by Section 262(d)(2) of the DGCL. Parent and Merger Sub shall promptly furnish to the Company all information concerning Parent and Merger Sub required by Applicable Law to be set forth in the Schedule 14D-9 and provide such other assistance with the preparation of the Schedule 14D-9 as may be reasonably requested by the Company. Unless or until there has been a Change in Recommendation, (i) Parent shall be given reasonable opportunity to review and comment upon the Schedule 14D-9 and any amendments and supplements thereto prior to filing such documents with the SEC or dissemination of such documents to the stockholders of the Company and the Company shall give reasonable and good faith consideration to any comments made by Parent and (ii) the Company shall (A) promptly provide Parent in writing any comments the Company may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments (and shall give Parent prompt telephonic notice of any material discussions with the SEC staff), (B) provide Parent a reasonable opportunity to review and comment upon the responses to any such comments and a copy of any proposed written responses thereto prior to the filing thereof and (C) give reasonable and good faith consideration to any comments made by Parent on any such responses. Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the holders of Shares, in each case as and to the extent required by Applicable Law.

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(b)           Stockholder Lists. Unless or until there has been a Change in Recommendation in connection with the Offer, the Company shall instruct its transfer agent to furnish Merger Sub promptly (and in any event within four (4) Business Days after the date of this Agreement) with mailing labels containing the names and addresses of the record holders of Shares and the Preferred Shares as of the most recent practicable date and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings, computer files and all other information in the Company’s possession or control containing information about the beneficial owners of the Shares and the Preferred Shares as may be reasonably requested by Merger Sub for the purpose of communicating the Offer to such beneficial owners in accordance with Applicable Law, and shall furnish to Merger Sub such information and assistance (including updated lists of stockholders, security position listings and computer files) as Parent may reasonably request for the purpose of communicating the Offer to the holders of Shares and Preferred Shares in accordance with Applicable Law (the date of the list used to determine the Persons to whom the Offer Documents and the Schedule 14D-9 are first disseminated, the “Stockholder List Date”). Subject to Applicable Law, and except for such steps as are necessary to communicate the Offer to the holders of Shares and Preferred Shares, Parent and Merger Sub and their Representatives (i) shall hold in confidence such lists, files and information and will use such information only in connection with the Offer and the Merger and (ii) following the termination of this Agreement, shall promptly either deliver to the Company or destroy, and shall cause their Representatives to deliver to the Company or destroy, all copies and any extracts or summaries of such information then in their possession or control and notify the Company that all such material has been so returned or destroyed.

Section 2.03.         The Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place at 9:00 a.m., Eastern time, as promptly as practicable following the satisfaction or, to the extent permitted hereunder, waiver of all conditions set forth in Article 7 including for the avoidance of doubt the satisfaction of the conditions set forth on Exhibit A (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time and/or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Dechert LLP, Cira Centre, 2929 Arch Street, Philadelphia, Pennsylvania, or remotely via the exchange of documents and signatures in “.pdf” format, unless another place is agreed to in writing by the parties hereto.

Section 2.04.         The Merger.

(a)           Effecting the Merger. As soon as practicable after the satisfaction or waiver of the conditions set forth in Article 7 including for the avoidance of doubt the satisfaction of the conditions set forth on Exhibit A (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions), the parties shall cause the Merger to be consummated pursuant to Section 251(h) of the DGCL by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by and executed in accordance with the relevant provisions of the DGCL.

(b)           Effective Time. The Merger shall become effective on such date and at such time as when the Certificate of Merger has been received for filing by the Secretary of State of the State of Delaware or at such later time and date as may be agreed by the parties hereto in writing and specified in the Certificate of Merger (the “Effective Time”).

(c)           Surviving Corporation. At the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the DGCL, whereupon the separate existence of Merger Sub shall cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”), and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger.

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(d)          Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the DGCL, this Agreement and the Certificate of Merger.

Section 2.05.         Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, the stockholders thereof or any other Person:

(a)           except as otherwise provided in Section 2.05(b), Section 2.07 or Section 2.08, each Share outstanding immediately prior to the Effective Time shall be cancelled and converted into the right to receive the Company Share Offer Price without interest (the “Merger Consideration”);

(b)           each Share and Preferred Share owned by Parent, Merger Sub or the Company (including Shares and Preferred Shares held by the Company as treasury stock) or held by any Subsidiary thereof immediately prior to the Effective Time shall be cancelled and cease to exist, and no payment shall be made with respect thereto, and each holder of a Certificate representing any such Shares shall cease to have any rights with respect thereto;

(c)           except as otherwise provided in Section 2.05(b), Section 2.07 or Section 2.08, each Series A Preferred Share outstanding immediately prior to the Effective Time shall be cancelled and converted into the right to receive an amount in cash equal to the Series A Offer Price without interest;

(d)           except as otherwise provided in Section 2.05(b), Section 2.07 or Section 2.08, each Series A-1 Preferred Share outstanding immediately prior to the Effective Time shall be cancelled and converted into the right to receive an amount in cash equal to the Series A-1 Offer Price without interest;

(e)           except as otherwise provided in Section 2.05(b), Section 2.07 or Section 2.08, each Series A-2 Preferred Share outstanding immediately prior to the Effective Time shall be cancelled and converted into the right to receive an amount in cash equal to the Series A-2 Offer Price without interest; and

(f)           each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one fully paid, nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation, which shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

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Section 2.06.         Surrender and Payment.

(a)           Paying Agent and Payment Fund. At least one (1) Business Day prior to the Effective Time, Parent shall appoint and enter into an exchange agreement with a nationally-recognized paying agent reasonably acceptable to the Company (the “Paying Agent”) for the purpose of exchanging for the Merger Consideration, the Series A Offer Price, the Series A-1 Offer Price or the Series A-2 Offer Price for certificates representing Shares, Series A Preferred Shares, Series A-1 Preferred Shares and Series A-2 Preferred Shares, respectively (the “Certificates”; provided, however, that any references herein to “Certificates” are deemed to include references to effective affidavits of loss in accordance to Section 2.13 or to book-entry account statements relating to the ownership of Shares). Prior to the Effective Time, Parent shall have deposited with the Paying Agent the aggregate Merger Consideration, the Series A Offer Price, the Series A-1 Offer Price and the Series A-2 Offer Price to be held in trust for the benefit of the holders entitled to receive the Merger Consideration, Series A Offer Price, Series A-1 Offer Price or Series A-2 Offer Price, as applicable, and paid in respect of the Certificates (the “Payment Fund”). To the extent the amount of the Payment Fund is below the level required to make prompt payment of the aggregate Merger Consideration for Shares converted into the right to receive such Merger Consideration pursuant to Section 2.05, Parent and the Surviving Corporation shall promptly replace or restore the lost portion of such fund so as to ensure that it is, at all times, maintained at a level sufficient to make such payments. Any investment of the Payment Fund shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available). No such investment or loss thereon shall affect the amounts payable to the former holder of Shares or Preferred Shares pursuant to this Article 2. Promptly after the Effective Time and in any event no later than the third (3rd) Business Day after the Effective Time, Parent shall send, or shall cause the Paying Agent to send, to each record holder of Shares or Preferred Shares at the Effective Time, in each case whose Shares were converted into the right to receive the Merger Consideration, the Series A Offer Price, the Series A-1 Offer Price or the Series A-2 Offer Price pursuant to Section 2.05, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery or transfer of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company agree prior to the consummation of the Offer) for use in such payment.

(b)           Surrender of Shares. Each holder of Shares that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of the Shares represented by a Certificate and each holder of Preferred Shares that have been converted into the right to receive the Series A Offer Price, the Series A-1 Offer Price or the Series A-2 Offer Price, promptly upon (i) surrender to the Paying Agent of a Certificate, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Paying Agent, or (ii) receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of a book-entry transfer of Shares or Preferred Shares. Until so surrendered or transferred, each such Certificate shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration or the Series A Offer Price, Series A-1 Offer Price or the Series A-2 Offer Price, as applicable. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of such Certificate. The foregoing payments shall be made via check or wire transfer of immediately available funds.

(c)           Unregistered Transferees. If any portion of the Merger Consideration, the Series A Offer Price, the Series A-1 Offer Price or the Series A-2 Offer Price is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and (ii) the Person requesting such payment shall pay to the Paying Agent any transfer tax required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Paying Agent that such transfer tax has been paid or is not payable.

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(d)           No Other Rights. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares or Preferred Shares on the records of the Company. From and after the Effective Time, the holders of Certificates and book-entry shares that represented ownership of Shares or Preferred Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares or Preferred Shares except as otherwise provided for herein or by Applicable Law. If, after the Effective Time, any Certificate is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, the holder of such Certificates shall be given a copy of a letter of transmittal and instructed to comply with the instructions therein in order to receive the Merger Consideration, the Series A Offer Price, the Series A-1 Offer Price or the Series A-2 Offer Price, as applicable, to which such holder is entitled pursuant to the Merger.

(e)           Termination of the Payment Fund. Any portion of the Payment Fund that remains unclaimed by the holders of Shares or Preferred Shares twelve (12) months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any such holder who has not exchanged Shares for the Merger Consideration or Preferred Shares for the Series A Offer Price, the Series A-1 Offer Price or Series A-2 Offer Price, as applicable, in accordance with this Section 2.06 prior to that time shall thereafter look only to the Surviving Corporation as general creditors thereof for payment of the Merger Consideration, the Series A Offer Price, the Series A-1 Offer Price or the Series A-2 Offer Price, as applicable.

Section 2.07.         Dissenting Shares.

(a)           Notwithstanding Section 2.05 or any other provision of this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time (other than Shares cancelled in accordance with Section 2.05(b)) and held by a holder who is entitled to appraisal and who has properly exercised appraisal rights for such Shares in accordance with Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into a right to receive the Merger Consideration but instead shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL, or if a court of competent jurisdiction determines that such holder is not entitled to the relief provided by Section 262 of the DGCL, such Shares shall immediately cease to be Dissenting Shares and shall be treated as if they had been Shares converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.05(a), without interest thereon, upon surrender of such Certificate formerly representing such Shares. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of Shares, any withdrawal of any such demand and any other demand, notice and/or instrument delivered to the Company prior to the Effective Time pursuant to Section 262 of the DGCL that relates to such demand, and Parent shall have the opportunity and right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not voluntarily make any payment with respect to, or offer to settle or settle, any such demands.

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Section 2.08.         Treatment of Equity Awards; Company Stock Plans.

(a)           Treatment of Company Options. Immediately prior to the Effective Time, each outstanding Company Option that is unvested shall become fully vested, and each Company Option that is then outstanding shall, automatically and without any action required on the part of the holder thereof, be cancelled in exchange for the right of the holder thereof to receive (without interest) an amount in cash, equal to the product of (x) the total number of Shares underlying the Company Option immediately prior to the Effective Time multiplied by (y) the excess, if any, of the Merger Consideration over the per-share exercise price of such Company Option (the “Company Option Payment”), less applicable Tax withholdings; provided, that each Company Option with a per-share exercise price equal to or greater than the Merger Consideration shall be canceled with no payment due the holder thereof. The Company Option Payment shall be paid to the applicable recipient as promptly as practicable (and in any event within three (3) Business Days) following the Effective Time. Any Company Option Payment shall be made through the regular payroll procedures.

(b)           Employee Stock Purchase Plan. The Company shall take all actions necessary to ensure that (i) no offering period under the Company’s 2015 Employee Stock Purchase Plan (the “Employee Stock Purchase Plan”) shall be commenced on or after the date of this Agreement, (ii) no new participants may join the offering period in existence under the Employee Stock Purchase Plan on or after the date of this Agreement and (iii) no participant may increase the amount of his or her salary deferrals with respect to such offering period. In the event that the offering period under the Employee Stock Purchase Plan in effect as of the date of this Agreement has not ended on the date immediately preceding the Effective Time, then the Employee Stock Purchase Plan and such offering period shall be terminated as of the day immediately preceding the Effective Time, and all participant contributions then in the Employee Stock Purchase Plan shall be used to purchase Shares on such date in accordance with the terms of the Employee Stock Purchase Plan as if such date was the last day of such offering period. As of the Effective Time, all Shares so purchased under the Employee Stock Purchase Plan shall be treated identically to all other Shares with respect to the payment of the Merger Consideration as set forth in Article 2. Effective no later than the day immediately preceding the Closing Date, the Company shall have taken corporate action to terminate the Employee Stock Purchase Plan. The Company will provide Parent with evidence that such action has been taken to terminate the Employee Stock Purchase Plan, effective as of no later than the day immediately preceding the Closing Date, pursuant to resolutions of the Company Board.

(c)           Termination of the Company’s Amended and Restated 2013 Stock Incentive Plan. Except as otherwise agreed to by the parties in writing, (i) the Company’s Amended and Restated 2013 Stock Incentive Plan (including each amended and/or restated version of such plan, the “Incentive Plan”) shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or its Subsidiaries thereof shall be cancelled as of the Effective Time and (ii) the Company shall ensure that following the Effective Time no participant in the Incentive Plan or other plans, programs or arrangements shall have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation or any Subsidiary thereof.

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(d)           Corporate Actions. Prior to the Effective Time, the Company shall take any actions which are reasonably necessary to effectuate the provisions of Section 2.08(a), Section 2.08(b) and Section 2.08(c), it being understood and agreed that from and after the Effective Time, no Company Option holder shall have any right with respect to any Company Options other than to receive the payment, if any, provided for in this Section 2.08. No later than the Effective Time, Parent shall provide to the Surviving Corporation all funds necessary to fulfill the obligations under this Section 2.08.

Section 2.09.         Treatment of Warrants. At the Effective Time, each warrant to purchase Shares or Preferred Shares (each, a “Warrant”) that remains unexercised and outstanding prior to the Closing, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and in full consideration of such cancellation, will be converted into and thereafter evidence the right to receive, without interest, an amount in cash equal to the product of (a) the aggregate number of Shares or Preferred Shares underlying such Warrant, multiplied by (b) the excess, if any, of the Offer Price over the per Share or Preferred Share exercise price under such Warrant. Section 2.09 of the Company Disclosure Schedules set forth, as of the close of business on the Capitalization Date, (i) each Warrant, (ii) the number of Shares or Preferred Shares issuable thereunder, (iii) the expiration date, (iv) the exercise price or strike price (if any) relating thereto, (v) the grant date and (vi) the applicable vesting schedule, the amount vested and outstanding and the amount unvested and outstanding. For the avoidance of doubt, if the per share exercise price under any Warrant is equal to or greater than the Offer Price, such Warrant will be cancelled as of the Effective Time without payment therefor and will have no further force or effect.

Section 2.10.         Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur (other than the issuance of Shares in connection with the exercise or settlement of Company Options, the issuance of Shares under the Employee Stock Purchase Plan with respect to the offering period in effect on the date of this Agreement (or the prior offering period) or other issuances permitted by this Agreement), including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, all references herein to specified numbers of shares affected thereby, and any calculations that are based upon such numbers of shares affected thereby, including the Offer Price, the Merger Consideration and any other amounts payable pursuant to this Agreement, shall be appropriately adjusted.

Section 2.11.         Withholding Rights. Each of Parent, Merger Sub, the Surviving Corporation (or any of its Subsidiaries) and the Paying Agent shall be entitled to deduct and withhold Taxes from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold from such payment under any provision of any applicable Tax law. To the extent that amounts are so deducted and withheld by Parent, Merger Sub, the Surviving Corporation (or one of its Subsidiaries) or the Paying Agent, as the case may be, and paid to the appropriate Taxing Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which Parent, Merger Sub, the Surviving Corporation (or its applicable Subsidiary) or the Paying Agent, as the case may be, made such deduction and withholding.

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Section 2.12.         No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash from the Payment Fund delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Applicable Law. If any Certificate shall not have been surrendered immediately prior to such date on which any amounts payable pursuant to this Article 2 would otherwise escheat to or become the property of any Governmental Authority, any such amounts shall, to the extent permitted by Applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

Section 2.13.         Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the delivery to Parent and the Paying Agent of a written indemnity agreement in form and substance reasonably acceptable to Parent and the Paying Agent and, if reasonably required by Parent, the posting by such Person of a bond, in such customary amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration, Series A Offer Price, Series A-1 Offer Price and Series A-2 Offer Price to be paid in respect of the Shares, as applicable, formerly represented by such Certificate, as contemplated under this Article 2.

Section 2.14.         Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Shares shall thereafter be made.

Section 2.15.         Payment of Indebtedness and Transaction Expenses. At the Effective Time, Parent and Merger Sub shall cause (i) all outstanding Indebtedness of the Company and the Company Subsidiaries listed on Section 2.15 of the Company Disclosure Schedules to be paid off and/or terminated and (ii) all transaction expenses of the Company to be paid in full (which, for the avoidance of doubt, shall not be duplicative of any amounts paid pursuant to Section 2.15(i)).

ARTICLE 3
THE SURVIVING CORPORATION

Section 3.01.         Certificate of Incorporation. At the Effective Time and without any further action on the part of the Company and Merger Sub, the certificate of incorporation of Merger Sub will be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance its terms and Applicable Law; provided that this Section 3.01 shall not limit the obligations set forth in Section 6.09 (Director and Officer Liability).

Section 3.02.         Bylaws. At the Effective Time and without any further action on the part of the Company and Merger Sub, the bylaws of Merger Sub will be the bylaws of the Surviving Corporation until thereafter amended in accordance with its terms, the certificate of incorporation of the Surviving Corporation and Applicable Law; provided that this Section 3.02 shall not limit the obligations set forth in Section 6.09 (Director and Officer Liability).

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Section 3.03.         Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in the Company SEC Documents filed or furnished by the Company with or to the SEC prior to the date hereof, but only to the extent such Company SEC Document was filed after December 31, 2015 and is publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval System (“EDGAR”) (only to the extent it is reasonably apparent that any such disclosure set forth in the Company SEC Documents would qualify the representations and warranties contained herein); excluding, however, from the Company SEC Documents any risk factor disclosures, disclosures about market risk or other cautionary, predictive or forward-looking disclosures contained therein, or (b) as set forth in the Company Disclosure Schedules (each section of which qualifies the correspondingly numbered and lettered representation and warranty in this Article 4 to the extent specified therein and the representations and warranties in such other sections of this Agreement as to which the relevance of the disclosure is reasonably apparent) delivered by the Company to Parent and Merger Sub prior to the execution of this Agreement (the “Company Disclosure Schedules”), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 4.01.         Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the Applicable Law of the State of Delaware. The Company has full power and authority required to carry on its business as now conducted in all material respects. The Company is duly qualified to do business as a foreign corporation and is in good standing (to the extent a concept of “good standing” is applicable) in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.02.         Organizational Documents. The Company has Made Available correct and complete copies of the Organizational Documents of the Company as of the date of this Agreement and the Organizational Documents of the Company are in full force and effect. The Company is not in violation in any material respect of such Organizational Documents.

Section 4.03.         Corporate Authorization.

(a)           Authority and Enforceability. The Company has full power and authority to enter into this Agreement and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary action on the part of the Company other than, with respect to the Merger, the tendering of Shares representing such percentage of Shares that, absent Section 251(h) of the DGCL, would be required to adopt and approve an agreement of merger in accordance with the DGCL. The Company has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity.

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(b)           Company Board Approval and Board Recommendation. At a meeting duly called and held, prior to the execution of this Agreement, the Company Board, acting in accordance with the recommendation of the Special Committee, duly adopted resolutions (which, as of the date of this Agreement, have not been amended, rescinded, modified or withdrawn in any way) (i) approving and declaring that this Agreement, the Merger and the other Transactions are advisable, fair to and in the best interests of the stockholders of the Company and the Company, (ii) approving this Agreement and the Transactions, including the Offer and the Merger, on the terms and subject to the conditions set forth herein, (iii) determining that the Merger shall be effected as soon as practicable following the consummation of the Offer without a vote of the Company’s stockholders pursuant to Section 251(h) of the DGCL, (iv) determining to recommend that the stockholders of the Company accept the Offer and tender their Shares and Preferred Shares to Merger Sub pursuant to the Offer, and if required to consummate the Merger, that the stockholders of the Company adopt this Agreement (the “Board Recommendation”) and (v) electing to, to the extent permitted by Applicable Law, to make inapplicable all state takeover laws or similar laws, to the extent they might otherwise apply to the execution, delivery, performance or consummation of this Agreement or any of the Transactions.

Section 4.04.         Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) compliance with any applicable requirements of the HSR Act and any applicable foreign antitrust, competition, merger control or trade regulation Applicable Law, (iii) the filing with the SEC of (A) the Schedule 14D-9 and (B) any other filings and reports that may be required in connection with this Agreement and the Transactions under the Exchange Act, (iv) compliance with any applicable requirements of the Securities Act, the Exchange Act, any other applicable U.S. state or federal or foreign securities laws or stock exchange rules and (v) any actions or filings the absence of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.05.         Non-contravention. Except as set forth in Section 4.05 of the Company Disclosure Schedules, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other Transactions do not and will not (with or without notice or lapse of time or both) (i) contravene, conflict with or result in any violation or breach of any provision of the Organizational Documents of the Company, (ii) assuming compliance with the matters referred to in Section 4.04, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law or Order, (iii) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a change of control or default under, or result in termination or cancellation or give to others any right of termination, vesting, amendment, acceleration or cancellation (in each case, with or without notice or lapse of time or both) of any Material Contract or Material Lease Agreement to which the Company or any Company Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or (iv) result in the creation or imposition of any Lien (other than Permitted Liens) on any rights, property or asset of the Company or any of the Company Subsidiaries, with such exceptions, in the case of each of clauses (ii), (iii) and (iv), as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

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Section 4.06.         Capitalization.

(a)           The authorized capital stock of the Company consists of (i) 100,000,000 shares of common stock and (ii) 1,000,000 shares of preferred stock, par value $0.001 per share (the “Company Preferred Stock”). The rights and privileges of the Company Common Stock and the Company Preferred Stock are as set forth in the Company’s Certificate of Incorporation, as amended, and the Series A Certificate of Designation, the Series A-1 Certificate of Designation and the Series A-2 Certificate of Designation. At the close of business on October 18, 2018 (the “Capitalization Date”), (A) 15,524,770 Shares were outstanding and 2,200,000 Shares were held as treasury stock, (B) 133,333 shares of Series A Preferred Stock were outstanding, (C) 9,000 shares of Series A-1 Preferred Stock were outstanding, (D) zero shares of Series A-2 Preferred Stock were outstanding, (E) Company Options in respect of 2,751,248 shares were outstanding, (F) 23,998 Shares constitute the maximum number of Shares that could be issued under the current offering period in effect as of the date of this Agreement under the Employee Stock Purchase Plan (based on the amount of contributions to the Employee Stock Purchase Plan for such offering period through the payroll period ending October 12, 2018 and basing the purchase price for such offering period on the “fair market value” of such Shares on the first day of the offering period and that the offering period terminated on such date); and (G) Warrants to purchase 266,667 Shares were outstanding. There are no other classes of capital stock of the Company and no bonds, debentures, notes or other Indebtedness or securities of the Company having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which holders of capital stock of the Company may vote authorized, issued or outstanding. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any Company Stock Plan will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are (or, in the case of shares that have not yet been issued, will be) fully paid, nonassessable and free of preemptive rights. As of the date of this Agreement, (x) the aggregate Series A Liquidation Value in respect of all of the outstanding shares of Series A Preferred Stock is $79,999,800, (y) the aggregate Series A-1 Liquidation Value in respect of all of the outstanding shares of Series A-1 Preferred Stock is $5,400,000 and (z) the aggregate Series A-2 Liquidation Value in respect of all of the outstanding shares of Series A-2 Preferred Stock is $0. Since the close of business on the Capitalization Date and except as disclosed on Section 4.06(a) of the Company Disclosure Schedules, as of the date of this Agreement there has been no issuance or grant of any Shares, Preferred Shares or any other securities of the Company, other than issuances of Shares or other securities in accordance with the exercise, vesting or settlement, as applicable, of any Company Stock Plan awards outstanding as of the close of business on the Capitalization Date in accordance with the Company Stock Plan awards and disclosed on Section 4.06(a) of the Company Disclosure Schedules.

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(b)           Section 4.06(b) of the Company Disclosure Schedules sets forth, as of the close of business on the Capitalization Date, a complete and correct list of all outstanding Company Options, including the number of shares subject to such award, the name of the holder, the grant date, the vesting schedule and the expiration date thereof and the exercise price per share. No Company Option has been granted with a per share exercise price less than the fair market value of a Share on the applicable Company Option Grant Date, and the Company has not granted any Company Options that are subject to Section 409A of the Code. There is no agreement or arrangement (whether in writing or otherwise) to which the Company or any Company Subsidiary is a party or with respect to which the Company or any Company Subsidiary has or could expect to have liability (contingent or otherwise), in each case, that contains a promise or commitment to grant a Company Option or Company Options and such promise or commitment has not been satisfied by the granting of such Company Option or Company Options or need not be satisfied for failure to satisfy a condition to promise or commitment. Each grant of a Company Stock Plan award was made in all material respects in accordance with (A) the applicable Company Stock Plan, (B) all applicable securities laws, including the rules of Nasdaq, (C) the Code and (D) all other Applicable Laws. The Company has the requisite power and authority, in accordance with the applicable Company Stock Plan, the applicable award agreements and any other applicable contract, to take the actions contemplated by Section 2.05 and the treatment of Company Stock Plan awards as described in Section 2.08 will, as of the Effective Time, be binding on the holders of Company Stock Plan awards. All of the outstanding Shares have been issued or sold in all material respects in accordance with an effective registration statement filed in accordance with the federal securities laws or an appropriate exemption therefrom. No Company Subsidiary owns any securities of the Company.

(c)           Except as set forth in Section 4.06(a) of the Company Disclosure Schedule or Section 4.06(c) of the Company Disclosure Schedule as of the Capitalization Date, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or other ownership interests in the Company, (ii) securities of the Company or any Company Subsidiary convertible into or exchangeable for shares of capital stock or other voting securities of or other ownership interests in the Company, (iii) warrants, calls, options, rights (including preemptive rights), commitments, subscriptions, agreements or other rights of any kind to acquire from the Company, or other obligation of the Company to issue, any shares of capital stock, voting securities or securities convertible into or exchangeable for capital stock or other voting securities of or other ownership interests in the Company or (iv) restricted shares, stock appreciation rights, performance shares or units, contingent value rights, “phantom” stock or similar securities or rights (including preemptive rights) issued or granted by the Company or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock or other voting securities of or other ownership interests in the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”).

(d)          As of the date of this Agreement, there are no outstanding obligations of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities (other than pursuant to the terms of any Company Option or Company Stock Plan). As of the date of this Agreement, neither the Company nor any of the Company Subsidiaries is a party to any voting trust, proxy, voting agreement or other similar agreement with respect to the voting of any Company Securities. As of the date of this Agreement, there are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (whether on an as-converted basis or otherwise) (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

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(e)          All dividends or distributions on any securities of the Company or any Company Subsidiary that have been declared or authorized have been paid in full.

Section 4.07.         Subsidiaries.

(a)           Section 4.07(a) of the Company Disclosure Schedules identifies each Company Subsidiary and indicates its jurisdiction of organization. Except as disclosed on Section 4.07(a) of the Company Disclosure Schedules, none of the Company or any of the Company Subsidiaries own any capital stock of, or any equity interest of, or any equity interest of any nature in, any other entity, other than short term investments.

(b)           Each Company Subsidiary is an entity duly incorporated or otherwise duly organized, validly existing and (where applicable or recognized) in good standing under the laws of its jurisdiction of incorporation or organization, except, in the case of any Company Subsidiary, where the failure to be so incorporated, organized, existing or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Company Subsidiary has all corporate, limited liability company or comparable powers and all Governmental Consents required to carry on its business as now conducted, except for those powers or Governmental Consents the absence of which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Company Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)           Except as set forth in Section 4.07(c) of the Company Disclosure Schedules, all of the outstanding capital stock or other voting securities of or other ownership interests in each Company Subsidiary, are owned by the Company, directly or indirectly, free and clear of any Liens, in each case other than Permitted Liens. As of the date of this Agreement, there are no issued, reserved for issuance or outstanding (i) securities of the Company or any of the Company Subsidiaries convertible into, or exchangeable for, shares of capital stock or other voting securities of or other ownership interests in any Company Subsidiary, (ii) warrants, calls, options, commitments, subscriptions, agreements or other rights of any kind to acquire from the Company or any of the Company Subsidiaries, or other obligations of the Company or any of the Company Subsidiaries to issue, any shares of capital stock or other voting securities of or other ownership interests in or any securities convertible into, or exchangeable for, any shares of capital stock or other voting securities of or other ownership interests in any Company Subsidiary or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued or granted by the Company or any of the Company Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of or other ownership interests in any Company Subsidiary (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). As of the date of this Agreement, there are no outstanding obligations of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

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(d)           The Company has Made Available correct and complete copies of the Organizational Documents of each Company Subsidiary as of the date of this Agreement and the Organizational Documents of the Company Subsidiaries are in full force and effect.

Section 4.08.         SEC Filings and the Sarbanes-Oxley Act.

(a)          The Company has timely filed with or furnished to the SEC (subject to extensions pursuant to Exchange Act Rule 12b-25) each report, statement, schedule, form or other document or filing required by the Exchange Act to be filed or furnished by the Company since December 31, 2015 (together with all exhibits thereto and information incorporated by reference therein, the “Company SEC Documents”). No Company Subsidiary is required by the Exchange Act to file or furnish any report, statement, schedule, form or other document with, or make any other filing with, or furnish any other material to, the SEC.

(b)          To the extent that any Company SEC Document available on EDGAR contains redactions in accordance with a request for confidential treatment or otherwise and Parent has requested in writing from the Company the full text of such Company SEC Document, the Company has Made Available to Parent the full text of such Company SEC Document that it has so filed or furnished with the SEC. As of its filing or furnishing date or, if amended prior to the date of this Agreement, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), each Company SEC Document complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents.

(c)          As of its filing date (or, if amended, supplemented or superseded by a subsequent filing prior to the date of this Agreement, as of the date of the last such amendment or superseding filing), each Company SEC Document filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective prior to the date of this Agreement, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, to the Knowledge of the Company, there are no amendments or modifications to the Company SEC Documents that are required to be filed with, or furnished to, the SEC, but that have not yet been filed with, or furnished to, the SEC.

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(d)          Prior to the date of this Agreement, the Company has delivered or made available to Parent correct and complete copies of all comment letters from the SEC since December 31, 2015 through the date of this Agreement with respect to any of the Company SEC Documents, together with all written responses of the Company thereto, if such comment letters or responses are not available on EDGAR at least three (3) business days prior to the date of this Agreement. There are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any of the Company SEC Documents, and, to the Knowledge of the Company, none of the Company SEC Documents are subject to ongoing SEC review or investigation. As of the date of this Agreement, to the Knowledge of the Company, there are no SEC Proceedings pending or threatened in a writing received by the Company, in each case, with respect to any accounting practices of the Company or any Company Subsidiary. Since December 31, 2015, there have been no internal investigations with respect to accounting, auditing or revenue recognition discussed with, reviewed by or initiated at the direction of any member of the Company Board or any executive officer of the Company.

Section 4.09.         Financial Statements; Internal Controls.

(a)          The Financial Statements included in the Company SEC Documents (i) were prepared in accordance with the books and records of the Company and the Company Subsidiaries, (ii) were prepared in accordance with GAAP, applied on a consistent basis during the periods involved (subject, in the case of the Unaudited Financial Statements, to normal year-end adjustments (the effect of which would not be material, individually or in the aggregate), and (iii) fairly presented in all material respects the financial position of the Company and its consolidated Company Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows of the Company and its consolidated Company Subsidiaries as of the dates or for the periods presented therein, all in accordance with GAAP (subject, in the case of the Unaudited Financial Statements, to normal year-end adjustments).

(b)          The Company maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s consolidated financial statements for external purposes in accordance with GAAP. The Company has evaluated the effectiveness of the Company’s internal control over financial reporting and, to the extent required by Applicable Law, presented in any applicable Company SEC document that is a report on Form 10-K or Form 10-Q or any amendment thereto its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. Based on the most recent evaluation of such internal controls prior to the date of this Agreement, the Company has disclosed to the Company’s audit committee of the Company Board (A) all “significant deficiencies” or “material weaknesses” (as such terms are defined by the Public Company Accounting Oversight Board) in the design or operation of such internal controls that would reasonably be expected to be adverse in any material respect to the Company’s ability to record, process, summarize and report financial information and all fraud, whether or not material, that involves management or other employees who have a significant role in internal controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Except as set forth in Section 4.09(b) of the Company Disclosure Schedules, since December 31, 2015, the Company has not identified any material weaknesses in the design or operation of the Company’s internal control over financial reporting.

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(c)          The Company has designed and maintained “disclosure controls and procedures” (as defined in Rule 13a-15(e) under the Exchange Act) as reasonably necessary to permit preparation of financial statements in conformity with GAAP. The Company’s disclosure controls and procedures are reasonably designed to ensure that (i) all material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and (ii) all such material information is accumulated and communicated to the Company’s management or to other individuals responsible for preparing such reports as appropriate to allow timely decisions regarding required disclosure.

(d)          The principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 promulgated under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company SEC Documents, and the statements contained in such certifications are correct and complete. “Principal executive officer” and “principal financial officer” have the meanings given to such terms in the Sarbanes-Oxley Act. The Company does not have, and has not arranged any, outstanding “extensions of credit” to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act.

(e)          Since the December 31, 2015, (i) neither the Company nor any Company Subsidiary has received any written or, to the Knowledge of the Company, oral complaint, allegation, assertion or claim with respect to accounting, internal accounting controls, auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary, or unlawful accounting or auditing matters with respect to the Company or any Company Subsidiary and (ii) no attorney representing the Company or any Company Subsidiary, whether or not employed by the Company or any Company Subsidiary, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by the Company or any Company Subsidiary or any of their respective officers, directors, employees or agents to the Company Board or any committee thereof or to the chief executive officer of the Company in accordance with the rules of the SEC promulgated under Section 307 of the Sarbanes-Oxley Act.

(f)          Neither the Company nor any Company Subsidiary is a party to or bound by, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any Company Subsidiary, on the one hand, and any unconsolidated Affiliate, on the other hand), including any structured finance, special purpose or limited purpose entity or Person, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated under the Securities Act), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any Company Subsidiary in the Company SEC Documents (including any audited financial statements and unaudited interim financial statements of the Company included therein).

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Section 4.10.         Disclosure Documents. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Offer Documents, the Schedule 14D-9 will, at the time such document is filed with the SEC or at any time it is amended or supplemented or at the time it is first published, sent or given to the holders of Shares, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Schedule 14D-9 will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by the Company with respect to statements made or incorporated by reference therein which were not based on information supplied by or on behalf of the Company.

Section 4.11.         Absence of Certain Changes. Since June 30, 2018, and through the date of this Agreement, (a) the Company and the Company Subsidiaries have conducted their business in the ordinary course consistent with past practice in all material respects, (b) there has not been any Company Material Adverse Effect and (c) neither the Company nor any of the Company Subsidiaries have taken any action without the consent of Parent that, after the date of this Agreement, would have constituted a breach of Section 6.01.

Section 4.12.         No Undisclosed Liabilities. There are no Liabilities or obligations of the Company or any of the Company Subsidiaries of the type required to be disclosed on the consolidated balance sheet of the Company or in the notes thereto in accordance with GAAP, other than Liabilities (a) disclosed, reflected, reserved against or otherwise provided for in the Audited Balance Sheet (including the notes thereto), (b) incurred in the ordinary course of business since the Audited Balance Sheet Date, (c) under executory Contracts to which the Company or any of the Company Subsidiaries are bound, other than as a result of breach thereof or (d) that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.13.         Litigation. Except as disclosed in Section 4.13 of the Company Disclosure Schedules, there is, and since January 1, 2018, there has been, no Proceeding pending against or, to the Company’s Knowledge, overtly threatened in writing against the Company or any of the Company Subsidiaries and neither the Company nor any of the Company Subsidiaries is subject to any outstanding Order, which in either case, (a) has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (b) as of the date hereof, challenges the validity or propriety or seeks to prevent, materially impair or materially delay consummation of the Merger or the Transactions. There is not currently any internal investigation or inquiry being conducted by the Company, the Company Board (or any committee thereof) or, to the Company’s Knowledge, any third party or Governmental Authority at the request of any of the foregoing concerning any financial, accounting, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues, which, in either case, has had or would reasonably be expected have, individually or in the aggregate, a Company Material Adverse Effect.

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Section 4.14.         Compliance with Applicable Law; Card Networks.

(a)           Except as set forth in Section 4.14(a) of the Company Disclosure Schedules, the Company and each of the Company Subsidiaries is in compliance with all Applicable Law, Orders, the Rules and the applicable listing and governance rules and regulations of Nasdaq, except for such violations or noncompliance that has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)           Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company and the Company Subsidiaries has in effect all approvals, Permits and licenses of Governmental Authorities necessary for it to own, lease or otherwise hold and operate its properties and assets and to carry on its businesses and operations as now conducted.

(c)           Section 4.14(c) of the Company Disclosure Schedules sets forth the jurisdictions in which the Company and/or the Company Subsidiaries are licensed as a money transmitter, money transfer services or money service business. The Company has Made Available all unresolved material correspondence from federal and state Governmental Authorities regarding such licensure or failure to be so licensed.

(d)           Section 4.14(d) of the Company Disclosure Schedules sets forth all of the principal members, principal customers or licensees of the Card Networks (the “Principal Members”) that sponsor the Company into, or through whom the Company is registered with, the Card Networks.

(e)           To the Company’s Knowledge, the Company is, and has for the past two (2) years been, in compliance in all material respects with the applicable requirements of, and certified at the appropriate level of, the Payment Card Industry Data Security Standard.

Section 4.15.         Material Contracts.

(a)           Section 4.15 of the Company Disclosure Schedules sets forth a true, correct and complete list, as of the date of this Agreement, of the following Contracts (but not including any Lease Agreements or Company Employee Plans) by which any of the Company or any of the Company Subsidiaries is bound and under which the Company or any of the Company Subsidiaries has ongoing executory obligations or the ability to enforce rights thereunder (collectively, the “Material Contracts”):

(i)          each Contract required to be filed by the Company as a “Material Contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii)         each Contract to which the Company or any of the Company Subsidiaries is a party that restricts the ability of the Company or any of the Company Subsidiaries to compete in any business or with any Person in any geographical area, in each case, in a manner that is material to the Company and the Company Subsidiaries, taken as a whole;

(iii)        each credit agreement, note, debenture, bond, indenture and other similar Contract pursuant to which any Indebtedness of the Company or any of the Company Subsidiaries, in each case in excess of $250,000 is outstanding or may be incurred, other than any such Contract between or among any of the Company or any of the Company Subsidiaries;

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(iv)        each Contract to which the Company or any of the Company Subsidiaries is a party with an ISO, sales representative, sales agent, referral partner, sub-agent or any other Person pursuant to which the Company or any of its Subsidiaries generated $250,000 or more in the twelve (12) month period ended December 31, 2017;

(v)         each Contract to which the Company or any of the Company Subsidiaries is a party that is expected to result in aggregate payments in excess of $250,000 by the Company or any of its Subsidiaries in the twelve (12) month period ending December 31, 2018, except for (1) Lease Agreements or (2) Contracts relating to the acquisitions and dispositions of properties and assets in the ordinary course of business;

(vi)        each Contract entered into within two (2) years of the date of this Agreement, to which the Company or any of the Company Subsidiaries is a party for the acquisition or disposition by the Company or any of the Company Subsidiaries of properties or assets for, in each case, aggregate consideration of more than $250,000 except for acquisitions and dispositions of properties and assets in the ordinary course of business;

(vii)       each Contract (1) under which the Company or any of the Company Subsidiaries licenses any Licensed Company IP Rights (other than licenses for commercially-available software) that by its terms calls for fees related to the use of Licensed Company IP Rights by the Company or any of the Company Subsidiaries of more than $250,000 over the remaining term of such Contract (assuming, where applicable, that the sales or user levels remain at the same levels as fiscal year 2017), or (2) under which the Company or any of the Company Subsidiaries has licensed any Company Owned IP to Third Parties (i) under an exclusive license or (ii) that by its terms calls for aggregate royalty payments related to the use of Company Owned IP payable to the Company or any of the Company Subsidiaries of more than $250,000 over the remaining term of such Contract (assuming, where applicable, that the sales or user levels remain at the same levels as fiscal year 2017);

(viii)      each Contract under which the Company or any Company Subsidiary has granted any Person registration rights (including demand and piggy-back registration rights);

(ix)         each Contract relating to the Warrants;

(x)          each Contract relating to the acquisition or disposition of any Person, business or operations or assets constituting a business (whether by merger, sale of stock, sale of assets, consolidation or otherwise) entered into since December 31, 2015 (including any such Contract under which contemplated transactions were consummated but under which one or more of the parties thereto has executory indemnification, earn-out or other liabilities);

(xi)         each Contract which provides for a loan or advance of any amount to any employee of the Company or any temporary agency employee or individual consultant of the Company or any Company Subsidiary, other than the advancement of travel and other business expenses in the ordinary course of business;

(xii)        each Contract (other than pursuant to Organizational Documents) providing for indemnification by the Company or any Company Subsidiary of any officer, director or employee of the Company;

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(xiii)       each Contract or arrangement that involves any officer or director or, to the Company’s Knowledge, equityholder of the Company, or any Affiliate, spouse or sibling of such Persons;

(xiv)      each Contract with any Card Network or with Principal Members of the Card Networks, in each case enabling the Company or a Company Subsidiary to participate in a Card Network; or

(xv)       each Contract to which the Company or any of the Company Subsidiaries is a party constituting a joint venture, partnership, limited liability or other similar agreement (excluding licensing Contracts) relating to the formation, creation, operation, management or control of any partnership or joint venture.

(b)          The Company has Made Available to Parent true, correct and complete copies of each Material Contract. Each Material Contract is, as of the date hereof, in full force and effect and a valid and binding agreement enforceable against the Company or any of the Company Subsidiaries party thereto and, to the Company’s Knowledge, each other party thereto, in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity and except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date of this Agreement, none of the Company nor any of the Company Subsidiaries party to, nor, to the Company’s Knowledge, any other party to, any Material Contract is in breach of or default under, or has provided or received any written notice of any intention to terminate or seek renegotiation of, any Material Contract, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date of this Agreement, no event or circumstance has occurred that, with or without notice or lapse of time or both, would (i) constitute a material breach of or material event of default by the Company, (ii) result in a right of termination for the counterparty or (iii) cause or permit the acceleration of, or other material changes to, any material right of the counterparty or obligation of the Company, in each case, under any Material Contract, except, in the case of each of clauses (i), (ii) and (iii), as has not had a Company Material Adverse Effect.

Section 4.16.         Taxes.

(a)          The Company and each of the Company Subsidiaries have filed all material Tax Returns required by Applicable Law to be filed by the Company or any of the Company Subsidiaries with any Taxing Authority. All such Tax Returns were timely filed (taking into account any available extensions) and when filed were complete and correct in all material respects. The Company and each of the Company Subsidiaries have paid (or have had paid on their behalf) all Taxes shown as due on such Tax Returns and all other material Taxes due and owing (regardless of whether shown on a Tax Return), except with respect to matters contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

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(b)          There are no Proceedings with respect to the Company or any of the Company Subsidiaries in respect of Taxes, other than Proceedings with respect to non-material Taxes the result, conclusion or settlement of which would not be inconsistent with past practices of the Company or any Company Subsidiaries, as applicable. No written claim has been made by a Taxing Authority in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that the Company or the Company Subsidiary is or may be subject to taxation by that jurisdiction.

(c)          No Governmental Authority has given any written notice to the Company or any Company Subsidiary of any intention to assert any deficiency or claim for additional Taxes against them that are either material or the resolution of which prior to the Closing would be inconsistent with past practices of the Company or any of the Company Subsidiaries, as applicable. Neither the Company nor any Company Subsidiaries has waived any statute of limitations in respect of Taxes beyond the date hereof or agreed to any extension of time beyond the date hereof with respect to a Tax assessment or deficiency, and no request for such a waiver or extension is pending other than as a result of extending the due date of a Tax Return by automatic extension or in the ordinary course of business.

(d)          Neither the Company nor any of the Company Subsidiaries has participated in any listed transaction within the meaning of Treasury Regulations Section 1.6011-4(b).

(e)          Neither the Company nor any of the Company Subsidiaries is a party to any agreement relating to the sharing, allocation or indemnification of Taxes or any similar Contract or arrangement (collectively, “Tax Sharing Agreements”), other than pursuant to commercial contracts entered into in the ordinary course of business the primary purpose of which is not related to Taxes or has any material liability for Taxes of any Person (other than members of an affiliated group, within the meaning of Section 1504(a) of the Code or similar provision of state, local or non-U.S. law, filing consolidated Tax returns of which the Company is the common parent under Treasury Regulations Section 1.1502-6, Treasury Regulations Section 1.1502-78 or similar provision of state, local or non-U.S. Tax law), as a transferee or successor, by Contract, or under applicable law.

(f)           Each of the Company and the Company Subsidiaries has withheld from their respective employees, independent contractors, creditors, stockholders and third parties and timely paid to the appropriate Governmental Authority any amounts required to be withheld and paid and has complied in all material respects with all Tax information reporting provisions of all applicable laws related thereto.

(g)          Neither the Company nor any of the Company Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(h)           Neither the Company nor any of the Company Subsidiaries will be required to include any material amount of taxable income in, or to exclude any material deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) an election under Section 108(i) of the Code or (iii) closing agreement entered into pursuant to Section 7121 of the Code.

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(i)           Neither the Company nor any of the Company Subsidiaries is currently subject to any private letter ruling of the Internal Revenue Service or comparable ruling of any other Taxing Authority.

(j)          The Company does not have any material liability with respect to escheat for unclaimed property.

Section 4.17.         Employee Benefits Plans.

(a)           Section 4.17(a) of the Company Disclosure Schedules sets forth a complete list, as of the date of this Agreement, of each material Company Employee Plan (which includes, without limitation, each severance, retirement, change in control, equity or equity-based plan, program or arrangement and each employment, consulting, bonus or similar agreement entered into by the Company, on the one hand, and any director or executive officer of the Company or any other employee or individual contractor of the Company receiving annual cash compensation of $200,000 or more). “Company Employee Plan” means (i) each “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), and (ii) each other pension, retirement, deferred compensation, profit sharing, bonus, incentive, change of control, retention, severance, equity or equity-based, medical, dental, vision, prescription drug, paid-time-off, post-retirement welfare arrangement, disability or other material fringe or welfare benefit plan, agreement or arrangement which is maintained or contributed to by the Company or any Company Subsidiary for the benefit of any current or former employee, officer or director of the Company or any of the Company Subsidiaries.

(b)          With respect to each material Company Employee Plan, the Company has Made Available to Parent complete and accurate copies, to the extent applicable, of: (i) the current plan document and all amendments thereto, (ii) the current summary plan description; (iii) the most recent determination, opinion or advisory letter; (iv) the three (3) most recently filed annual reports on Form 5500 (including all schedules thereto); and (v) any material written communication within the last twelve (12) months between the Company or its Subsidiaries and an applicable Governmental Authority. Without limiting the foregoing, the Company has Made Available correct and complete copies of each Company Stock Plan and the forms of stock option and any other equity award agreements evidencing the Company Stock Plan awards, and with respect to the foregoing forms, other than differences with respect to the number of Shares covered thereby, the grant date, the vesting schedule and the exercise price applicable thereto; no such stock option or award agreement with respect to Company Stock Plan awards contains material terms that are not consistent with, or in addition to, such forms.

(c)          None of the Company or any Company Subsidiary (i) sponsors, maintains, contributes to or, at any time since December 28, 2012, has been obligated to contribute to, an “employee benefit pension plan” (within the meaning of Section 3(2) of ERISA) that is subject to Section 302 of ERISA, Title IV of ERISA or Sections 412 or 430 of the Code or (ii) has any withdrawal liability with respect to any “multiemployer plan” within the meaning of Section 4001(a)(3) or 3(37) of ERISA.

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(d)          (i) Each Company Employee Plan which is intended to be qualified under Section 401(a) of the Code has received or is permitted to rely upon a favorable determination, opinion or advisory letter, or has pending or has time remaining in which to file an application for such determination from the IRS, and (ii) with respect to any such Company Employee Plan that has received or is relying upon a determination, opinion or advisory letter, no event has occurred since the date of such determination, opinion or advisory letter that would reasonably be expected to result in such Company Employee Plan ceasing to be so qualified.

(e)           Each Company Employee Plan has been maintained, operated and administered in compliance with its terms and the requirements prescribed by Applicable Law, including ERISA and the Code, including all applicable Affordable Care Act obligations under Section 4980H of the Code and has no liability for any penalties thereunder, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f)           There is no action, suit, claim, investigation, audit, proceeding or lawsuits pending or, to the Company’s Knowledge, threatened against any Company Employee Plan with respect to the administration or operation of such plan, before any arbitrator or any Governmental Authority, in any case, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(g)          No Company Employee Plan provides for continuing medical, dental, vision or life insurance coverage for any current or former employee or any beneficiary following termination of employment, except as may be required under Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA (“COBRA”) or other Applicable Law.

(h)          Except as set forth on Section 4.17(h) of the Company Disclosure Schedules, neither the execution of, nor the consummation of the transactions contemplated by, this Agreement will result in (i) any material payment becoming due to any current or former employee of the Company or any Company Subsidiary, (ii) a material increase in the hourly wage, base salary, commission or target bonus opportunity of any employee of the Company or any Company Subsidiary or (iii) the acceleration of the time of payment or vesting of any material compensation or material benefits under any Company Employee Plan.

(i)           Each Company Employee Plan that constitutes a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been operated and administered in all material respects in compliance with Section 409A of the Code. The Company does not have any actual or potential obligation to gross up, reimburse or indemnify any Person for any interest or other Taxes imposed pursuant under Sections 409A or 4999 of the Code.

(j)           Notwithstanding anything in this Agreement to the contrary, this Section 4.17 and Section 4.18 (Labor and Employment Matters) are the only sections of this Agreement where any representations or warranties are made by the Company relating to employee benefits, the Company Employee Plans, labor and employment matters.

(k)           Each grant of a Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective (the “Company Option Grant Date”) by all necessary corporate action, including, as applicable, approval by the Company Board (or a duly constituted and authorized committee thereof or other authorized designee) and any required stockholder approval by the necessary number of votes or written consents. No Company Option has been granted with a per share exercise price less than the fair market value of a Share on the applicable Company Option Grant Date, and the Company has not granted any Company Options that are subject to Section 409A of the Code.

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Section 4.18.         Labor and Employment Matters.

(a)          Section 4.18(a) of the Company Disclosure Schedule sets forth a complete and accurate list of each current employee of the Company and any Company Subsidiaries as of the date hereof (the “Company Employees”), together with each such Company Employee’s job title, exempt/non-exempt status, current year’s base compensation and indicating whether such Company Employees are active or on a leave of absence. The Company and all Company Subsidiaries have paid or properly accrued in the ordinary course of business all compensation due to each Company Employee, including all vacations or vacation pay, holidays or holiday pay, sick days or sick pay, and bonuses and commissions. Except as provided by or set forth in a Company Employee Plan, (i) there are no other forms of compensation payable to any such Company Employee; (ii) the employment of all Company Employees (whether or not pursuant to a written employment agreement) is terminable at will; (iii) neither the Company nor any Company Subsidiary is a party to any employment agreement or independent contract for services, written or oral, with any Person; and (iv) upon termination of the employment of any of the Company Employees, the Company and Company Subsidiaries will not be liable to any Company Employees for “severance pay” or any other termination related payments. No Company Employee at the level of Senior Vice President or above has given notice that he or she intends to terminate his or her employment with the Company or Company Subsidiary.

(b)          The Company and each Company Subsidiary are and have been in compliance in all material respects with all Applicable Law respecting employment and employment practices, including, but not limited to, all Applicable Laws relating to terms and conditions of employment, occupational safety and health and workers’ compensation, employee classification and wages and hours (including payment of overtime), immigration and work eligibility, whistleblower, discrimination, harassment, reasonable accommodation, retaliation, equal pay, equal employment opportunity, workers’ compensation, privacy, leaves of absence, plant closings and layoffs, classification of independent contractors, withholding and payment of employment taxes, unemployment insurance, and continuation coverage with respect to group health plans. Neither the Company nor any Company Subsidiary is engaged in any unfair labor practice, as defined in the National Labor Relations Act or other Applicable Laws. During the past three (3) years, neither the Company nor any Company Subsidiary has engaged in any plant closing or employee layoff activities that would violate or give rise to an obligation to provide any notice required under the federal Worker Adjustment Retraining and Notification Act (the “WARN Act”) or any similar state Applicable Law and they have no plans to undertake any actions prior to or on the date of Closing that would require the providing of any such notice.

(c)          Except as would not have a Company Material Adverse Effect, there are no active, pending or, to the Company’s Knowledge, threatened administrative or judicial complaints, charges, investigations or proceedings against or affecting the Company or any Company Subsidiary before any Governmental Authority in connection with the employment of any former or current Company Employee, applicant for employment, or consultant or independent contractor.

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(d)          Neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, any collective bargaining agreement that pertains to any Company Employee. Neither the Company nor any Company Subsidiary is subject to any demand, petition or representation proceeding seeking recognition or certification of any labor union or other labor organization as the exclusive bargaining representative of any employees of the Company or any Company Subsidiary. To the Company’s Knowledge, there are no pending organizing activities, demand for recognition or question concerning representation by any labor union or other collective bargaining representative that could affect the Company or any Company Subsidiary. There is no pending or, to the Company’s Knowledge, threatened, labor strike, slowdown, lockout or work stoppage involving the Company or any Company Subsidiary or Company Employees, nor have there been any such labor strikes, lockouts or work stoppages in the last five (5) years.

(e)          To the Company’s Knowledge, in the last five years, no allegations of sexual harassment have been made against (i) any current executive officer of the Company or any of the Company Subsidiaries or (ii) any current employee of the Company or any of the Company Subsidiaries at the level of Senior Vice President or above.

Section 4.19.         Insurance Policies. The Company and each of the Company Subsidiaries maintains insurance coverage adequate and customary in the industry for the operation of their respective businesses (taking into account the cost and availability of such insurance). Section 4.19 of the Company Disclosure Schedules sets forth all material insurance policies maintained by or on behalf of the Company or any Company Subsidiary as of the date of this Agreement. The Company and each Company Subsidiary have paid, or caused to be paid, all premiums due under all material insurance policies of the Company and each Company Subsidiary, and, except as would not have a Company Material Adverse Effect, all such insurance policies are in full force and effect. As of the date of this Agreement, neither the Company nor any Company Subsidiary has received (a) written notice that they are in default with respect to any obligations under such policies or (b) written notice of cancellation or termination with respect to any such existing material insurance policy, or refusal or denial of any material coverage, reservation of rights or rejection of any material claim under any such existing material insurance policy. Neither the Company nor any Company Subsidiary is in material breach or default, and neither the Company nor any Company Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a material breach or default, other than as would not be material to the Company and the Company Subsidiaries, taken as a whole. This Section 4.19 does not apply to insurance relating to any employee benefit plan, program, agreement or arrangement.

Section 4.20.         Environmental Matters.

(a)           Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there is no claim arising under any Environmental Law pending or, to the Company’s Knowledge, threatened against the Company, any of its Subsidiaries or, to the Company’s Knowledge, against any Person whose liability for such claims arising under any Environmental Law the Company or any of its Subsidiaries has or may have retained or assumed, either contractually or by operation of law.

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(b)           Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and the Company Subsidiaries are and, since December 31, 2017, have been in compliance with all Environmental Laws.

(c)           Notwithstanding anything in this Agreement to the contrary, this Section 4.20 is the only section of this Agreement where any representations or warranties are made by the Company relating to Environmental Law matters.

Section 4.21.         Intellectual Property.

(a)           No Patents or Patent applications are owned by the Company or any Company Subsidiary.

(b)          Section 4.21(b) of the Company Disclosure Schedule sets forth a true and complete list of all Copyright registrations or applications to register Copyrights owned by the Company or any Company Subsidiary. Section 4.21(b) of the Company Disclosure Schedule sets forth a true and complete list of all registered and material unregistered Marks owned by the Company or any Company Subsidiary (the “Owned Marks”). All of the registered Owned Marks are valid, enforceable and in full force and effect. All material Trade Secrets of the Company and the Company Subsidiaries are documented and readily available on the premises of the Company or a Company Subsidiary without significant effort or burden (economic or otherwise) to obtain them. To the Knowledge of the Company, no fact or circumstance exists that could reasonably be expected to adversely affect the validity or enforceability of any of the Owned Marks. Section 4.21(b) of the Company Disclosure Schedule sets forth a true and complete list of all domain name and social media handles material to the operation of the Business, its conduct or any aspect thereof that are registered by or on behalf of the Company or a Company Subsidiary.

(c)          Since December 28, 2012, the Company has timely paid all required fees (including any registration and maintenance fees and annuities), and timely filed all documents required to be filed, with respect to all of the material Company Owned IP.

(d)          Except as set forth on Section 4.21(d) of the Company Disclosure Schedule, there are no Copyrights and other works of authorship, Software, data, structured and unstructured datasets, trade secrets and other technology used but not owned by the Company or any Company Subsidiary worldwide in or in connection with the Business, its conduct, or any aspect thereof other than Third Party Off-The-Shelf Software (defined below) and data provided by customers for processing. None of the Company, any Company Subsidiary, nor any Employee Agent thereof has disclosed publicly in connection with the registration of any Copyright any Trade Secrets. Neither the Company nor any Company Subsidiary has entered into or is bound by any in-bound license agreement, other than mass market, commercially available software licenses with total cost not in excess of $25,000 in the aggregate per license based on amounts paid during the 2017 fiscal year of the Company and Company Subsidiaries (“Third Party Off-The-Shelf Software”) pursuant to which the Company or any Company Subsidiary has obtained any rights thereunder or thereto with respect to, or to use or to otherwise exploit, any Software or other Intellectual Property owned by a third party.

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(e)          The Company and each Company Subsidiary, respectively, own or have a transferable license with full rights to use or otherwise exploit all Intellectual Property arising or resulting from any creations or developments made, performed, or as part of any activities on behalf of, or for, any such company that are material to such company, including any modifications, improvements, enhancements or derivatives of any of the Company Owned IP. Since December 28, 2012, no Intellectual Property material to the Business, its conduct or any aspect thereof was created, made, developed or performed as part of any activities on behalf of, or for, any third party, including any modifications, improvements, enhancements or derivatives of any of the Company Owned IP, for which the Company and each Company Subsidiary do not have sufficient rights to operate the Business, its conduct or any aspects thereof as operated as of the Closing Date.

(f)           The Company and each Company Subsidiary has all rights under, with respect to, and to access, use and otherwise exploit all Intellectual Property necessary for the Business, its conduct and all aspects thereof (including any of the Software owned or licensed by the Company or any Company Subsidiary). The Company and each Company Subsidiary uses and otherwise exploits the Intellectual Property of another Person only pursuant to, and in accordance with, in all material respects and such that termination is not permitted, the applicable Contract that provides the Company or such Company Subsidiary its rights under, with respect to, or to access, use or otherwise exploit such Intellectual Property, and abides by all terms of such Contract.

(g)          All Company Owned IP is owned exclusively by the Company or a Company Subsidiary, free and clear of all Liens, other than Permitted Liens, with the owner of any such Company Owned IP that is required to be disclosed pursuant to this Section 4.21 being noted in the applicable section of the Company Disclosure Schedule in which such Company Owned IP is disclosed. Neither the Company nor any Company Subsidiary is restricted in any way from transferring or assigning, enforcing, licensing, using or otherwise exploiting any of the Company Owned IP. Except for non-exclusive, non-transferrable (except to a successor) licenses granted in the ordinary course of business (including any express licenses to merchants and Persons operating specifically on behalf and for the Company or a Company Subsidiary), neither the Company nor any Company Subsidiary has granted to any Person any rights under, with respect to, or to access, use or otherwise exploit any of the Company Owned IP. Except as set forth on Section 4.21(g) of the Company Disclosure Schedule, in the last three (3) years, neither the Company nor any Company Subsidiary has received any written notice or claim (i) challenging its ownership or rights in, to or to use or otherwise exploit any of the Company Owned IP, (ii) claiming that any other Person has any legal or beneficial ownership with respect to any of the Company Owned IP, or (iii) challenging the validity or enforceability of any of the Company Owned IP. There is no pending, nor to the Knowledge of the Company, any threatened, Proceedings contesting the Company’s or any Company Subsidiary’s ownership or rights to, under, with respect to, or to access, use or otherwise exploit, or the validity or enforceability of, any of the Company Owned IP.

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(h)          Since December 28, 2012, the Company and each Company Subsidiary has obtained an enforceable written assignment, promise to assign, or acknowledgment of ownership of all right, title and interest in and to each item of material Company Owned IP from each Person participating in the discovery, creation, design, development, reduction to practice, modification, improvement or enhancement of, or providing the basis for, such item, except to the extent ownership of such item vests in the Company or such Company Subsidiary by operation of Applicable Law. Neither the Company nor any Company Subsidiary has any obligation to compensate (except pursuant to any ongoing salary or fee obligations payable to a Person made in the ordinary course of business pursuant to an agreement or engagement), or to obtain the consent of, any Person to license, use or otherwise exploit any of the Company Owned IP.

(i)           The Company and each Company Subsidiary has taken reasonable steps to protect and maintain the Company Owned IP and its rights therein and thereto, and has not taken, or failed to take, any action that would result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of, or the loss or prohibition of any right to use or otherwise exploit, any of the Company Owned IP in whole or in part. All Software, trade secrets and other confidential information (i) of the Company or any Company Subsidiary; or (ii) that were provided to the Company or any Company Subsidiary from another Person under confidentiality obligations (collectively, the “Confidential Information”) have been reasonably safeguarded and protected by the Company and/or the applicable Company Subsidiary as confidential and proprietary information in accordance with industry standard practices. Neither the Company nor any Company Subsidiary has disclosed, nor is the Company or any Company Subsidiary under any contractual or other obligation to disclose, to any Person any Software in source code form or other Confidential Information that is material to the Company or any Company Subsidiary (which includes, without limitation, any trade secrets). Any disclosure of Confidential Information by the Company or any Company Subsidiary has only been made pursuant to an enforceable confidentiality agreement between the Company or the applicable Company Subsidiary and the Person receiving such Confidential Information that requires such Person not to disclose and to protect against disclosure of such Confidential Information to any other Person and, to the Knowledge of the Company, no Person has breached any such confidentiality agreement. Each current employee, agent, consultant and contractor of the Company or any Company Subsidiary (each, an “Employee Agent”) who has had access to any Confidential Information has entered into a confidentiality agreement with the Company or such Company Subsidiary or, in the case of employees, has acknowledged and is bound by a code of conduct, that requires the Employee Agent not to disclose and to protect such Confidential Information against disclosure to any other Person and, to the Knowledge of the Company, no such confidentiality agreement has been breached by any such Employee Agent.

(j)           None of the Business, its conduct nor any aspect thereof (including any of the Company Owned IP or any of the Software or other products, services or solutions of, or licensed, purchased, sold, distributed, or otherwise exploited by, the Company or any Company Subsidiary, nor its access, use or other exploitation in or in connection with the Business, its conduct or any aspect thereof) infringes, violates, misappropriates or misuses any Intellectual Property of any Person. Except as set forth on Section 4.21(j) of the Company Disclosure Schedules, since December 28, 2012, neither the Company nor any Company Subsidiary has received any written notice or claim regarding any infringement, violation, misappropriation or misuse of any Person’s Intellectual Property by or with respect to the Business, its conduct or any aspect thereof (including any of the Company Owned IP, any of the Software or other products, services or solutions of, or licensed, purchased, sold, distributed, or otherwise exploited by the Company or any Company Subsidiary or any access, use or exploitation of the foregoing in or in connection with the Business, its conduct or any aspect thereof). There are no pending nor, to the Knowledge of the Company, any threatened Proceedings regarding any infringement, violation, misappropriation or misuse or any Person’s Intellectual Property by or with respect to the Company, any Company Subsidiary or the Business, its conduct or any aspect thereof (including any of the Company Owned IP, any of the Software or other products, services or solutions of, or licensed purchased or sold, by the Company or any Company Subsidiary or any access, use or exploitation of the foregoing in or in connection with the Business, its conduct or any aspect thereof).

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(k)          Neither the Company nor any Company Subsidiary has since December 28, 2012 received a request for, acknowledged or accepted any obligation with respect to or taken on any defense or indemnification of any third party with respect any claim of infringement, violation, misappropriation or misuse of any Intellectual Property.

(l)          To the Knowledge of the Company, no Person is infringing, violating, misappropriating or misusing any of the Company Owned IP. Since December 28, 2012, neither the Company nor any Company Subsidiary has provided, made or issued any notice or claim regarding any infringement, violation, misappropriation or misuse of any of the Company Owned IP. There is no pending, nor threatened, Proceedings by Company or any Company Subsidiary regarding infringement, violation, misappropriation or misuse of any of the Company Owned IP.

Section 4.22.         Real Property; Title to Assets.

(a)          Neither the Company nor any of the Company Subsidiaries owns any real property.

(b)          Section 4.22(b) of the Company Disclosure Schedules sets forth a list, as of the date hereof, of each lease, sublease or other Contract pursuant to which the Company or any of its Subsidiaries occupies a real property location (each a “Lease Agreement”) that is material to the Company and the Company Subsidiaries, taken as a whole (each, a “Material Lease Agreement”). The Company has Made Available to Parent true, correct and complete copies of each Material Lease Agreement. Each Material Lease Agreement is, as of the date hereof, in full force and effect and a valid and binding agreement enforceable against the Company or any of the Company Subsidiaries party thereto and, to the Company’s Knowledge, any other party thereto in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity. As of the date of this Agreement, none of the Company nor any of the Company Subsidiaries party to, nor, to the Company’s Knowledge, any other party to any Material Lease Agreement is in material breach of or material default under, or has provided or received any written notice of any intention to terminate or seek renegotiation of, any Material Lease Agreement.

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(c)          With respect to all assets other than real property, the Company and the Company Subsidiaries have good title to, or in the case of assets purported to be leased by the Company or the Company Subsidiaries, lease and have valid leasehold interest in, each of the material tangible assets reflected as owned or leased by such companies on the Unaudited Balance Sheet (except for tangible assets sold or disposed of since the date of the Unaudited Balance Sheet and except for tangible assets being leased to the Company and the Company Subsidiaries with respect to which the lease has expired since such date) free of any Liens.

Section 4.23.         Merchants, Referral Partners and Vendors.

(a)          Section 4.23 of the Company Disclosure Schedules sets forth (i) the ten (10) largest Merchant customers of the Company for the six-month period ending on June 30, 2018 (the “Top Merchants”), (ii) the ten (10) largest, by residuals paid, ISOs for the six-month period ending on June 30, 2018 (the “Top ISO Referral Partners”), (iii) those vendors to whom the Company paid at least $250,000 for the six (6) month period ending on June 30, 2018 (the “Top Vendors”), and the total purchases by the Company from each such Top Vendor during such period, (iv) the ten (10) largest, by residuals paid, referral partners (other than Top ISO Referral Partners or Top Bank Referral Partners) who partner with the Company for the six-month period ending on June 30, 2018 (the “Top Non-ISO Referral Partners”), and (v) the ten (10) largest bank referral partners, by residuals paid, of the Company for the six-month period ending on June 30, 2018 (the “Top Bank Referral Partners”).

(b)          As of the date of this Agreement, no Top Merchant, Top ISO Referral Partner, Top Vendor, Top Non-ISO Referral Partner or Top Bank Referral Partner has terminated its relationship with the Company or materially and adversely (from the Company’s perspective) changed the pricing or other terms of its business relationship with the Company and the Company has not received any written notice from any Top Merchant, Top ISO Referral Partner, Top Vendor, Top Non-ISO Referral Partner or Top Bank Referral Partner that it intends to terminate or materially and adversely change the pricing or other terms of its business relationship with the Company.

(c)          The Company has Made Available to Parent true and complete copies of the (i) standard forms of Merchant Agreements currently used by the Company and the Company Subsidiaries and (ii) underwriting criteria and/or standards for on-boarding Merchants that are currently in effect (the “Merchant Standards”). To the Knowledge of the Company, all ISOs engaged by the Company or the Company’s Subsidiaries have and are on-boarding Merchants that are in compliance with the Merchant Standards.

(d)          Unless approved in writing by the Company’s applicable sponsor bank, no Merchant is a “Prohibited” Merchant as defined in the Company’s Merchant Standards, which have been Made Available to Parent prior to the date hereof. From January 1, 2017 to the date of this Agreement, the Company has not received, with respect to any Merchant receiving Acquiring services from the Company pursuant to a Merchant Agreement in effect as of the date of this Agreement, any written notice (i) from a Card Network that any such Merchant is not in compliance with the Rules, other than routine notices or compliance issues that have been resolved, (ii) that any such Merchant is subject to any Proceeding or inquiry before, or is subject to an Order with, the FTC, the Consumer Financial Protection Bureau or other Governmental Authority with regard to such Merchant’s business practices, other than Proceedings, inquiries or Orders that have been resolved, (iii) that any such Merchant is required to participate in any “Risk Monitoring Service,” or “Excessive Chargeback Monitoring” programs or are “Chargeback Monitored Merchants” as defined in the Rules or has been placed on the “MATCH” (Merchant Alert to Control High-Risk) File or its equivalent, other than any such issues that have been resolved or (iv) that any such Merchant has had any unauthorized acquisition, unauthorized disclosure or theft of any Sensitive Data.

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(e)          Section 4.23(e) of the Company Disclosure Schedule sets forth the rate of Chargebacks of the Company for each month in 2017 and for the first nine (9) months of 2018.

Section 4.24.         Anti-Money Laundering. The Company’s anti-money laundering program (the “AML Program”) includes policies, procedures and controls designed to ensure compliance with applicable Laws relating to anti-money laundering. The AML Program includes: (i) policies for the detection of suspicious activity and monitoring, including (A) screening of potential Merchants initially and on an ongoing basis against industry watch lists including the US OFAC SDN List, (B) customer identification and know your customer requirements, including credit reviews, back-ground checks of principal owners and financial statements (where applicable), (C) beneficial ownership identification on anyone owning 25% or more of a potential Merchant and (D) obtaining a credit risk score from a nationally-recognized credit scoring agency; (ii) development of internal policies, procedures, and controls designed to effectuate the AML Program obligations; and (iii) ongoing training of applicable personnel on anti-money laundering and sanctions. Since January 1, 2017, the Company has complied in all material respects with (i) the AML Program and (ii) anti-money laundering provisions under the Bank Secrecy Act and/or the USA Patriot Act of 2001 applicable to the Company pursuant to any Contract or otherwise.

Section 4.25.         Systems.

(a)          The Company’s and the Company Subsidiaries’ Systems are reasonably sufficient for the current needs of the Business, including as to capacity, scalability, and ability to process current and anticipated (as forecasted by the Company and the Company Subsidiaries based on volumes over the last twelve (12) months) peak volumes in a timely manner.

(b)          The Company’s and the Company Subsidiaries’ Systems are in sufficiently good working condition to perform all information technology operations and include sufficient licensed capacity (whether in terms of authorized sites, units, users and seats) for all Software, in each case as necessary for the current conduct of the Business.

Section 4.26.         Data Security.

(a)          Except as set forth on Section 4.26(a) of the Company Disclosure Schedule, in the last three (3) years, there has been no (i) Data Compromise or suspected Data Compromise, or (ii) substantial disruption of or interruption in or to the use the Company’s and the Company Subsidiaries’ Systems or the conduct of the Business utilizing the Company’s and the Company Subsidiaries’ Systems. Since December 28, 2012, the Company and the Company Subsidiaries have taken reasonable actions, consistent with applicable industry best practices, to protect the integrity and security of the Company’s and the Company Subsidiaries’ Systems and the data and other information stored thereon.

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(b)          The Company and the Company Subsidiaries maintain reasonable back-up and data recovery, disaster recovery and business continuity plans, procedures and facilities, act in compliance therewith, and test such plans and procedures on a regular basis, and such plans and procedures have been proven effective upon such testing.

(c)          The Company and the Company Subsidiaries have a data security policy regarding the protection of the Company’s and the Company Subsidiaries’ Systems, and the protection of all Sensitive Data and Personal Information in connection with the operations of the Company’s and the Company Subsidiaries’ possession, custody, or control, or otherwise held or processed by the Company and the Company Subsidiaries or on their behalf. The Company, on behalf of itself and each Company Subsidiary, has implemented reasonable physical, technical, organizational and administrative security measures and policies to protect any Sensitive Data and Personal Information collected by it from and against unauthorized access, use and/or disclosure. The Company and the Company Subsidiaries are and, except as set forth on Section 4.26(c) of the Company Disclosure Schedule, have been in compliance, in all material respects, with such data security policy, all Applicable Laws (including the federal Financial Services Modernization Act of 1999, and all applicable standards, guidelines, directives, controls, policies and procedures (including the Payment Card Industry Data Security Standard)) with respect to the privacy and security of Sensitive Data and Personal Information. A true and complete copies of the current data security policy that is used by the Company and the Company Subsidiaries has been Made Available to Parent.

(d)          The Company and the Company Subsidiaries have since December 28, 2012 entered into binding agreements with third parties (including customers of the Company or any Company Subsidiaries) with which they do any material business which include the requirement that such third parties comply with Applicable Law and implement and maintain physical, technical, organizational and administrative security measures and policies to protect any Sensitive Data and Personal Information collected, stored, or transmitted by them, in connection with their relationship with the Company or the applicable Company Subsidiary.

(e)          The Company and the Company Subsidiaries have a records retention and destruction policy in compliance with all Applicable Laws pursuant to which the Company and the Company Subsidiaries retain and destroy or dispose of the records of the Company and the Company Subsidiaries (in hard copy, electronic, or other form) in connection with the operation of the Company and the Company Subsidiaries and which are in the Company’s and the Company Subsidiaries’ possession, custody, or control, or otherwise held or processed by the Company or the Company Subsidiaries or on their behalf. The Company and the Company Subsidiaries are in compliance with such records retention and destruction policy. The Company’s collection, storage, transfer (including any transfer across national borders) and/or use of any Sensitive Data and Personal Information is in compliance with the Company’s privacy policies and, in all material respects, the requirements of any applicable valid and enforceable Contract to which the Company is a party. Section 4.26(e) of the Company Disclosure Schedule contains a list setting out the locations of all data centers of the Company and the Company Subsidiaries and all third parties engaged by the Company or any Company Subsidiary to store or process, in any material respect, Sensitive Data or Personal Information.

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(f)          The assignment, transfer and conveyance of Sensitive Data and Personal Information in the Company’s possession or under the Company’s control to Parent in connection with the transactions contemplated by this Agreement is not prohibited by any Applicable Laws, and the Company has the right to transfer such Sensitive Data and Personal Information to Parent and Merger Sub in connection with the consummation of the transactions contemplated by this Agreement.

Section 4.27.         Security Audits. Each of the Company and the Company Subsidiaries has engaged its independent auditors to perform a “Type I” or “Type II”, SOC1 and SOC2 SSAE-16 audit for the specific services performed by such entity covering at least a six (6) month period ending on March 31 and September 30 of each year and has received from such auditors a corresponding report on controls over financial reporting that are in operation and tests of operating effectiveness of those controls with respect to: (i) the business processes used by the Company or the Company Subsidiaries to perform such services; and (ii) the facilities used by the Company or the Company Subsidiaries to perform such services. The Company has made available to Parent a copy of each applicable audit report for each of the Company and the Company Subsidiaries resulting from such audits for the past three (3) years.

Section 4.28.         Software.

(a)          Section 4.28 of the Company Disclosure Schedule sets forth a high-level, top line list of core Software systems owned by the Company or any Company Subsidiary (“Owned Software”). Since December 28, 2012, all Owned Software, including all components thereof, was created, developed, modified, improved and enhanced solely by Employee Agents and not by any other Persons, and all right, title and interest of each such Employee Agent (and its employees, consultants and contractors, as applicable) in and to such Owned Software (including any associated creations, developments, modifications, improvements and enhancements) and any Intellectual Property rights directed thereto, or arising or resulting therefrom, were assigned by operation of law, by such Employee Agent or otherwise in writing to Company or the applicable Company Subsidiary. No Person other than Company or a Company Subsidiary has any ownership rights in or to any of the Owned Software (including any associated creations, developments, modifications, improvements or enhancements) or any Intellectual Property directed thereto or arising or resulting therefrom that was, in each case, developed from and after December 28, 2012.

(b)          The Company and the Company Subsidiaries license and have licensed, since December 28, 2012, or provides as a service, but do not sell and have not sold to any Person, since December 28, 2012, any Owned Software, including any product of Company and/or the Company Subsidiaries marketed to customers (“Software Product”) unless such Software Product was specifically developed for a customer and only to the extent that such Software Product is immaterial to the Business. Neither Company nor any Company Subsidiary licenses, sublicenses or provides to any Person any Software, including any Software Products, not owned by Company or any Company Subsidiary or licensed to the licensing Company or Company Subsidiary as permitted by such license, and no such Software is sold by Company or any Company Subsidiary.

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(c)          Except as set forth in Section 4.28(c) of the Company Disclosure Schedule, there are no known disabling codes, viruses or material problems or defects in any of the Software Products, including bugs, logic errors or failures of any of the Software Products to operate as described in their related documentation or specifications, or as otherwise warranted by Company or any Company Subsidiary any Person, that are not capable of being resolvable and resolved in the ordinary course.

(d)          Except as set forth in Section 4.28(d) of the Company Disclosure Schedule, neither Company nor any Company Subsidiary has entered into any agreement with any Person which requires that any source code be placed in escrow. To the extent that any such source code owned by or licensed to Company or a Company Subsidiary has been placed in escrow, none of such source code has ever been released, including in accordance with the terms of the escrow agreement to a Person other than Company or a Company Subsidiary.

(e)          Neither Company nor any Company Subsidiary has used, combined, incorporated or embodied any open source, freeware, copyleft and other similar software with or into any of the Owned Software, or Software that is used or licensed by Company or any Company Subsidiary in a manner that would require such Software as a whole, or any portion of such Software, to be (i) disclosed or distributed in source code form, (ii) licensed for the purpose of making derivative works, or (iii) distributed or redistributed at no charge.

Section 4.29.         Brokers’ Fees. Except for Financial Technology Partners LP and FTP Securities LLC, there is no investment banker, broker, finder or other agent or intermediary that has been retained by or is authorized to act on behalf of the Company or any of the Company Subsidiaries, that is entitled to any financial advisory, banking, broker’s, finder’s or similar fee or commission in connection with the Offer, the Merger or any of the other Transactions. A true and complete signed copy of the Contract between the Company, on the one hand, and Financial Technology Partners LP and FTP Securities LLC, on the other hand, relating to the foregoing fees or commissions has been made available to Parent prior to the date hereof.

Section 4.30.         Opinion of Financial Advisor. The Special Committee has received an opinion from FTP Securities LLC to the effect that, as of the date of such opinion and based upon and subject to the matters, assumptions, qualifications and limitations set forth therein, the Company Share Offer Price to be received by the holders of Shares (other than Parent, Merger Sub and their respective Affiliates) is fair, from a financial point of view, to such holders.

Section 4.31.         Takeover Laws. Assuming the accuracy of the representation contained in Section 5.06 and Section 5.09, the Company Board has taken such actions and votes as are necessary, if applicable, to render the provisions of any “fair price,” “moratorium,” “control share acquisition” or any other takeover or anti-takeover statute or similar federal or state law (each, an “Anti-Takeover Statute”) inapplicable to this Agreement, the Offer, the Merger, the Tender Agreements or any other Transaction.

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Section 4.32.         No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article 4, none of the Company or any of its Affiliates nor any other Person on behalf of any of them makes or has made any express or implied representation or warranty with respect to the Company, its Subsidiaries or their respective businesses or with respect to any other information provided, or Made Available, to Parent, Merger Sub or their respective Representatives or Affiliates in connection with the Transactions, including the accuracy or completeness thereof.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the Parent Disclosure Schedules (each section of which qualifies the correspondingly numbered and lettered representation and warranty in this Article 5 to the extent specified therein and the representations and warranties in such other sections of this Agreement as to which the relevance of the disclosure is reasonably apparent on its face) delivered by Parent and Merger Sub to the Company prior to or simultaneously with the execution of this Agreement (the “Parent Disclosure Schedules”), each of Parent and Merger Sub hereby represents and warrants to the Company as follows:

Section 5.01.         Corporate Existence and Power. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and, when applicable, in good standing under the laws of its jurisdiction of formation and has all corporate powers required to carry on its business as now conducted in all material respects.

Section 5.02.         Authorization; Enforceability. Each of Parent and Merger Sub has full power and authority to enter into this Agreement and to consummate the Transactions. The execution and delivery by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub. Each of Parent and Merger Sub has duly executed this Agreement, and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes a valid and binding agreement of each of Parent and Merger Sub, enforceable against each such Person in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity. The boards of directors of each of Parent and Merger Sub have determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of Parent or Merger Sub (as the case may be) and its stockholders and approved and declared advisable this Agreement and the transactions contemplated hereby.

Section 5.03.         Governmental Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) compliance with any applicable requirements of the HSR Act and any applicable foreign antitrust, competition, merger control or trade regulation law, (iii) the filing with the SEC of (A) the Schedule TO and (B) any other filings and reports that may be required in connection with this Agreement and the Transactions under the Exchange Act, (iv) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other U.S. state or federal securities laws and stock exchange rules and (v) any actions or filings the absence of which would not have, individually or in the aggregate, a Parent Material Adverse Effect.

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Section 5.04.         Non-contravention. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions do not and will not (with or without notice or lapse of time or both) (i) contravene, conflict with or result in any violation or breach of any provision of the articles of organization or bylaws (or similar governing documents) of Parent or the articles of organization and bylaws of Merger Sub, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law or Order or (iii) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under constitute a change of control or default under, result in termination or cancellation or give to others any right of termination, vesting, amendment, acceleration or cancellation of any Contract to which Parent, Merger Sub or any other Subsidiary of Parent is a party, or by which they or any of their respective properties or assets may be bound or affected or any Permits affecting, or relating in any way to, the property, assets or business of Parent, Merger Sub or any other Subsidiary of Parent or (iv) result in the creation or imposition of any Lien on any rights, property or asset of Parent, Merger Sub or any other Subsidiary of Parent, with such exceptions, in the case of each of clauses (ii) through (iv) above, as would not have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.05.         Capitalization and Operation of Merger Sub. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $.001 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned directly or indirectly by Parent. Merger Sub has been formed solely for the purpose of engaging in the Transactions and prior to the Effective Time will have engaged in no other business activities or hold any assets (other than those necessary to perform under this Agreement) and will have incurred no liabilities or obligations other than as contemplated hereby.

Section 5.06.         No Vote of Parent Stockholders; Required Approval. No vote or consent of the holders of any class or series of capital stock of Parent or the holders of any other securities of Parent (equity or otherwise) is necessary to adopt this Agreement, or to approve the Merger or the other Transactions. The vote or consent of Parent or a wholly owned Subsidiary of Parent as the sole stockholder of Merger Sub is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve the Merger and adopt this Agreement, which consent shall be given immediately following the execution of this Agreement.

Section 5.07.         Disclosure Documents. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Offer Documents or the Schedule 14D-9 will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the holders of Shares, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company in writing for inclusion or incorporation by reference in the Offer Documents.

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Section 5.08.         Litigation. As of the date of this Agreement, there is no Proceeding pending against or, to the knowledge of Parent, threatened in writing against or affecting, Parent or any of its Subsidiaries that would have, individually or in the aggregate, a Parent Material Adverse Effect or that relates to this Agreement or any of the transactions contemplated hereby. Neither Parent nor any of its Subsidiaries is subject to any Order that would have, individually or in the aggregate, a Parent Material Adverse Effect or that relates to this Agreement or any of the transactions contemplated hereby.

Section 5.09.         Section 203 of DGCL; Ownership. As of the date hereof, none of Parent, Merger Sub or any of their respective Subsidiaries or controlled Affiliates beneficially owns, directly or indirectly (including pursuant to a derivatives contract), any Shares or Preferred Shares or other securities convertible into, exchangeable for or exercisable for Shares and none of Parent or any of their respective Subsidiaries or controlled Affiliates has any rights to acquire, directly or indirectly, any Shares except pursuant to this Agreement. As of the date hereof, none of Parent or any of their “affiliates” or “associates” is, or at any time during the last three (3) years has been, an “interested stockholder” of the Company, in each case as defined in Section 203 of the DGCL.

Section 5.10.         Parent Material Adverse Effect. No Effects have occurred or are reasonably expected to occur that would constitute, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.11.         Available Funds; Solvency.

(a)          As of the Closing, Parent and Merger Sub will have all funds necessary for the payment of the aggregate Offer Prices and Merger Consideration, as the case may be, and sufficient for the satisfaction of all of Parent’s and Merger Sub’s obligations in connection with this Agreement.

(b)          Assuming the Company is solvent prior to the Effective Time, immediately after giving effect to the Transactions (including payment of all related fees and expenses and other obligations), as of the Effective Time, Parent and its Subsidiaries will have adequate capital to carry on their businesses and all businesses in which they are about to engage.

Section 5.12.         Brokers’ Fees. Except as set forth on Section 5.12 of the Parent Disclosure Schedules, there is no investment banker, broker, finder or other agent or intermediary that has been retained by or is authorized to act on behalf of Parent or any of its Subsidiaries, that is entitled to any financial advisory, banking, broker’s, finder’s or similar fee or commission in connection with the Offer, the Merger or any of the other Transactions.

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Section 5.13.         No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article 5, none of Parent, Merger Sub or any of its Affiliates nor any other Person on behalf of any of them makes or has made any express or implied representation or warranty with respect to Parent, its Subsidiaries or their respective businesses or with respect to any other information provided, or made available, to the Company, its Subsidiaries or their respective Representatives or Affiliates in connection with the Transactions, including the accuracy or completeness thereof. Parent and Merger Sub acknowledge and agree that, except for the representations and warranties made by the Company in Article 4 (as qualified by the applicable items disclosed in the Company Disclosure Schedules), neither the Company nor any other Person is making or has made any representations or warranties, expressed or implied, at law or in equity, with respect to or on behalf of the Company or any of its Subsidiaries, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the Company or any of its Subsidiaries or any other matter furnished or provided to Parent or Merger Sub or made available to Parent, Merger Sub or their Representatives in the Data Room or any other “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement or the Transactions. Parent and Merger Sub are not relying and specifically disclaim that they are relying upon or have relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that the Company and its Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representations and warranties. Parent and Merger Sub have conducted their own independent investigation of the Company and the Company Subsidiaries and the Transactions and have had an opportunity to discuss and ask questions regarding the Company and the Company Subsidiaries’ businesses with the management of the Company.

ARTICLE 6
COVENANTS

Section 6.01.         Conduct of the Company.

(a)          During the period commencing on the date of this Agreement and ending on the earlier of the termination of this Agreement in accordance with Article 8 and the Effective Time (the “Pre-Closing Period”), except as (i) set forth in Section 6.01 of the Company Disclosure Schedules, (ii) contemplated by this Agreement, (iii) required by Applicable Law or (iv) undertaken with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed) the Company shall, and shall cause each of the Company Subsidiaries to, use commercially reasonable efforts to conduct its business in the ordinary course, and to the extent consistent therewith, use its commercially reasonable efforts to maintain and preserve substantially intact its business organization, assets and technology and material business relationships.

(b)          Except as set forth in clauses (i) through (iv) of Section 6.01(a), during the Pre-Closing Period, the Company shall not, nor shall it permit any of the Company Subsidiaries to, do any of the following:

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(i)          (A) declare, set aside, or pay any dividends on, or make any other distributions (whether in cash, stock or property) with respect to, any of its capital stock, other than dividends or distributions by a direct or indirect wholly owned Company Subsidiary or another wholly owned Company Subsidiary or the payment of accrued dividends with respect to awards granted under the Company Stock Plans that become vested after the date of this Agreement, (B) adjust, split, reverse split, combine, subdivide, reclassify, redeem, purchase, repurchase or otherwise acquire, directly or indirectly, or amend, the Company’s or any Company Subsidiary’s securities, including any options, equity or equity-based compensation, warrants, convertible securities or other rights of any kind to acquire any of such securities or issue or authorize the issuance of any other securities in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire (1) any shares of its capital stock or other voting securities or (2) any options, warrants, calls or rights to acquire, or any securities convertible into or exchangeable for, any such shares or voting securities (except (i) upon the exercise of, or withholding of Shares to satisfy Tax obligations upon vesting, settlement or exercise of, awards granted under the Company Stock Plans and (ii) in connection with the satisfaction of any Tax liability or the payment of any exercise or purchase price relating to awards granted under the Company Stock Plans);

(ii)         issue, deliver, sell, transfer, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock or other securities or any options, warrants, calls or rights to acquire any such shares or other voting securities (other than (A) the issuance of Shares pursuant to the exercise, vesting or settlement of the Company Options in accordance with the applicable terms thereof, (B) the issuance of equity awards to new hires in an amount not to exceed 25,000 Shares in the aggregate or (C) the issuance of Shares under the Employee Stock Purchase Plan with respect to the offering period in effect as of the date of this Agreement);

(iii)        amend the Organizational Documents of the Company or any of the Company Subsidiaries;

(iv)        merge or consolidate with, or purchase an equity interest in, or acquire all or substantially all of the assets of, any Person or any division or business thereof;

(v)         sell, lease or otherwise dispose of any of its real or personal properties or assets (including capital stock of any Company Subsidiary) that are material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole, other than sales of inventory and other assets in the ordinary course of business;

(vi)        adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, with respect to the Company or any Company Subsidiary;

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(vii)       (A) incur any Indebtedness of the Company or any Company Subsidiaries or guarantee Indebtedness of another Person, other than (1) Indebtedness under the Company’s or the Company Subsidiaries’ existing lines of credit or other facilities, (2) Indebtedness incurred to finance capital expenditures permitted by clause (vii) below and mergers, consolidations or purchases permitted by clause (iv) above and (3) Indebtedness incurred in connection with the refinancing of any Indebtedness existing on the date of this Agreement on substantially similar or more favorable terms and of an equal or lesser amount or permitted to be incurred, assumed or otherwise entered into pursuant to this clause (vii) or (B) make any loans or capital contributions to, or investments in, any Person other than the Company Subsidiaries, other than in the ordinary course of business;

(viii)      make or authorize any capital expenditures other than in the ordinary course of business consistent with past practice, other than (A) in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance), (B) capital expenditures accounted for in the 2018 budget Made Available to Parent or (C) otherwise in an aggregate amount for all such capital expenditures made pursuant to this clause (C) not to exceed $250,000;

(ix)         sell, lease, license, pledge, transfer, subject to any lien or otherwise dispose of any Intellectual Property of the Company or Company Subsidiaries, material assets or material properties except (i) with respect to assets or properties other than Software and other Intellectual Property, pursuant to existing Contracts or commitments, (ii) non-exclusive licenses of Software and other Intellectual Property owned by the Company or any Company Subsidiary to its customers, contractors, partners or suppliers in the ordinary course of business, (iii) sales of supplies and similar tangible inventory or used equipment in the ordinary course of business, or (iv) Permitted Liens incurred in the ordinary course of business;

(x)          enter into any contract that would constitute a Material Contract if in existence on the date hereof, or modify, amend or terminate any Material Contract to which the Company or any of the Company Subsidiaries is a party in a manner, in each case other than in the ordinary course of business consistent with past practice or as required by Applicable Law;

(xi)         hire, engage, promote or terminate (other than for cause, death or disability) the employment or engagement of any employee or individual consultant who will earn annual base compensation in excess of $200,000;

(xii)        (A) grant any material increase in base salary or bonus opportunity to any executive officer of the Company or any Company Subsidiary, except (1) as required under the terms of existing Contracts in effect as of the date hereof (including the terms of any Company Employee Plan) or (2) for employment arrangements for, or grants of compensatory awards to, promoted or newly hired employees, (B) adopt or terminate any material Company Employee Plan (except as required by Applicable Law, as required under the terms of any existing Company Employee Plan in effect as of the date hereof, or for employment arrangements for, or grants of compensatory awards to, promoted or newly hired employees) or (C) amend in any material respect any material Company Employee Plan, except as required by Applicable Law or to maintain the Tax-qualified status of any Company Employee Plan or in the ordinary course of business;

(xiii)       take any action requiring notice to employees, or triggering any other obligations, in accordance with the WARN Act or any similar state, local or foreign Applicable Law;

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(xiv)      make any material change in accounting methods, principles or practices, except insofar (A) as may have been required by a change in GAAP (or any interpretation thereof) or Regulation S-X under the Securities Act, (B) as may be required by a change in Applicable Law or (C) as disclosed in the Company SEC Documents or as required by a Governmental Authority or quasi-governmental entity (including the Financial Accounting Standards Board or any similar organization);

(xv)       write up, write down or write off the book value of any material assets, except to the extent required by GAAP;

(xvi)      waive any non-competition, non-solicitation or other restrictive covenants applicable to the employees of the Company or the Company Subsidiaries;

(xvii)     fail to use reasonable best efforts to maintain in effect material insurance policies covering the Company and each Company Subsidiary and their respective properties, assets and businesses;

(xviii)    (1) settle, release, waive or compromise any Proceeding or other claim (or threatened Proceeding or other claim), other than any settlement, release, waiver or compromise that (A) results solely in monetary obligations involving only the payment of monies by the Company or any Company Subsidiary of not more than $250,000 in the aggregate (excluding monetary obligations that are funded by an indemnity obligation to, or an insurance policy of, the Company or any Company Subsidiary) or (B) results in no monetary or other material non-monetary obligation of the Company or any Company Subsidiary; provided that (x) the settlement, release, waiver or compromise of any Proceeding or claim brought by the stockholders of the Company against the Company and/or its directors relating to the Transactions or a breach of this Agreement or any other agreements contemplated hereby shall be subject to Section 6.11 and (y) the foregoing shall not permit the Company to settle, release, waive or compromise any Proceeding or claim that (a) provides for the grant to any Third Party of a license or other grant of rights to any material Intellectual Property of the Company or a Company Subsidiary or (b) would impose any material restrictions or changes on the business or operations of, or the admission of wrongdoing by, the Company or a Company Subsidiary or (2) commence any material Proceeding, other than in the ordinary course of business;

(xix)       adopt or implement any stockholder rights plan or similar arrangement;

(xx)        make any material election other than in the ordinary course of business consistent with past practice, change or revoke any Tax election, change any method of Tax accounting, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle any Tax claim or assessment for any material amount of Taxes that is inconsistent with past practices or that is not reasonably expected to result in a material Tax liability after the Closing, surrender any material right to claim a refund of Taxes, or consent to any extension or waiver of the limitation period, other than automatic extensions of time to file Tax Returns applicable to any Tax claim or assessment; or

(xxi)       authorize any of, or commit or agree in writing to take any of, the foregoing actions.

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(c)          Notwithstanding anything to the contrary in this Section 6.01, the parties hereto acknowledge and agree that (i) nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control, direct, or in any way exercise beneficial ownership with respect to the Company’s operations (including for purposes of the HSR Act) prior to the consummation of the Offer and (ii) no consent of Parent shall be required with respect to any matter set forth in this Agreement to the extent that the requirement of such consent would violate any Applicable Law. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision over its operations.

Section 6.02.         Unsolicited Proposals.

(a)          Except as expressly permitted by this Section 6.02, from the date of this Agreement until the consummation of the Offer (including the payment for all Shares and Preferred Shares validly tendered and not withdrawn pursuant to the Offer) or, if earlier, the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause the Company Subsidiaries and direct the Company’s Representatives not to, directly or indirectly (i) initiate, solicit or knowingly encourage or knowingly facilitate the making of any Acquisition Proposal or any inquiry, proposal or request for information that could reasonably be expected to lead to, or result in, an Acquisition Proposal, (ii) other than informing Third Parties of the existence of the provisions contained in this Section 6.02, engage in negotiations or discussions with, or furnish any information concerning the Company or any of the Company Subsidiaries to, any Third Party who has made, or in response to, an Acquisition Proposal or any inquiry, proposal or request for information that could reasonably be expected to lead to, or result in, an Acquisition Proposal or (iii) resolve or agree to do any of the foregoing. Promptly following the execution and delivery of this Agreement on the date hereof, the Company shall (A) cease and cause to be terminated all existing discussions or negotiations of the Company, its Affiliates and its and their Representatives with any Person conducted heretofore with respect to any Acquisition Proposal, or any inquiry or proposal that could reasonably be expected to lead to, or result in, an Acquisition Proposal, (B) terminate access by any Third Party to the Data Room or any physical or other electronic data room relating to any potential Acquisition Transaction and (C) request the prompt return or destruction of any confidential information provided to any Third Party within the twelve (12) months immediately preceding the date of this Agreement in connection with a proposed Acquisition Transaction. It is agreed that any violation of the restrictions set forth in this Section 6.02(a) by any Representative of the Company or any of its Affiliates shall constitute a breach of this Section 6.02(a) by the Company. Notwithstanding anything herein to the contrary, the Company shall be permitted to grant waivers of, and not enforce, any standstill provision or similar provision that has the effect of prohibiting the counterparty thereto from making an Acquisition Proposal solely (x) in order to permit the counterparty thereto to make a non-public Acquisition Proposal or (y) to the extent the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and financial advisor, that failure to do so would be reasonably likely to be inconsistent with the Company Board’s fiduciary duties under Applicable Law.

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(b)          Notwithstanding anything to the contrary contained in this Agreement, if at any time after the date hereof and prior to the consummation of the Offer, the Company receives an unsolicited written Acquisition Proposal (which Acquisition Proposal was made after the date of this Agreement and did not result from a material breach of this Section 6.02), the Company and the Company Board and/or their Representatives may, subject to compliance with this Section 6.02(b), engage in negotiations or discussions with, or furnish any information and reasonable access to, such Third Party making such Acquisition Proposal and/or its Representatives or potential financing sources if the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and financial advisor, and based on information then available, that such Acquisition Proposal constitutes, or could reasonably be expected to lead to, or result in, a Superior Proposal; provided, that (i) prior to furnishing any non-public information, the Company receives from such Third Party an executed Acceptable Confidentiality Agreement and (ii) any such non-public information so furnished has been previously provided or made available to Parent or is provided or made available to Parent promptly (and in any event within 24 hours) after it is so furnished to such Third Party. Notwithstanding anything to the contrary contained in this Agreement, the Company may, following the receipt of an Acquisition Proposal, contact the Third Party that has made such Acquisition Proposal to (i) clarify and understand the terms and conditions thereof to facilitate the Company Board’s (or committee’s) determination with respect to whether such Acquisition Proposal constitutes, or could reasonably be expected to lead to, or result in, a Superior Proposal and (ii) inform such Third Party of the provisions of this Section 6.02.

(c)          Except as otherwise provided in the last sentence of this Section 6.02(c) or in Section 6.02(d), until the termination of this Agreement, neither the Company Board nor any committee thereof shall (i) (A) withhold, withdraw (or not continue to make), qualify or modify (or publicly propose or resolve to withhold, withdraw (or not continue to make), qualify or modify in any manner adverse to Parent) in any manner, the Board Recommendation, (B) take any action to exempt any Person (other than Parent and its Affiliates) from any applicable state takeover statute, (C) approve, adopt or recommend any Acquisition Proposal, or propose publicly to approve, adopt or recommend, any Acquisition Proposal, (D) fail to publicly reaffirm the Board Recommendation within four (4) Business Days after Parent so requests in writing, or (E) make any public statement inconsistent with the Board Recommendation (any action described in this clause (i) being referred to as a “Change in Recommendation”) or (ii) allow the Company or any of the Company Subsidiaries to execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement or similar agreement or arrangement (other than an Acceptable Confidentiality Agreement) with any Third Party providing for an Acquisition Transaction or requiring the Company to abandon, terminate or fail to consummate the Merger or any of the other Transactions, or requiring the Company to fail to comply with this Section 6.02 (an “Alternative Acquisition Agreement”). Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the consummation of the Offer, in the event a material development, event, fact, occurrence or material change in circumstances (other than an Acquisition Proposal) occurs or arises after the date of this Agreement that was not known or reasonably foreseeable by the Company Board as of the date of this Agreement, the Company Board may make a Change in Recommendation if the Company Board determines, after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the Company Board’s fiduciary duties under applicable Law; provided, that the Company has provided Parent four (4) Business Days’ prior written notice advising Parent that it intends to take such action and specifying, in reasonable detail, the reasons for such action.

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(d)          Notwithstanding anything to the contrary contained in this Agreement, but subject to Section 6.02(e), at any time prior to the consummation of the Offer if, in response to an unsolicited written Acquisition Proposal made after the date of this Agreement that did not result from a material breach of this Section 6.02, the Company Board determines in good faith (after consultation with its outside legal counsel and financial advisor) that (i) such Acquisition Proposal constitutes a Superior Proposal and (ii) the failure to approve or recommend such Superior Proposal would be reasonably likely to be inconsistent with the Company Board’s fiduciary duties under applicable Law, the Company may make a Change in Recommendation and/or terminate this Agreement pursuant to Section 8.01(d)(i) and this Section 6.02(d) to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal; provided, however, that the Company may not terminate this Agreement pursuant to Section 8.01(d)(i) and this Section 6.02(d) unless (y) the Company has complied in all material respects with its obligations under this Section 6.02, including to its obligations set forth in Section 6.02(e), and (z) the Company pays, or causes to be paid, to Parent, the Termination Fee payable pursuant to Section 9.04(b) substantially concurrently with such termination.

(e)          Notwithstanding anything to the contrary contained in this Agreement, the Company Board shall not make a Change in Recommendation pursuant to Section 6.02(d) and the Company shall not be entitled to terminate this Agreement pursuant to Section 8.01(d)(i) and Section 6.02(d) unless (x) the Company shall have provided to Parent three (3) Business Days’ prior written notice (the “Superior Proposal Notice”) advising Parent that the Company intends to take such action and specifying, in reasonable detail, the material terms and conditions of any such Superior Proposal and, if applicable and not prohibited by the terms of any confidentiality or non-disclosure agreement to which the Company is a party as of the date hereof, providing a copy of the relevant proposed transaction agreement (it being understood that, in the event of any change in the per share consideration or form of consideration offered under, or any other material amendment or modification of such Superior Proposal, the time periods in this Section 6.02(e) shall be extended by one (1) additional Business Day) and (y):

(i)          during such three (3) Business Day period, if requested by Parent, the Company shall have engaged in good faith negotiations with Parent regarding changes to the terms of this Agreement intended to cause such Acquisition Proposal to no longer constitute a Superior Proposal; and

(ii)         the Company Board shall have considered any adjustments to this Agreement (including a change to the price terms hereof) and any other adjustments that may be irrevocably proposed in writing by Parent (the most recent such adjustments, the “Proposed Changed Terms”) no later than 5:00 p.m., Philadelphia, Pennsylvania time, on the on the third (3rd) Business Day of such three (3) Business Day period and shall have determined in good faith (after consultation with its outside legal counsel and financial advisor) that the Superior Proposal would continue to constitute a Superior Proposal if the Proposed Changed Terms were to be given effect.

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For the avoidance of doubt, if Parent, within four (4) Business Days following its receipt of a Superior Proposal Notice, makes an irrevocable written offer that, as determined in good faith by the Company Board (after consultation with its outside legal counsel and financial advisor) results in the applicable Acquisition Proposal no longer being a Superior Proposal, then the Company Board shall have no right to make a Change in Recommendation pursuant to Section 6.02(d) and the Company shall have no right to terminate this Agreement pursuant to Section 8.01(d)(i) or Section 6.02(d) as a result of such Acquisition Proposal, unless such Acquisition Proposal is subsequently determined by the Company Board (after consultation with its outside legal counsel and financial advisor) to be a Superior Proposal in accordance with Section 6.02(d), in which case Section 6.02(e) shall apply to such determination.

(f)          The Company shall promptly (and in any event within 24 hours) advise Parent in writing in the event that the Company receives any Acquisition Proposal, and in connection with such notice, if applicable, provide to Parent the material terms and conditions (including, unless prohibited by the terms of any confidentiality or non-disclosure agreement existing as of the date of this Agreement, the identity of the Person making any such Acquisition Proposal) of any such Acquisition Proposal. The Company shall (i) keep Parent reasonably informed on a reasonably current basis of the status of any such Acquisition Proposal, (ii) promptly (and in any event within 24 hours) notify Parent in writing of any material change to the material terms of any such Acquisition Proposal or any determination by the Company Board pursuant to Section 6.02(b) and (iii) provide to Parent as soon as practicable (and in any event within 24 hours) after receipt or delivery thereof of any written indication of interest (or amendment thereto) or any written material that constitutes an Acquisition Proposal (or amendment thereto) including copies of any proposed Alternative Acquisition Agreements and any financing commitments related thereto.

(g)          Nothing contained in this Agreement shall prohibit the Company or the Company Board, directly or indirectly through their respective Representatives, from (i) taking and disclosing any position or disclosing any information reasonably required under Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer), (ii) making any “stop, look and listen” communication to the Company’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act, (iii) the accurate disclosure of factual information regarding the business, financial condition or results of operations of the Company or (iv) the accurate disclosure of the fact that an Acquisition Proposal has been made, the identity of the party making such Acquisition Proposal, the material terms of such Acquisition Proposal and/or the operation of this Agreement with respect thereto; provided, that in all cases, no Change in Recommendation may be made unless the Company shall have first complied with its obligations under Section 6.02(c), Section 6.02(d) and Section 6.02(e).

Section 6.03.         [Intentionally Omitted].

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Section 6.04.         Access to Information; Confidentiality.

(a)          Subject to Applicable Law, upon reasonable advance notice to the Company, the Company shall (and shall cause the Company Subsidiaries and the officers, directors and agents of the Company and each Company Subsidiary to) afford Parent’s officers and Parent’s other authorized Representatives reasonable access, during normal business hours throughout the Pre-Closing Period, to its officers, agents, properties, books, Contracts and records, and, with the Company’s consent, which shall not be unreasonably withheld, delayed or conditioned, to the employees of the Company and the Company Subsidiaries; and shall furnish Parent and Merger Sub all financial, operating and other data and information as Parent and Merger Sub through their officers, employees or agents, may reasonably request; provided that none of the Company, any Company Subsidiary and any Representative of the Company shall be required to provide such access to or to disclose such information where such access or disclosure would in the good faith judgment of the Company (i) contravene any Applicable Law, Contract of the Company or any Company Subsidiary or Order, (ii) would reasonably be expected to violate or result in a loss or impairment of any attorney-client, work product privilege or Intellectual Property right or (iii) materially interfere with the conduct of the business of the Company or any of the Company Subsidiaries.

(b)          No information or knowledge obtained by Parent or Merger Sub pursuant to Section 6.02, this Section 6.04 or otherwise shall affect or be deemed to affect or modify any representation, warranty, covenant or agreement made by the Company contained herein, the conditions to the obligations of the parties to consummate the Merger in accordance with the terms and provisions hereof or otherwise prejudice in any way the rights and remedies of Parent or Merger Sub hereunder, nor shall any such information, knowledge or investigation be deemed to affect or modify Parent’s or Merger Sub’s reliance on the representations, warranties, covenants and agreements made by the Company in this Agreement.

(c)          Each of Parent and Merger Sub acknowledges that all information provided to it or any of its Representatives by the Company or any of its Representatives in connection with this Agreement and the consummation of the Transactions shall be deemed to be provided under, and shall be treated in accordance with, the Confidentiality Agreement.

Section 6.05.         Notice of Certain Events. During the Pre-Closing Period, each party hereto shall promptly notify the other in writing of:

(a)          any notice or other communication received by such party or any of its Subsidiaries from any Person alleging that the consent, approval, permission of or waiver from such party is or may be required in connection with the Transactions;

(b)          any notice or other communication received by such party or any of its Subsidiaries from any Governmental Authority in connection with the Transactions;

(c)          any Stockholder Litigation; and

(d)          any fact, event or circumstance known to it that would be reasonably likely to result in the failure of any of the conditions set forth in Article 7 to be satisfied; provided, that the failure to deliver any notice pursuant to this Section 6.05 shall not be considered in determining whether the conditions set forth in Article 7 have been satisfied; provided, further, that no notification given by any party pursuant to this Section 6.05 shall (A) limit or otherwise affect any of the representations, warranties, covenants, obligations or conditions contained in this Agreement, (B) otherwise prejudice in any way the rights and remedies contained in this Agreement, (C) be deemed to affect or modify such party’s reliance on the representations, warranties, covenants and agreements made by the other parties in this Agreement or (D) be deemed to amend or supplement the Company Disclosure Schedules or prevent or cure any misrepresentation, breach of warranty or breach of covenant by such party.

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Section 6.06.         Employee Matters.

(a)          From and after the Closing Date, with respect to all employees of the Surviving Corporation or any Subsidiary of the Surviving Corporation at the Effective Time (“Continuing Employees”), Parent shall cause the service of each such Continuing Employee with the Company, the Surviving Corporation, the Company Subsidiaries, the Subsidiaries of the Surviving Corporation and all of their respective predecessors to be recognized for purposes (other than for purposes of service or benefit accrual under any defined benefit pension plan) under each employee benefit plan, program or arrangement of the Surviving Corporation, the Parent or any of their respective Affiliates (collectively, the “Parent Benefit Plans”) in which any Continuing Employee is or becomes eligible to participate, except to the extent such credit would result in a duplication of benefits. Additionally, each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all Parent Benefit Plans to the extent coverage under such Parent Benefit Plan replaces coverage under a comparable Company Employee Plan in which such Continuing Employee participated or was eligible to participate immediately before the replacement. Without limiting the foregoing, each Continuing Employee that was eligible to participate in the JetPay Corporation 401(k) Plan (the “Company 401(k) Plan”) immediately prior to the Closing Date shall be eligible to participate, immediately following the Closing, in a 401(k) plan maintained by Buyer or one of its Affiliates.

(b)          For a period of twelve (12) months immediately following the Closing Date, or if earlier, the date Continuing Employee terminates employment with Parent or its Affiliates, Parent shall provide, or cause its Affiliates to provide each Continuing Employee with (i) the hourly wage or base salary and target cash bonus opportunity for each Continuing Employee that, in each case, are substantially comparable in the aggregate to those in effect for similar Company employees employed immediately prior to the Closing Date and (ii) all other compensation and benefits (other than participation in a defined benefit pension plan, stock purchase plan and equity plans) that are at substantially comparable in the aggregate to such Continuing Employee as those provided to such Continuing Employee immediately prior to the Closing Date, provided such Continuing Employee’s duties or employment status as full-time or part-time do not change. In addition to, and without limiting, the foregoing provisions of this Section 6.06(b) in the event of the termination of employment of any Continuing Employee during the twelve (12) months immediately following the Closing Date, Parent shall provide such Continuing Employee with severance payments and benefits that are substantially comparable in the aggregate to the greater of the severance payments and benefits Continuing Employee would have been entitled (i) under the severance plan or policy of the Company or Company Subsidiary applicable to such Continuing Employee immediately prior to the Closing or (ii) under the severance plans, agreements or arrangements of Parent and its Affiliates, as amended from time to time (excluding, after the Closing, the Surviving Corporation and its Subsidiaries) in effect at the time of such Continuing Employee’s termination of employment.

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(c)          Without limiting the generality of Section 6.06(a), from and after the Closing Date, with respect to each Parent Benefit Plan that is an “employee welfare benefit plan” as defined in Section 3(1) of ERISA in which any Continuing Employee is or becomes eligible to participate, Parent shall, or shall cause its Affiliates to, (i) waive all limitations as to pre-existing conditions, waiting periods, actively-at-work requirements, required physical examinations and other conditions and exclusions with respect to participation and coverage requirements applicable under such Parent Benefit Plan for such Continuing Employees and their eligible dependents to the same extent that such conditions, waiting periods, requirements and exclusions would not have applied or would have been satisfied or waived under the corresponding Company Employee Plan in which such Continuing Employee or eligible dependent was a participant and (ii) credit all co-payments, deductibles and other expenses paid by Continuing Employees and their eligible dependents under the corresponding Company Employee Plan in the plan year in which their participation in such plan ends and their participation in such Parent Benefit Plan begins for purposes of satisfying any deductible, co-payment, co-insurance and maximum-out-of-pocket requirements under such Parent Benefit Plan.

(d)          From and after the Closing Date, Parent will honor, and will cause the Surviving Corporation and its Subsidiaries to honor, in accordance with their terms as in effect on the Closing Date, all existing employment, retention, incentive, change in control and severance agreements between the Company or any Company Subsidiary and any Continuing Employee.

(e)          Parent, the Company and the Surviving Corporation acknowledge and agree that all provisions contained in this Section 6.06 are included for the sole benefit of the respective parties to this Agreement and shall not create any right in any other Person, including any right to continued employment or service with Parent, the Company, the Surviving Corporation or any of their respective Affiliates. Without limiting the generality of the foregoing, nothing in this Section 6.06 shall be deemed to (i) amend any Company Employee Plan or Parent Benefit Plan or (ii) limit the right of the Parent, the Company, the Surviving Corporation or any of their respective Affiliates to amend, merge or terminate any employee benefit plan, program, agreement or arrangement.

Section 6.07.         State Takeover Laws. If any “control share acquisition,” “business combination,” “fair price,” “moratorium” or other anti-takeover Applicable Law becomes or is deemed to be applicable to the Company, Parent, Merger Sub, the Merger or any other Transaction, then each of the Company, Parent, Merger Sub and their respective Boards of Directors shall use reasonable best efforts to ensure that the Offer, the Merger and any other Transaction contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such Applicable Law on this Agreement, the Offer, the Merger and any other Transaction contemplated hereby.

Section 6.08.         Obligations of Parent.

(a)          Parent shall cause Merger Sub to perform its obligations under this Agreement and to consummate the Offer and the Merger on the terms and conditions set forth in this Agreement.

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(b)          Parent shall not, and shall not permit Merger Sub to, adopt or publicly propose a plan of complete or partial liquidation, restructuring, recapitalization or other reorganization, or resolutions providing for or authorizing such a liquidation, dissolution, restructuring, recapitalization or other reorganization that would reasonably be expected to prevent, impede or delay the consummation of the Offer, the Merger or any of the other Transactions.

(c)          Solely to the extent such action would reasonably be expected to prevent or prohibit the consummation of the Offer, the Merger or any of the transactions contemplated hereby Parent shall not, and shall not permit any of its Subsidiaries to, (i) enter, or agree or commit to entrance, into agreements with respect to, or consummate, any mergers or business combinations, or any acquisition of any other Person or business or (ii) make, or agree or commit to make, loans, advances or capital contributions to, or investments in, any other Person.

Section 6.09.         Director and Officer Liability.

(a)          For six (6) years after the Effective Time, Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, maintain officers’ and directors’ liability insurance in respect of acts or omissions occurring at or prior to the Effective Time covering each such person currently covered by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date of this Agreement; provided, however, that in satisfying its obligation under this Section 6.09(a), the Surviving Corporation shall not be obligated to pay annual premiums in excess of 300% of the amount per annum the Company paid in its last full fiscal year prior to the date of this Agreement (the “Current Premium”) and if such premiums for such insurance would at any time exceed 300% of the Current Premium, then Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, cause to be maintained policies of insurance that provide the maximum coverage available at an annual premium equal to 300% of the Current Premium. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid “tail” or “runoff” policies have been obtained by the Company prior to the Effective Time, which policies provide such directors and officers with coverage for an aggregate period of six (6) years with respect to claims arising from facts or events that occurred on or before the Effective Time, including, in respect of the Transactions, and which it is hereby acknowledged by Parent are permitted to be obtained by the Company at any time prior to the Effective Time. If such prepaid policies have been obtained prior to the Effective Time, Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, maintain such policies in full force and effect for their full term, and continue to honor the obligations thereunder.

(b)          From and after the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) fulfill and honor in all respects the obligations of the Company and the Company Subsidiaries pursuant to (i) each indemnification, exculpation, expense reimbursement or advance agreement in effect between the Company or any of the Company Subsidiaries and any individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of, or serving as a director or officer of another Person at the request of, the Company or a Company Subsidiary (each, an “Indemnified Party”, and each such indemnification agreement, a “D&O Indemnification Agreement”), and (ii) any indemnification, exculpation, expense reimbursement or advance provision and any exculpation provision set forth in the certificate of incorporation or bylaws of the Company or other similar organizational documents of any Company Subsidiary as in effect on the date of this Agreement (the “Governing Document Indemnification Provisions”). For a period of six (6) years from and after the Effective Time, Parent and the Surviving Corporation shall not amend, repeal or otherwise modify the certificate of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and the Company Subsidiaries to contain provisions no less favorable with respect to exculpation, indemnification and reimbursement and advance of expenses of directors and officers of the Company for periods at and prior to the Effective Time than are currently set forth in the Organizational Documents of the Company and such Company Subsidiaries. To the fullest extent permitted by Applicable Law, Parent and the Surviving Corporation shall cause the D&O Indemnification Agreements to continue in full force and effect in accordance with their terms following the Effective Time.

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(c)          From and after the Effective Time, each of Parent and the Surviving Corporation shall, to the extent as provided in the D&O Indemnification Agreement and Governing Document Indemnification Provisions, indemnify and hold harmless each Indemnified Party against any costs or expenses (including advancing reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Applicable Law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened Proceeding arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred whether before, at or after the Effective Time in connection with such Indemnified Party’s service as a director or officer of the Company or any of its Subsidiaries (or acts or omissions in connection with such Indemnified Party’s service as officer, director, member, trustee or other fiduciary in any other entity if such services were at the request, at the direction or for the benefit of the Company); provided, that any Person to whom any funds are advanced pursuant to the foregoing must provide an undertaking to repay such advances if it is ultimately determined the indemnification of such Person is not entitled to indemnification. In the event of any such Proceeding in which the Indemnified Party seeks indemnification directly from Parent pursuant to this clause (c), Parent and the Surviving Corporation shall control the defense of any such Proceeding.

(d)          If any Indemnified Party makes any claim for indemnification or advancement of expenses under this Section 6.09 that is denied by the Parent and/or the Surviving Corporation, and a court of competent jurisdiction determines that the Indemnified Party is entitled to such indemnification or advancement of expenses, then the Parent or the Surviving Corporation shall pay the Indemnified Party’s costs and expenses, including reasonable legal fees and expenses, incurred by the Indemnified Party in connection with pursuing his or her claims.

(e)          If either of Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as applicable, shall assume the obligations set forth in this Section 6.09.

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(f)          The provisions of this Section 6.09 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under the articles of organization or bylaws, by contract or otherwise. The provisions of this Section 6.09 shall survive the Effective Time and shall thereafter not be terminated or amended in any manner so as to adversely affect any Indemnified Party.

Section 6.10.         Efforts.

(a)          Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under Applicable Laws and regulations or otherwise to consummate and make effective the Transactions as promptly as practicable, including (i) the obtaining of all necessary actions or non-actions, waivers, consents, clearances, approvals, and expirations or terminations of waiting periods from Governmental Authorities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval, clearance or waiver from, or to avoid an action or proceeding by, any Governmental Authority, including, without limitation, in connection with any Regulatory Law (all of the foregoing, collectively, the “Governmental Consents”), (ii) the delivery of required notices to, and the obtaining of all necessary consents, approvals or waivers from third parties, and (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions; provided that in no event shall the Company or any of the Company Subsidiaries be required to pay prior to the Closing any fee, penalty or other consideration to any third party for any consent or approval required for the consummation of the Transactions under any contract or agreement.

(b)          Subject to the terms and conditions herein provided and without limiting the foregoing, the Company and Parent shall cooperate with each other in (i) determining whether any filings are required to be made with, or Governmental Consents are required to be obtained from, any Governmental Authorities (including in any foreign jurisdiction in which the Company or its Subsidiaries are operating any business) and (ii) to the extent not made prior to the date hereof, timely making or causing to be made all such applications and filings as reasonably determined by Parent and the Company as promptly as practicable (and in any event within ten (10) Business Days after the date hereof with respect to filings or submissions required under the HSR Act). The filing fee required under the HSR Act shall be paid by Parent. Each party shall supply as promptly as practicable such information, documentation, other material or testimony that may be requested by any Governmental Authority, including by complying at the earliest reasonably practicable date with any request under or with respect to the HSR Act, any other Governmental Consent and any such other Applicable Laws for additional information, documents or other materials received by Parent or the Company or any of their respective Subsidiaries from the FTC or the DOJ, or any other Governmental Authority in connection with such applications or filings or the Transactions. Without limiting the foregoing, Parent, Merger Sub and their respective Affiliates shall not take any action with the intent of extending any waiting period or comparable period under any the HSR Act or enter into any agreement with any Governmental Authority not to consummate the transactions contemplated hereby, except with the prior written consent of the Company.

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(c)          Without limiting any of its other obligations hereunder, Parent and Merger Sub shall take all such further action as may be necessary to resolve such objections, if any, as the FTC, the Antitrust Division of the DOJ, state antitrust enforcement authorities, or competition authorities of any other nation or other jurisdiction (including multinational or supranational), or any other Person, may assert under any Applicable Law with respect to the transactions contemplated herein, and to avoid or eliminate each and every impediment under any Applicable Law that may be asserted by any Person with respect to the Merger, in each case so as to enable the Merger and the Transactions to occur as soon as possible (and in any event no later than the End Date), including by proposing, negotiating, committing to and effecting, by agreement, consent decree, hold separate order, trust or otherwise, (x) the sale, divestiture or disposition of such assets, businesses, services, products or product lines of Parent or the Company (or any of their respective Subsidiaries or Affiliates) or behavioral limitations, conduct restrictions or commitments with respect to any such assets, businesses, services, products or product lines of Parent or the Company (or any of their respective Subsidiaries or Affiliates), (y) the creation or termination of relationships, ventures, contractual rights or obligations of the Company or Parent or their respective Subsidiaries or Affiliates and (z) any other actions that would limit the freedom of action of Parent, the Company or any of their respective Subsidiaries or Affiliates with respect to, or its ability to retain, one or more of its or its Subsidiaries' (including the Company's or the Surviving Corporation's) or Affiliates' assets, businesses, services, products or product lines, in each case as may be required in order to obtain all required Governmental Consents as promptly as practicable (including expirations or terminations of waiting periods whether imposed by Applicable Law or agreement) and to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding, which would otherwise have the effect of preventing the consummation of the Merger or the transactions contemplated by this Agreement or delaying any of the foregoing beyond the End Date (each of (x), (y) and (z), a "Divestiture Action"). Neither the Company nor any of its Subsidiaries shall, without Parent's prior written consent, and neither Parent nor any of its Subsidiaries shall, without the Company's prior written consent, discuss or commit to any extension of any waiting period under any Applicable Law or any agreement not to consummate the Merger or any of the other transactions contemplated by this Agreement. None of Parent, Merger Sub or the Company shall be required to complete any Divestiture Action pursuant to this Section 6.10 unless it is expressly conditioned on the effectiveness of the Merger. Notwithstanding anything to the contrary in this Section 6.10(c), Parent and Merger Sub shall not be obligated to propose, negotiate, commit to and effect, or otherwise agree to, by agreement, consent decree, hold separate order, trust or otherwise (i) to any Divestiture Action which is not limited to the assets of the Company and its Subsidiaries and (ii) to any Divestiture Action involving the assets of the merchant Acquiring business of the Company and its Subsidiaries.

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(d)          Without limiting the foregoing and subject to applicable legal limitations and the instructions of any Governmental Authority, each of the Company and Parent agrees (i) to cooperate and consult with each other in connection with the making of all registrations, filings, notifications, communications, submissions and any other material actions pursuant to this Section 6.10, (ii) to furnish to the other such necessary information and assistance as the other may reasonably request in connection with its preparation of any notifications or filings, (iii) to keep each other apprised of the status of matters relating to the completion of the transactions contemplated therein, including promptly furnishing the other with copies of notices or other communications received by such party from, or given by such party to, any third party and/or any Governmental Authority with respect to the Transactions, (iv) to permit the other party to review and to incorporate the other party's reasonable comments in any communication to be given by it to any Governmental Authority with respect to obtaining the necessary approvals for the Transactions, and (v) not to participate in any meeting or discussion in person or by telephone expected to address substantive matters related to the transactions contemplated herein with any Governmental Authority in connection with the Transactions unless, to the extent not prohibited by such Governmental Authority, it gives the other party reasonable notice thereof and the opportunity to attend and observe. The parties shall take reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 6.10 in a manner so as to preserve any applicable privilege. Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.10(d) as “Antitrust Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Parent or the Company, as the case may be) or its legal counsel.

(e)          For purposes of this Agreement, "Regulatory Law" means the Sherman Act, the Clayton Act, the HSR Act, the FTC Act, the EC Merger Regulation, and all other applicable federal, state, foreign, multinational or supranational statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Applicable Laws, including, without limitation, any applicable antitrust, competition or trade regulation Applicable Laws, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition and including any Applicable Laws that relate to foreign investments.

(f)          During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, except as required by this Agreement, Parent, Merger Sub and their Affiliates shall not engage in any action or enter into any transaction or permit any action to be taken or transaction to be entered into, that would materially impair or delay Parent or Merger Sub's ability to consummate the Transactions or perform their obligations under this Agreement. Without limiting the generality of the foregoing, none of Parent, Merger Sub or any of their Affiliates shall acquire (whether by merger, consolidation, stock or asset purchase or otherwise), or agree to so acquire, any amounts of assets of or any equity in any other Person or any business or division thereof, unless that acquisition or agreement would not reasonably be expected to (i) increase the risk of not obtaining any authorizations, consents, orders, declarations or approvals of any Governmental Authority necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any waiting period under the HSR Act or (ii) increase the risk of any Governmental Authority entering an order prohibiting the consummation of the transactions contemplated by this Agreement, or increase the risk of not being able to remove any such order on appeal or otherwise.

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Section 6.11.         Stockholder Litigation. The Company shall, as promptly as reasonably practicable, and in any event within one (1) Business Day of being served, notify Parent in writing of, and shall (i) give Parent the opportunity to participate in the defense and settlement of, any Stockholder Litigation and (ii) keep Parent updated about all material developments in any such Stockholder Litigation. No compromise or settlement of any Stockholder Litigation shall be agreed to by the Company without prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed) unless such compromise or settlement involves only the payment of reasonable attorneys’ fees of the plaintiff and/or the modification of previous disclosure, which modification shall be reasonably acceptable to Parent.

Section 6.12.         Public Announcements. The parties hereto agree that the initial press release(s) to be issued with respect to the Transactions shall be in a form mutually agreed to by the parties hereto. Thereafter, each of Parent and the Company agree that no public release or announcement concerning the Transactions shall be issued by any party or its Subsidiaries without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by Applicable Laws or the rules or regulations of the Nasdaq, the NYSE or any other regulatory or governmental body to which the relevant party is subject or submits, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance. Notwithstanding the foregoing, the restrictions set forth in this Section 6.12 shall not apply to any release or announcement made or proposed to be made by the Company in connection with and related to a Superior Proposal or a Change in Recommendation.

Section 6.13.         Section 16 Matters. Prior to the Effective Time, the Company shall use reasonable best efforts to cause any dispositions of equity securities of the Company (including any derivative securities with respect to any equity securities of the Company) by each individual who is a director or officer of the Company, and who would otherwise be subject to Rule 16b-3 under the Exchange Act, to be exempt under Exchange Act Rule 16b-3.

Section 6.14.         Rule 14d-10 Matters. Prior to the scheduled expiration date of the Offer, the Company (acting through the Compensation Committee of the Company Board) shall use reasonable efforts to take all such steps as may be required to cause to be exempt under Rule 14d-10 promulgated under the Exchange Act any then effective employment compensation, severance or other employee benefit arrangement between the Company or any of its Subsidiaries and any director, officer or employee of the Company or any of its Subsidiaries who then holds Shares or Preferred Shares. Promptly upon Parent or any of its Affiliates entering into any such arrangement with any such Person, Parent will provide to the Company any and all information concerning such arrangements as may be needed by the Company to comply with this Section 6.14.

Section 6.15.         Stock Exchange De-listing. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Laws and rules and policies of the Nasdaq to cause the delisting of the Company and of the Company Common Stock from the Nasdaq as promptly as practicable after the Effective Time and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after such delisting.

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Section 6.16.         Director and Officer Resignations. At the Closing, the Company shall deliver to Parent evidence reasonably satisfactory to Parent of the resignation of the directors and officers of the Company and the Company Subsidiaries (other than directors of the Company and the Company Subsidiaries whom Parent determines shall continue to serve in such capacities following the Effective Time) in their capacity as such, effective at the Effective Time.

Section 6.17.         Section 280G Analysis. The Company covenants and agrees to provide Parent, at least two (2) Business Days prior to the Effective Time (and not prior to the Company’s receipt of any such analysis), with copies of any analysis or computations prepared by the Company or its Tax advisors with respect to the applicability of Section 280G of the Code to the Transactions (either alone or together with any other event).

Section 6.18.         IP Docket. From the date hereof to the Closing Date, the Company shall use reasonable best efforts to provide Parent a docket or other similar report, in form and substance reasonably agreeable to Parent, that sets forth all fees and annuities required to be paid, and documents required to be filed, within three (3) months following the Closing Date, to maintain the registrations or applications to register, as applicable, of Company Owned IP (except with respect to immaterial domain names).

Section 6.19.         Company 401(K) Plan. Prior to the Closing, the Company shall take all actions necessary to freeze the Company 401(k) Plan such that, as of the day selected by the Company, in its discretion, to freeze the Company 401(k) Plan (the “Freeze Date”), no employees may commence participation in the Company 401(k) Plan and no contributions to the Company 401(k) Plan will be permitted with respect to compensation earned by any participant after the Freeze Date.  Notwithstanding the foregoing or any other provision of this Agreement, (i) participants in the Company 401(k) Plan shall be permitted to continue to repay participant loans following the Freeze Date and (ii) the Company 401(k) Plan will be frozen no later than immediately prior to the Closing

ARTICLE 7
CONDITIONS TO THE MERGER

Section 7.01.         Conditions to the Obligations of Each Party. The obligation of each party hereto to consummate the Merger is subject to the satisfaction or, to the extent permitted by Applicable Law, waiver of, on or prior to the Closing, of the following conditions:

(a)          Merger Sub shall have accepted for payment all Shares and Preferred Shares validly tendered and not validly withdrawn pursuant to the Offer; and

(b)          No Order issued by a Governmental Authority having jurisdiction over any party hereto, nor any Applicable Law, shall be in effect that, in each case, makes consummation of the Merger illegal or otherwise prohibited.

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ARTICLE 8
TERMINATION

Section 8.01.         Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the consummation of the Offer:

(a)           by mutual written agreement of the Company and Parent;

(b)           by either the Company or Parent, if:

(i)          (A) the Offer shall not have been consummated in accordance with its terms and this Agreement on or before February 28, 2019 (the “End Date”) or (B) the Offer is terminated or withdrawn pursuant to its terms and this Agreement without any shares being purchased thereunder; provided, however, that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party hereto whose material breach of any of its obligations under this Agreement has been the primary cause of, or resulted in, the failure of the Offer to be consummated by the End Date;

(ii)         any Governmental Authority of competent jurisdiction shall have issued a final, non-appealable Order permanently restraining, enjoining or otherwise prohibiting the Merger; provided, however, that the right to terminate this Agreement under this Section 8.01(b)(ii) shall not be available to any party hereto whose material breach (including with respect to Parent, material breach by Merger Sub) of any of its obligations under this Agreement has been the primary cause of, or resulted in, such Order; or

(iii)        any Applicable Law shall have been promulgated, entered, enacted or issued or be applicable to the Merger by any Governmental Authority that prohibits, prevents or makes illegal the consummation of the Merger or the Transactions, and such Applicable Law shall be final and non-appealable;

(c)           by Parent:

(i)          if a Change in Recommendation shall have occurred (it being understood and agreed that any notice of the Company’s intentions to make a Change in Recommendation prior to effecting such Change in Recommendation shall not result in Parent having any termination rights pursuant to this Section 8.01(c)(i));

(ii)         if the Company shall have committed an Intentional and Knowing Breach of any material provision of Section 6.02; or

(iii)        if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of the Offer Condition in clause (iii)(B) or (iii)(C) of Exhibit A and (B) is incapable of being cured or has not been cured by the Company by the earlier of (1) 30 days after written notice has been given to Parent by the Company of such breach or failure to performance and (2) the End Date; provided, however, that Parent may not terminate this Agreement pursuant to this Section 8.01(c)(iii) if, at the time such termination would otherwise take effect in accordance with the foregoing, Parent or Merger Sub is in material breach of any provision of this Agreement such that the Company has the right (or would following notice and an opportunity to cure) to terminate this Agreement pursuant to Section 8.01(d)(ii).

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(d)          by the Company:

(i)          if, (A) the Company Board has determined to terminate this Agreement in response to a Superior Proposal in compliance with Section 6.02, (B) substantially concurrently with such termination of this Agreement the Company enters into a definitive Alternative Acquisition Agreement with respect to such Superior Proposal and (C) substantially concurrently with such termination pays to Parent by wire transfer in immediately available funds the Termination Fee required to be paid pursuant to Section 9.04(b);

(ii)         Parent shall have breached or failed to perform in any respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would have a Parent Material Adverse Effect and (B) is incapable of being cured or has not been cured by Parent within thirty (30) Business Days after written notice has been given by the Company to Parent of such breach or failure to perform; provided, however, that the Company may not terminate this Agreement pursuant to this Section 8.01(d)(ii) if, at the time such termination would otherwise take effect in accordance with the foregoing, the Company is in material breach of any provision of this Agreement; or

(iii)        If Merger Sub fails to commence the Offer as provided in Section 2.01(a) or consummate the Offer in accordance with Section 2.01(d); provided, however, that the Company may not terminate this Agreement pursuant to this Section 8.01(d)(iii) if such failure to commence the Offer resulted from the breach of this Agreement by the Company.

The party desiring to terminate this Agreement pursuant to this Section 8.01 (other than pursuant to Section 8.01(a)) shall give notice of such termination to each other party hereto and specify the applicable provision or provisions hereof pursuant to which such termination is effected.

Section 8.02.         Effect of Termination. If this Agreement is terminated pursuant to Section 8.01, this Agreement shall become void and of no effect without liability of any party (or any Representative of such party) to each other party hereto; provided, however, that the provisions of the last sentence of Section 2.02(b), Section 6.04(c), this Section 8.02 and Article 9 shall survive any termination hereof pursuant to Section 8.01; provided, further, that nothing herein shall relieve any party hereto from liability for fraud or any intentional and knowing (i.e., both the action that constituted the breach was deliberate and not inadvertent and, at the time, those taking or authorizing such action knew that such action would constitute a material breach) and material breach of this Agreement (an “Intentional and Knowing Breach”) prior to such termination. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement.

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ARTICLE 9
MISCELLANEOUS

Section 9.01.         Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered or sent if delivered in person or sent by facsimile transmission (provided that confirmation of facsimile transmission is obtained), (ii) on the fifth Business Day after dispatch by registered or certified mail, (iii) on the next Business Day if transmitted by national overnight courier or (iv) on the date delivered if sent by email (provided, that confirmation of email receipt is obtained), in each case as follows:

if to Parent or Merger Sub, to:

NCR Corporation

864 Spring Street

Atlanta, Georgia 30308

Attention: General Counsel

Email: Law.Notices@ncr.com

with a copy to:

Benesch, Friedlander, Coplan & Aronoff LLP

200 Public Square

Suite 2300

Cleveland, OH 44114

Attention: Sean T. Peppard

Email: speppard@beneschlaw.com

if to the Company, to:

JetPay Corporation

7450 Tilghman Street

Suite 170

Allentown, PA 18106

with a copy to:

Dechert LLP

Cira Centre
2929 Arch Street
Philadelphia, Pennsylvania 19104

Attention:	James A. Lebovitz, Esq.
Ian A. Hartman, Esq.

Facsimile No.:	215 698 3599
215 994 2222

Email:	james.lebovitz@dechert.com
ian.hartman@dechert.com

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Section 9.02.         Survival of Representations, Warranties and Covenants. The representations, warranties, covenants and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time; provided, that this Section 9.02 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 9.03.         Amendments and Waivers. Subject to Applicable Law and the limitations set forth in Section 2.01(b):

(a)          Any provision of this Agreement may be amended or waived at any time before or after approval of this Agreement and the Transactions by the parties hereto by action taken by or on behalf of their respective Boards of Directors, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided, however, that (i) without the further approval of the Company’s stockholders, no such amendment or waiver shall be made or given that requires the approval of the stockholders of the Company under the DGCL unless such required further approval is obtained and (ii) following the consummation of the Offer, (A) there shall be no amendment made to this Agreement and (B) there shall be no waiver by the Company (including pursuant to Section 9.03(b)) that would be adverse to the stockholders of the Company (other than Parent or Merger Sub).

(b)          Except as otherwise set forth in Section 9.03(a), any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived at any time prior to the Effective Time by any of the parties entitled to the benefit thereof only by a written instrument signed by each such party granting such waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 9.04.         Fees; Expenses.

(a)          Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b)          If this Agreement is terminated by the Company pursuant to Section 8.01(d)(i), the Company shall pay Parent (or an account designated by Parent) the Termination Fee substantially concurrently with such termination.

(c)          If this Agreement is terminated by Parent pursuant to Section 8.01(c)(i) or Section 8.01(c)(ii) then the Company shall promptly, but in no event later than two (2) Business Days after termination of this Agreement, pay Parent the Termination Fee.

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(d)          If this Agreement is terminated by Parent or the Company pursuant to Section 8.01(b)(i) or by Parent pursuant to Section 8.01(c)(iii) as a result of an Intentional and Knowing Breach by the Company of any of the representations, warranties, covenants or other agreements contained in this Agreement and (i) at any time on or after the date of this Agreement and prior to such termination an Acquisition Proposal shall have been publicly announced (and not publicly withdrawn) and (ii) (A) within twelve (12) months after the date of such termination, the Company enters into a definitive agreement to engage in an Acquisition Transaction, and thereafter such Acquisition Transaction is consummated (whether or not such consummation occurs before or after such twelve (12) month period), or (B) within twelve (12) months after the date of such termination, any Acquisition Transaction is consummated, then the Company shall pay Parent the Termination Fee promptly, but in no event later than five (5) Business Days after such consummation; provided, however, that for purposes of this Section 9.04(d), the term “Acquisition Transaction” shall have the meaning assigned to such term in Article 1 except that the reference to “fifteen percent (15%)” therein shall be deemed to be a reference to “fifty percent (50%).”

(e)          For the avoidance of doubt, any payment made by the Company under this Section 9.04 shall be payable only once with respect to this Section 9.04 and not in duplication even though such payment may be payable under one or more provisions hereof.

(f)          The Company acknowledges that the agreements contained in this Section 9.04 are an integral part of the Transactions and that without such provisions Parent and Merger Sub would not have entered into this Agreement. Parent shall promptly provide to the Company upon request therefor the wire transfer information required to make any payments pursuant to this Section 9.04. If the Company fails to pay the Termination Fee and Parent or Merger Sub commences a suit which results in an Order against the Company for the Termination Fee or any portion thereof, the Company shall reimburse Parent and Merger Sub for their reasonable and documented, out-of-pocket costs and expenses (including reasonable outside attorney’s fees and disbursements) in connection with such suit; provided that if Parent commences such a suit which does not result in an Order against the Company for the Termination Fee or any portion thereof, Parent shall reimburse the Company for its reasonable and documented, out-of-pocket costs and expenses (including reasonable outside attorney’s fees and disbursements) in connection with such suit.

(g)          Notwithstanding anything to the contrary contained in this Agreement, but subject to Section 9.09 with respect to the enforcement of the provisions of this Section 9.04, in the event that the Termination Fee is paid by the Company as required by this Section 9.04, Parent’s right to receive payment from the Company of the Termination Fee (as applicable) pursuant to this Section 9.04 shall constitute the sole and exclusive remedy of Parent, Merger Sub and their Affiliates and Representatives against the Company and the Company Subsidiaries and any of their respective former, current or future Representatives, general or limited partners, stockholders, members, managers, employees, Affiliates or assignees (collectively, the “Company-Related Parties”) for all damages, costs, fees, expenses, Liabilities, penalties or losses of any kind suffered as a result of or in connection with this Agreement (including the negotiation, execution, performance or breach thereof), the failure of the Transactions to be consummated or otherwise, and upon payment of such amount, none of the Company-Related Parties shall have any further Liability or obligation relating to or arising out of this Agreement or the Transactions under any theory of law or equity, contract, tort or otherwise.

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Section 9.05.         Assignment; Benefit.

(a)          This Agreement shall not be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided that Parent or Merger Sub, upon prior written notice to the Company, may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned Subsidiary of Parent; provided, further, that no such assignment shall relieve Parent or Merger Sub of any of its obligations hereunder.

(b)          Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective successors, and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except (i) the provisions of Section 6.09 (D&O Coverage) and Section 9.02 (Survival) shall inure to the benefit of the Persons or entities benefiting therefrom who are expressly intended to be third-party beneficiaries thereof and who may enforce the covenants contained therein, (ii) from and after the Effective Time, the holders of Shares shall be beneficiaries of the obligation to pay the Merger Consideration or Offer Prices, as applicable, (iii) from and after the acceptance of the Offer, the holders of Shares validly tendered and not validly withdrawn shall be beneficiaries of the obligation to pay the Company Share Offer Price and the holders of Preferred Shares shall be beneficiaries of the obligation to pay the Series A Offer Price, the Series A-1 Offer Price and the Series A-2 Offer Price, as applicable, and (iv) from and after the Effective Time, the provisions of Section 2.08 (Treatment of Equity Awards; Employee Stock Purchase Plan) shall inure to the benefit of those entitled to the payments thereunder; notwithstanding the foregoing, the Company shall be entitled and have the right to pursue and recover damages in the name of and on behalf of its stockholders in the event of any breach by Parent or Merger Sub of this Agreement.

Section 9.06.         Governing Law. This Agreement and any Proceedings arising out of or related hereto or to the Transactions or to the inducement of any party hereto to enter into this Agreement, whether for breach of contract, tortious conduct or otherwise (and whether predicated on common law, statute or otherwise) shall be governed by and construed in accordance with the laws of the State of Delaware, including all matters of construction, validity and performance, without regard to the conflicts of law rules that would refer a matter to the laws of another jurisdiction.

Section 9.07.         Jurisdiction. The parties hereto agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions shall be brought in the Court of Chancery of the State of Delaware located in Wilmington, Delaware and any state appellate court therefrom located in Wilmington, Delaware, or, if no such state court has proper jurisdiction, the Federal District Court for the District of Delaware located in Wilmington, Delaware, and any appellate court therefrom, or if such federal court does not have jurisdiction or venue, any court of the State of Delaware having jurisdiction and venue. Each party hereby irrevocably submits to the exclusive jurisdiction of such court in respect of any legal or equitable Proceeding arising out of or relating to this Agreement or the Transactions, or relating to enforcement of any of the terms of this Agreement, and hereby waives, and agrees not to assert, as a defense in any such Proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the Proceeding is brought in an inconvenient forum, that the venue of the Proceeding is improper or that this Agreement or the Transactions may not be enforced in or by such courts. Each party agrees that notice or the service of process in any Proceeding arising out of or relating to this Agreement or the Transactions shall be properly served or delivered if delivered in the manner contemplated by Section 9.01 or in any other manner permitted by Applicable Law.

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Section 9.08.         Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS, OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

Section 9.09.         Specific Performance; Remedies. The parties hereto agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, except as expressly provided in the following sentence. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chancery Court of the State of Delaware located in Wilmington, Delaware and any state appellate court therefrom located in Wilmington, Delaware, or, if no such state court has proper jurisdiction, the Federal District Court located in Wilmington, Delaware, and any appellate court therefrom, and, in any action for specific performance, each party waives the defense of adequacy of a remedy at law and waives any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which they are entitled at law or in equity (subject to the limitations set forth in this Agreement). The parties hereto further agree that (i) by seeking the remedies provided for in this Section 9.09, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement (including monetary damages) for breach of any of the provisions of this Agreement or in the event that this Agreement has been terminated in the event that the remedies provided for in this Section 9.09 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 9.09 shall require any party hereto to institute any Proceeding for (or limit any party’s right to institute any Proceeding for) specific performance under this Section 9.09 prior or as a condition to exercising any termination right under Article 8 (and pursuing damages after such termination), nor shall the commencement of any Proceeding pursuant to this Section 9.09 or anything set forth in this Section 9.09 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article 8 or pursue any other remedies under this Agreement that may be available at any time.

Section 9.10.         Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Offer, the Merger and the other Transactions is not affected in any manner materially adverse to any party. Upon such a determination, the parties agree to negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner, in order that the Offer, the Merger and the other Transactions be consummated as originally contemplated to the fullest extent possible.

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Section 9.11.         Entire Agreement. This Agreement, the Confidentiality Agreement, the Tender Agreements, the exhibits to this Agreement, the Company Disclosure Schedules and the Parent Disclosure Schedules and any documents delivered by the parties hereto in connection herewith constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect thereto.

Section 9.12.         Rules of Construction. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party hereto and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement, the exhibits to this Agreement, the Company Disclosure Schedules and the Parent Disclosure Schedules against any party hereto that drafted or prepared such document is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation.

Section 9.13.         Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto, it being understood and agreed that all parties hereto need not sign the same counterpart. Until and unless each party hereto has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document, will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

JETPAY CORPORATION

By:	/s/ Diane (Vogt) Faro

Name:	Diane (Vogt) Faro
Title:	Chief Executive Officer

NCR CORPORATION

By:	/s/ Andre Fernandez

Name:	Andre Fernandez
Title:	Chief Financial Officer

ORWELL ACQUISITION CORPORATION

By:	/s/ Edward Gallagher

Name:	Edward Gallagher
Title:	President

Signature Page to Agreement and Plan of Merger

Exhibit A

Conditions to the Offer

Notwithstanding any other term of the Offer but subject to the terms set forth in the Merger Agreement, Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Exchange Act Rule 14e-l(c) (relating to Merger Sub’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer, if and only if:

(i)          at the Offer Expiration Time (as extended in accordance with the Merger Agreement), there shall not have been validly tendered and "received" (as defined in Section 251(h)(6) of the DGCL), and not validly withdrawn, prior to the expiration of the Offer that number of Shares and Preferred Shares which, together with the Shares and Preferred Shares otherwise owned by Merger Sub or its Affiliates, equals a majority of the voting power of the issued and outstanding Shares and Preferred Shares (the “Minimum Tender Condition”);

(ii)         at the Offer Expiration Time, any applicable waiting period under the HSR Act shall not have expired or been terminated;

(iii)        any of the following conditions shall exist at the time of Offer Expiration Time:

(A)         any Order issued by a Governmental Authority, or any Applicable Law shall be in effect that would (1) make the Offer or the Merger illegal or (2) otherwise prevent the consummation thereof;

(B)         any representation and warranty of the Company set forth (1) Section 4.01, Section 4.03, Section 4.06(a) (to the extent such provisions in Section 4.06 do not impact the aggregate consideration payable under the Merger Agreement), Section 4.29 or Section 4.31 of the Merger Agreement shall not be true and correct in all respects, except to the extent that any inaccuracies would be immaterial; (2) in Section 4.06 (to the extent such provisions in Section 4.06 impact the aggregate consideration payable under the Merger Agreement) of the Merger Agreement shall not be true and correct in all respects, except to the extent that any inaccuracies would be de minimis; (3) in Section 4.11(b) (No Company Material Adverse Effect) of the Merger Agreement shall not be true and correct in all respects, and/or (4) each other representation and warranty of the Company set forth in the Merger Agreement shall not be true and correct in all respects (after disregarding any qualifications that reference material, materiality or Company Material Adverse Effect) except to the extent that any inaccuracies in such representation or warranty would not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, in the case of clauses (B)(1), (B)(2), (B)(3) and (B)(4), as if such representations and warranties were made on and as of the Offer Expiration Time (or, in the case of such representations and warranties made only as of a specified time or date, on and as of such specified time or date);

the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement prior to such time;

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(C)         the Company shall have failed to deliver to Parent a certificate signed by a senior executive officer of the Company dated the date on which the Offer expires certifying that the conditions specified in clauses (B) and (C) of this paragraph (iii) do not exist; or;

(D)         a Data Compromise occurring or that is discovered after the date hereof involving more than 7,000,000 Cards and causing at least $7,000,000 of direct damages; or

(iv)        the Merger Agreement shall have been terminated in accordance with its terms (the “Termination Condition”).

The foregoing conditions set forth in clause (iii) above are for the sole benefit of Parent and Merger Sub and may be waived by Parent or Merger Sub in whole or in part at any time and from time to time and in the sole discretion of Parent or Merger Sub, subject in each case to the terms of the Merger Agreement and Applicable Law. The foregoing conditions set forth in clauses (i), (ii) and (iv) may not be waived without the prior written consent of the Company. Any reference in this Exhibit A or in the Merger Agreement to a condition or requirement being satisfied shall be deemed met if such condition or requirement is so waived. The foregoing conditions shall be in addition to, and not a limitation of, the rights of Parent and Merger Sub to extend, terminate and/or modify the Offer pursuant to the terms and conditions of the Merger Agreement. The failure by Parent, Merger Sub or any other Affiliate of Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

Capitalized terms used in this Exhibit A but not defined herein shall have the meanings set forth in the agreement to which it is attached, except that the term “Merger Agreement” shall be deemed to refer to the agreement to which this Exhibit A is attached.

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Annex A

Form of Tender and Support Agreement (Common Stock)

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TENDER AND SUPPORT AGREEMENT

This TENDER AND SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of October 19, 2018 by and among NCR Corporation, a Maryland corporation (“Parent”), Orwell Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the undersigned stockholder (the “Stockholder”) of JetPay Corporation, a Delaware corporation (the “Company”).

RECITALS

WHEREAS, Parent, Merger Sub and the Company have entered into an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”), which provides for, among other things, (A) the commencement by Merger Sub of a tender offer (the “Offer”) to purchase (i) any and all any and all of the shares of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) issued and outstanding (each, a “Share”) at a price per Share of $5.05 (such amount, or any other amount per Share paid pursuant to the Offer in accordance with this Agreement, the “Company Share Offer Price”), net to the seller in cash, without interest, on the terms and subject to the conditions set forth in this Agreement (the “Company Share Offer”); (ii) any and all of the shares of Series A Preferred Stock issued and outstanding (each, a “Series A Preferred Share”) at a price per Series A Preferred Share equal to the greater of (A) the Series A Liquidation Value of such Series A Preferred Share and (B) the amount of proceeds that the holder of such Series A Preferred Share would receive if such Series A Preferred Share was converted into Shares pursuant to the Series A Certificate of Designation and such holder received the Company Share Offer Price for each Share issued upon such conversion (the greater of the foregoing clauses (A) and (B), or any other amount per Series A Preferred Share paid pursuant to the Offer in accordance with this Agreement, the “Series A Offer Price”), net to the seller in cash, without interest, on the terms and subject to the conditions set forth in this Agreement (the “Series A Offer”); (iii) any and all shares of Series A-1 Preferred Stock issued and outstanding (each, a “Series A-1 Preferred Share”) at a price per Series A-1 Preferred Share equal to the greater of (A) the Series A-1 Liquidation Value of such Series A-1 Preferred Share and (B) the amount of proceeds that the holder of such Series A-1 Preferred Share would receive if such Series A-1 Preferred Share was converted into Shares pursuant to the Series A-1 Certificate of Designation and such holder received the Company Share Offer Price for each Share issued upon such conversion (the greater of the foregoing clauses (A) and (B), or any other amount per Series A-1 Preferred Share paid pursuant to the Offer in accordance with this Agreement, the “Series A-1 Offer Price”), net to the seller in cash, without interest, on the terms and subject to the conditions set forth in this Agreement (the “Series A-1 Offer”); and (iv) any and all shares of Series A-2 Preferred Stock issued and outstanding (each, a “Series A-2 Preferred Share” and, together with the Series A Preferred Shares and the Series A-1 Preferred Shares, the “Preferred Shares”) at a price per Series A-2 Preferred Share equal to the greater of (A) the Series A-2 Liquidation Value of such Series A-2 Preferred Share and (B) the amount of proceeds that the holder of such Series A-2 Preferred Share would receive if such Series A-2 Preferred Share was converted into Shares pursuant to the Series A-2 Certificate of Designation and such holder received the Company Share Offer Price for each Share issued upon such conversion (the greater of the foregoing clauses (A) and (B), or any other amount per Series A-2 Preferred Share paid pursuant to the Offer in accordance with this Agreement, the “Series A-2 Offer Price” and, together with the Company Share Offer Price, the Series A Offer Price and the Series A-1 Offer Price, the “Offer Prices”), net to the seller in cash, without interest, on the terms and subject to the conditions set forth in this Agreement (the “Series A-2 Offer” and, together with Company Share Offer, the Series A Offer and the Series A-1 Offer, the “Offer”); and (B) following the acceptance for payment of the Shares and the Preferred Shares pursuant to the Offer, upon the terms and subject to the conditions set forth in the Merger Agreement, the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation (the “Merger”), pursuant to which each Share, Series A Preferred Share, Series A-1 Preferred Share or Series A-2 Preferred Share that is not (a) tendered and accepted pursuant to the Offer or (b) a Dissenting Share will thereupon be cancelled and converted into the right to receive cash in an amount equal to the Merger Consideration, the Series A Offer Price, the Series A-1 Offer Price or the Series A-2 Offer Price, as applicable;

WHEREAS, the Stockholder is the record and/or beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), of such number of shares of the Company as is indicated on Schedule I of this Agreement; and

WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Merger Sub have required the Stockholder, and in order to induce Parent and Merger Sub to enter into the Merger Agreement, the Stockholder (solely in the Stockholder’s capacity as such) has agreed, to enter into this Agreement and tender all of the Subject Shares as described herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

1.            Certain Definitions. All capitalized terms that are used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

(a)	“Encumbrance” shall mean any lien, hypothecation, adverse claim, charge, security interest, pledge or option, proxy, right of first refusal, preemptive right, voting trust or any other similar right.

(b)	“Expiration Date” shall mean the earliest to occur of such date and time as (i) the Merger Agreement shall have been terminated for any reason; (ii) the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement; (iii) the acquisition by Parent or Merger Sub of all the Subject Shares of the Stockholder, whether pursuant to the Offer, the Merger or otherwise; (iv) is agreed to in writing by Parent and the Stockholder; (v) if the Stockholder is a trust whose trustee is not a director or officer of the Company, the determination by such trustee of the Stockholder following a material development, event, fact, occurrence or material change in circumstances that first occurs or first arises after the date hereof that was not known or reasonably foreseeable by the trustee of the Stockholder, after consultation with its outside legal counsel, that the failure to terminate this Agreement would violate the trustee’s fiduciary duties under applicable Law; (vi) the Company Board of Directors shall have made a Change in Recommendation; or (vii) if the Offer (including any extensions thereof permitted under the terms of the Merger Agreement and not in contravention of the terms of this Agreement) shall have expired without acceptance for payment of the Subject Shares pursuant to the Offer occurring on or before 5:30 p.m. (Philadelphia, Pennsylvania time) on the first business day following such expiration of the Offer (which, for the avoidance of doubt, shall include any extensions thereof permitted under the terms of the Merger Agreement and not in contravention of the terms of this Agreement).

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(c)	“Permitted Encumbrance” shall mean (i) any Encumbrance arising (A) hereunder (in connection therewith any restrictions on transfer or any other Encumbrance that has been waived by appropriate consent), (B) under the Company’s Organizational Documents or any Contracts with the Company listed in the Company SEC Documents or the Company Disclosure Schedules or (C) under securities laws; (ii) any right, agreement, understanding or arrangement which represents a financial interest in cash received upon sale of the Subject Shares and not an Encumbrance upon the Subject Shares prior to such sale; and (iii) any withdrawal rights under contract, deed or Applicable Law applicable to any trust that is also a stockholder of the Company as of the date hereof.

(d)	“Subject Shares” shall mean, other than nontransferable restricted shares of Company Common Stock, (i) all Shares, Series A Preferred Shares, Series A-1 Preferred Shares or Series A-2 Preferred Shares beneficially owned by the Stockholder as of the date hereof; and (ii) all additional Shares, Series A Preferred Shares, Series A-1 Preferred Shares or Series A-2 Preferred Shares of which the Stockholder acquires beneficial ownership during the period from the date of this Agreement through the Expiration Date (including by way of stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or issued upon the exercise of any options, the settlement of any restricted stock or other conversion of any convertible securities).

(e)	“Transfer” A Person shall be deemed to have effected a “Transfer” of a Subject Share if such person, directly or indirectly, (i) sells, pledges, creates an Encumbrance with respect to (other than Permitted Encumbrances), assigns, exchanges, grants an option with respect to, transfers, gifts, disposes of or enters into any derivative arrangement with respect to such Subject Share or any interest therein; or (ii) enters into an agreement or commitment providing for the sale, pledge, creation of an Encumbrance (other than Permitted Encumbrances), assignment, exchange, transfer, gift, disposition of or any derivative arrangement with respect to, or grant of an option with respect to, such Subject Share or any interest therein.

2.	Transfer of Subject Shares.

(a)	Transfer Restrictions. Except as expressly contemplated by this Agreement or the Merger Agreement, the Stockholder shall not cause or voluntarily consent to any Transfer of any of the Subject Shares to be effected. Notwithstanding the foregoing, (x) direct or indirect transfers of equity or other interests in the Stockholder by its equityholders is not prohibited by this Section 2(a) and (y) the Stockholder may make Transfers of Subject Shares (A) as Parent may agree in writing and (B) pursuant to the Offer.

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(b)	Transfer of Voting Rights. The Stockholder shall not (i) deposit any Subject Shares in a voting trust or grant any proxy or power of attorney or enter into any voting agreement or similar agreement with respect to any of the Subject Shares or (ii) take (or knowingly refrain from taking) any other action that would in any way restrict, limit or interfere with the performance of the Stockholder’s obligations hereunder. Any action taken in violation of the foregoing sentence shall be null and void ab initio and such Stockholder agrees that any such prohibited action may and should be enjoined.

(c)	Exceptions. Nothing in this Section 2 shall prohibit a Transfer of Subject Shares by Stockholder: (i) if Stockholder is an individual, pursuant to applicable laws of descent and distribution; (ii) if Stockholder is a partnership, limited partnership, corporation, limited liability company or trust, to one or more partners, shareholders or members of Stockholder or to an affiliated entity under common control with Stockholder or to any trustee or beneficiary of the trust; or (iii) if Stockholder is a trust, to distribute shares to its beneficiaries pursuant to the withdrawal rights of beneficiaries; provided, however, that a Transfer referred to in Section 2(c)(i) or (ii) hereof shall be permitted only if the transferee agrees in writing, reasonably satisfactory in form and substance to Parent, to be bound by the terms of this Agreement.

(d)	Involuntary Transfer. If any involuntary Transfer of any of the Subject Shares shall occur (including, but not limited to, a sale by the Stockholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Subject Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement.

3.	Agreement to Tender; Consent to Transaction.

(a)	Tender of Shares. The Stockholder shall tender, pursuant to and in accordance with the terms of the Offer, the Subject Shares. No later than ten (10) Business Days after commencement of the Offer, the Stockholder shall (a) deliver to the depositary designated in the Offer all documents or instruments required to be delivered in order to tender the Subject Shares pursuant to the terms of the Offer, and/or (b) instruct its broker or such other person who is the holder of record of any Subject Shares to tender such shares for exchange in the Offer pursuant to the terms and conditions of the Offer. Prior to the Expiration Date, the Stockholder shall not tender the Subject Shares into any exchange or tender offer commenced by a third party other than Parent or Merger Sub. Notwithstanding anything to the contrary herein, the Stockholder may withdraw such Subject Shares from the Offer at any time following the termination of this Agreement. For the avoidance of doubt, (x) the Stockholder shall not be required, for purposes of this Agreement, to exercise any unexercised Company equity award held by the Stockholder and (y) the Stockholder shall not have any obligation under this Section 3 to tender (or caused to be tendered) any Subject Shares into the Offer to the extent such tender could cause the Stockholder to incur liability under Section 16(b) of the Exchange Act.

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4.            Return of Shares. If the Offer is terminated or withdrawn by Merger Sub or the Merger Agreement is terminated prior to the purchase of Subject Shares in the Offer, Parent and Merger Sub shall promptly return, and shall cause any depository or paying agent, acting on behalf of Parent and Merger Sub, to promptly return all tendered Subject Shares to the Stockholder.

5.            Directors and Officers. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or shall require the Stockholder to attempt to) limit or restrict the Stockholder in his or her capacity as a director or officer of the Company or any designee of, or Person affiliated with, the Stockholder who is a director or officer of the Company from acting in such capacity or voting in such person’s sole discretion on any matter (it being understood that this Agreement shall apply to the Stockholder solely in the Stockholder’s capacity as a stockholder of the Company and that any director or officer of the Company who signs this Agreement on behalf of the Stockholder is signing only as an individual and not in any other capacity). No action (or inaction) taken by the Stockholder or any designee of, or Person affiliated with, the Stockholder who is a director or officer of the Company in their capacity as a director or officer of the Company shall be deemed to constitute a breach of this Agreement.

6.            Trustees. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or shall require the Stockholder to attempt to) limit or restrict any trustee of the Stockholder in his or her capacity as a director or officer of the Company from acting in such capacity or voting in such person’s sole discretion on any matter (it being understood that this Agreement shall apply to the Stockholder solely in the Stockholder’s capacity as a stockholder of the Company and that any trustee who signs this Agreement on behalf of the Stockholder is signing only in his or her capacity as a trustee and not as an individual or in any other capacity). No action (or inaction) taken by any trustee in their capacity as a director or officer of the Company shall be deemed to constitute a breach of this Agreement.

7.            No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent or Merger Sub any direct or indirect ownership or incidence of ownership of or with respect to any Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to the Stockholder, and neither Parent nor Merger Sub shall have the authority by virtue of this Agreement or the transactions to be consummated pursuant hereto to manage, direct, superintend, restrict, regulate, govern, or administer any of the policies or operations of the Company or exercise any power or authority to direct the Stockholder in the voting of any of the Subject Shares to the extent such Subject Shares are entitled to be voted, except as otherwise provided herein.

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8.            Representations and Warranties of the Stockholder. The Stockholder represents and warrants to Parent and Merger Sub as follows:

(a)	Power; Binding Agreement. The Stockholder has full power and authority, and, if Stockholder is an individual, the legal capacity, to execute and deliver this Agreement, to perform the Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Stockholder of this Agreement, the performance by the Stockholder of its obligations hereunder and the consummation by the Stockholder of the transactions contemplated hereby have been duly and validly authorized by the Stockholder and no other actions or proceedings on the part of the Stockholder are necessary to authorize the execution and delivery by the Stockholder of this Agreement, the performance by the Stockholder of its obligations hereunder or the consummation by the Stockholder of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Stockholder, and, assuming this Agreement constitutes a valid and binding obligation of Parent and Merger Sub, constitutes a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance and other equitable remedies.

(b)	No Conflicts. Except for filings under the Exchange Act and filings under the HSR Act, no filing with, and no permit, authorization, consent, or approval of, any Governmental Authority is necessary for the execution and delivery by the Stockholder of this Agreement, the performance by the Stockholder of its obligations hereunder and the consummation by the Stockholder of the transactions contemplated hereby. None of the execution and delivery by the Stockholder of this Agreement, the performance by the Stockholder of its obligations hereunder or the consummation by the Stockholder of the transactions contemplated hereby will (i) conflict with or result in any breach of any organizational documents applicable to the Stockholder; (ii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, commitment, arrangement, understanding or other agreement to which the Stockholder is a party or by which the Stockholder or any of the Stockholder’s properties or assets may be bound; or (iii) violate any order, writ, injunction, decree, judgment, order, statute, rule, or regulation applicable to the Stockholder or any of the Stockholder’s properties or assets, except, in the case of each of the foregoing clauses (i) - (iii), as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation by the Stockholder of the transactions contemplated hereby.

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(c)	Ownership of Shares. The Stockholder (i) is the sole record and/or beneficial owner of the Shares, Series A Preferred Shares, Series A-1 Preferred Shares and/or Series A-2 Preferred Shares indicated on the signature page of this Agreement, all of which are free and clear of any Encumbrances (other than Permitted Encumbrances); (ii) is the sole owner of options that are exercisable for the number of Shares indicated on the signature page of this Agreement, all of which options and Shares issuable upon the exercise of such options are free and clear of any Encumbrances (other than Permitted Encumbrances); and (iii) is not the beneficial owner or otherwise a holder of any securities of the Company other than those described in the preceding clauses (i)–(ii).

(d)	Voting and Disposition Power. The Stockholder has full voting power with respect to the Subject Shares and full power of disposition, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Subject Shares. None of the Shares, Series A Preferred Shares, Series A-1 Preferred Shares and/or Series A-2 Preferred Shares indicated on the signature page of this Agreement are subject to any stockholders’ agreement, proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares except as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation by the Stockholder of the transactions contemplated hereby.

(e)	Reliance. The Stockholder has been represented by or had the opportunity to be represented by, independent counsel of its own choosing, and that it has had the full right and opportunity to consult with its attorney, that to the extent, if any, that it desired, it availed itself of this right and opportunity, that it or its authorized officers (as the case may be) have carefully read and fully understand this Agreement, the Offer and the exhibits thereto and the Merger Agreement in its entirety and have had it fully explained to them by its counsel, that it is fully aware of the contents thereof and its meaning, intent and legal effect, and that it or its authorized officer (as the case may be) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence. The Stockholder understands and acknowledges that the Company, Parent and Merger Sub are entering into the Merger Agreement in reliance upon the Stockholder’s execution, delivery and performance of this Agreement.

(f)	Absence of Litigation. With respect to the Stockholder, as of the date hereof, there is no action, suit, claim, proceeding, charge, arbitration or investigation pending against, or, to the actual knowledge of the Stockholder, threatened in writing against the Stockholder or any of the Stockholder’s properties or assets (including the Subject Shares) before or by any Governmental Authority that could reasonably be expected to prevent or materially delay or impair the consummation by the Stockholder of the transactions contemplated by this Agreement or otherwise materially impair the Stockholder’s ability to perform its obligations hereunder.

(g)	Brokers. No broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Stockholder.

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9.            Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub represent and warrant to the Stockholder as follows:

(a)	Organization and Qualification. Each of Parent and Merger Sub is a duly organized and validly existing in good standing under the Applicable Laws of the jurisdiction of its organization or formation. All of the issued and outstanding capital stock of Merger Sub is owned directly or indirectly by Parent.

(b)	Power; Binding Agreement. Each of Parent and Merger Sub has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Parent and Merger Sub of this Agreement, the performance by each of Parent and Merger Sub of its obligations hereunder and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by each of Parent and Merger Sub and no other actions or proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery by Parent or Merger Sub, the performance by either Parent or Merger Sub of its obligations hereunder or the consummation by Parent or Merger Sub of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Merger Sub, and, assuming this Agreement constitutes a valid and binding obligation of the Stockholder, constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance and other equitable remedies.

(c)	No Conflicts. Except for filings under the Exchange Act and filings under the HSR Act, no filing with, and no permit, authorization, consent, or approval of, any Governmental Authority is necessary for the execution and delivery by Parent or Merger Sub of this Agreement, the performance by each of Parent or Merger Sub of its obligations hereunder and the consummation by Parent or Merger Sub of the transactions contemplated hereby. None of the execution and delivery by Parent or Merger Sub of this Agreement, the performance by each of Parent or Merger Sub of its obligations hereunder or the consummation by Parent or Merger Sub of the transactions contemplated hereby will (i) conflict with or result in any breach of any organizational documents applicable to Parent or Merger Sub; (ii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, commitment, arrangement, understanding or other agreement to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of Parent’s or Merger Sub’s properties or assets may be bound; or (iii) violate any order, writ, injunction, decree, judgment, order, statute, rule, or regulation applicable to Parent or Merger Sub or any of Parent’s or Merger Sub’s properties or assets, except as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby.

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10.           Disclosure. The Stockholder shall permit the Company, Parent and Merger Sub to publish and disclose (in all documents and schedules filed with the SEC, and any press release or other disclosure document that the Company, Parent or Merger Sub determines to be necessary or desirable in connection with the Offer, the Merger and any transactions related thereto) the Stockholder’s identity and ownership of Subject Shares and the nature of the commitments, arrangements and understandings under this Agreement. Parent and Merger Sub shall permit the Stockholder to publish and disclose in all disclosure documents required by Law (including any Schedule 13D/A filing), the nature of the commitments, arrangements and understandings under this Agreement.

11.           Further Assurances. Subject to the terms and conditions of this Agreement, each party shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to fulfill such party’s obligations under this Agreement.

12.           Termination. This Agreement shall terminate and shall have no further force or effect as of the Expiration Date; provided that this Section 11 and Section 12 (other than Section 12(e)) shall survive such termination and remain in full force and effect. Notwithstanding the foregoing, solely in the event of a termination of this Agreement pursuant to clause (i) of the definition of Expiration Date, nothing set forth in this Section 11 shall relieve any party hereto from liability for any Intentional and Knowing Breach of this Agreement that is material prior to such termination.

13.	Miscellaneous Provisions.

(a)	Amendment or Supplement. This Agreement may be amended or supplemented in any and all respects by written agreement signed by Parent and the Stockholder.

(b)	Extension of Time, Waiver, etc. Any party may, subject to Applicable Law, solely as to itself: (i) waive any inaccuracies in the representations and warranties of any other party hereto; (ii) extend the time for the performance of any of the obligations or acts of any other party hereto; or (iii) waive compliance by any other party with any of the agreements contained in this Agreement or, except as otherwise provided in this Agreement, waive any of such party’s conditions set forth in this Agreement. Notwithstanding the foregoing, no failure or delay by the Stockholder, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver of rights, nor shall any single or partial exercise of such rights preclude any other or further exercise of such rights or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

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(c)	Entire Agreement; No Third Party Beneficiary. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter of this Agreement. Except for the rights of the Company set forth in Section 9, this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns or to otherwise create any third-party beneficiary hereto. This Agreement shall not be effective unless and until (i) the Company Board has voted to approve the Merger Agreement, (ii) the Merger Agreement is executed by all the parties thereto, and (iii) this Agreement is executed by all the parties hereto.

(d)	Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. All actions and proceedings arising out of or relating to this Agreement or the negotiation, validity or performance of this Agreement, shall be heard and determined in the Court of Chancery of the State of Delaware, and the parties irrevocably submit to the jurisdiction of such court (and, in the case of appeals, the appropriate appellate court therefrom), in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. The parties agree that service of any court paper may be made in any manner as may be provided under the applicable Laws or court rules governing service of process in such court. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

(e)	Specific Enforcement. The parties hereto agree that irreparable damage would occur for which monetary damages would not be an adequate remedy in the event that any of the provisions of this Agreement are not performed in accordance with the terms hereof or are otherwise breached, and that the party seeking to enforce this Agreement against such nonperforming party under this Agreement shall be entitled to specific performance and the issuance of injunctive and other equitable relief. The parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to any other remedy to which they are entitled at law or in equity.

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(f)	Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any one or more direct or indirect wholly owned Subsidiaries of Parent without the consent of the Stockholder, but no such assignment shall relieve Merger Sub of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

(g)	Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered: (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (iii) on the date of confirmation of receipt (or the first (1st) Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by electronic mail or facsimile, in each case to the intended recipient as set forth below (or to such other address, electronic mail address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to Parent or Merger Sub:

NCR Corporation

864 Spring Street

Atlanta, Georgia 30308

Attention: General Counsel

Email: Law.Notices@ncr.com

with a copy to (which copy shall not constitute notice):

Benesch, Friedlander, Coplan & Aronoff LLP

200 Public Square

Suite 2300

Cleveland, OH 44114

Attention: Sean T. Peppard

Email: speppard@beneschlaw.com

if to the Stockholder:

[NAME]

c/o JetPay Corporation

7450 Tilghman Street

Suite 170

Allentown, PA 18106

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(h)	Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

(i)	Construction.

a.	For purposes of this Agreement, whenever the context requires: (A) the singular number shall include the plural, and vice versa; (B) the masculine gender shall include the feminine and neuter genders; (C) the feminine gender shall include the masculine and neuter genders; and (D) the neuter gender shall include the masculine and feminine genders.

b.	The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

c.	As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(j)	Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

(k)	Counterparts; Signatures. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means, each of which shall be deemed an original.

(l)	No Recourse. Parent and Merger Sub agree that the Stockholder (in his capacity as a stockholder of the Company) will not be liable for claims, losses, damages, liabilities or other obligations resulting from the Company’s breach of the Merger Agreement.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed to be effective as of the date first above written.

NCR CORPORATION

By:
Name:
Title:

ORWELL ACQUISITION
CORPORATION

By:
Name:
Title:

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Name:

SCHEDULE I

NAME AND ADDRESS	COMPANY COMMON STOCK	SERIES A PREFERRED SHARES	SERIES A-1 PREFERRED SHARES	SERIES A-2 PREFERRED SHARES	COMPANY OPTIONS

TOTAL

1

Annex B

Form of Tender and Support Agreement (Series A Convertible Preferred Stock)

1

TENDER AND SUPPORT AGREEMENT

This TENDER AND SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of October 19, 2018 by and among NCR Corporation, a Maryland corporation (“Parent”), Orwell Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the undersigned stockholder (the “Stockholder”) of JetPay Corporation, a Delaware corporation (the “Company”) and, solely for purposes of Section 3(c) and Section 12(a) of this Agreement, the Company.

RECITALS

WHEREAS, Parent, Merger Sub and the Company have entered into an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”), which provides for, among other things, (A) the commencement by Merger Sub of a tender offer (the “Offer”) to purchase (i) any and all any and all of the shares of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) issued and outstanding (each, a “Share”) at a price per Share of $5.05 (such amount, or any other amount per Share paid pursuant to the Offer in accordance with this Agreement, the “Company Share Offer Price”), net to the seller in cash, without interest, on the terms and subject to the conditions set forth in this Agreement (the “Company Share Offer”); (ii) any and all of the shares of Series A Preferred Stock issued and outstanding (each, a “Series A Preferred Share”) at a price per Series A Preferred Share equal to the greater of (A) the Series A Liquidation Value of such Series A Preferred Share and (B) the amount of proceeds that the holder of such Series A Preferred Share would receive if such Series A Preferred Share was converted into Shares pursuant to the Series A Certificate of Designation and such holder received the Company Share Offer Price for each Share issued upon such conversion (the greater of the foregoing clauses (A) and (B), or any other amount per Series A Preferred Share paid pursuant to the Offer in accordance with this Agreement, the “Series A Offer Price”), net to the seller in cash, without interest, on the terms and subject to the conditions set forth in this Agreement (the “Series A Offer”); (iii) any and all shares of Series A-1 Preferred Stock issued and outstanding (each, a “Series A-1 Preferred Share”) at a price per Series A-1 Preferred Share equal to the greater of (A) the Series A-1 Liquidation Value of such Series A-1 Preferred Share and (B) the amount of proceeds that the holder of such Series A-1 Preferred Share would receive if such Series A-1 Preferred Share was converted into Shares pursuant to the Series A-1 Certificate of Designation and such holder received the Company Share Offer Price for each Share issued upon such conversion (the greater of the foregoing clauses (A) and (B), or any other amount per Series A-1 Preferred Share paid pursuant to the Offer in accordance with this Agreement, the “Series A-1 Offer Price”), net to the seller in cash, without interest, on the terms and subject to the conditions set forth in this Agreement (the “Series A-1 Offer”); and (iv) any and all shares of Series A-2 Preferred Stock issued and outstanding (each, a “Series A-2 Preferred Share” and, together with the Series A Preferred Shares and the Series A-1 Preferred Shares, the “Preferred Shares”) at a price per Series A-2 Preferred Share equal to the greater of (A) the Series A-2 Liquidation Value of such Series A-2 Preferred Share and (B) the amount of proceeds that the holder of such Series A-2 Preferred Share would receive if such Series A-2 Preferred Share was converted into Shares pursuant to the Series A-2 Certificate of Designation and such holder received the Company Share Offer Price for each Share issued upon such conversion (the greater of the foregoing clauses (A) and (B), or any other amount per Series A-2 Preferred Share paid pursuant to the Offer in accordance with this Agreement, the “Series A-2 Offer Price” and, together with the Company Share Offer Price, the Series A Offer Price and the Series A-1 Offer Price, the “Offer Prices”), net to the seller in cash, without interest, on the terms and subject to the conditions set forth in this Agreement (the “Series A-2 Offer” and, together with Company Share Offer, the Series A Offer and the Series A-1 Offer, the “Offer”); and (B) following the acceptance for payment of the Shares and the Preferred Shares pursuant to the Offer, upon the terms and subject to the conditions set forth in the Merger Agreement, the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation (the “Merger”), pursuant to which each Share, Series A Preferred Share, Series A-1 Preferred Share or Series A-2 Preferred Share that is not (a) tendered and accepted pursuant to the Offer or (b) a Dissenting Share will thereupon be cancelled and converted into the right to receive cash in an amount equal to the Merger Consideration, the Series A Offer Price, the Series A-1 Offer Price or the Series A-2 Offer Price, as applicable;

WHEREAS, the Stockholder is the record and/or beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), of such number of shares of the Company as is indicated on Schedule I of this Agreement; and

WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Merger Sub have required the Stockholder, and in order to induce Parent and Merger Sub to enter into the Merger Agreement, the Stockholder (solely in the Stockholder’s capacity as such) has agreed, to enter into this Agreement and tender all of the Subject Shares as described herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

1.            Certain Definitions. All capitalized terms that are used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

(a)	“Encumbrance” shall mean any lien, hypothecation, adverse claim, charge, security interest, pledge or option, proxy, right of first refusal, preemptive right, voting trust or any other similar right.

(b)	“Expiration Date” shall mean the earliest to occur of such date and time as (i) the Merger Agreement shall have been terminated for any reason; (ii) the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement; (iii) the acquisition by Parent or Merger Sub of all the Subject Shares of the Stockholder, whether pursuant to the Offer, the Merger or otherwise; (iv) is agreed to in writing by Parent and the Stockholder; (v) if the Stockholder is a trust whose trustee is not a director or officer of the Company, the determination by such trustee of the Stockholder following a material development, event, fact, occurrence or material change in circumstances that first occurs or first arises after the date hereof that was not known or reasonably foreseeable by the trustee of the Stockholder, after consultation with its outside legal counsel, that the failure to terminate this Agreement would violate the trustee’s fiduciary duties under applicable Law; (vi) the Company Board of Directors shall have made a Change in Recommendation; or (vii) if the Offer (including any extensions thereof permitted under the terms of the Merger Agreement and not in contravention of the terms of this Agreement) shall have expired without acceptance for payment of the Subject Shares pursuant to the Offer occurring on or before 5:30 p.m. (Philadelphia, Pennsylvania time) on the first business day following such expiration of the Offer (which, for the avoidance of doubt, shall include any extensions thereof permitted under the terms of the Merger Agreement and not in contravention of the terms of this Agreement).

(c)	“Permitted Encumbrance” shall mean (i) any Encumbrance arising (A) hereunder (in connection therewith any restrictions on transfer or any other Encumbrance that has been waived by appropriate consent), (B) under the Company’s Organizational Documents or any Contracts with the Company listed in the Company SEC Documents or the Company Disclosure Schedules or (C) under securities laws; (ii) any right, agreement, understanding or arrangement which represents a financial interest in cash received upon sale of the Subject Shares and not an Encumbrance upon the Subject Shares prior to such sale; and (iii) any withdrawal rights under contract, deed or Applicable Law applicable to any trust that is also a stockholder of the Company as of the date hereof.

(d)	“Subject Shares” shall mean, other than nontransferable restricted shares of Company Common Stock, (i) all Shares, Series A Preferred Shares, Series A-1 Preferred Shares or Series A-2 Preferred Shares beneficially owned by the Stockholder as of the date hereof; and (ii) all additional Shares, Series A Preferred Shares, Series A-1 Preferred Shares or Series A-2 Preferred Shares of which the Stockholder acquires beneficial ownership during the period from the date of this Agreement through the Expiration Date (including by way of stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or issued upon the exercise of any options, the settlement of any restricted stock or other conversion of any convertible securities).

(e)	“Transfer” A Person shall be deemed to have effected a “Transfer” of a Subject Share if such person, directly or indirectly, (i) sells, pledges, creates an Encumbrance with respect to (other than Permitted Encumbrances), assigns, exchanges, grants an option with respect to, transfers, gifts, disposes of or enters into any derivative arrangement with respect to such Subject Share or any interest therein; or (ii) enters into an agreement or commitment providing for the sale, pledge, creation of an Encumbrance (other than Permitted Encumbrances), assignment, exchange, transfer, gift, disposition of or any derivative arrangement with respect to, or grant of an option with respect to, such Subject Share or any interest therein.

2.	Transfer of Subject Shares.

(a)	Transfer Restrictions. Except as expressly contemplated by this Agreement or the Merger Agreement, the Stockholder shall not cause or voluntarily consent to any Transfer of any of the Subject Shares to be effected. Notwithstanding the foregoing, (x) direct or indirect transfers of equity or other interests in the Stockholder by its equityholders is not prohibited by this Section 2(a) and (y) the Stockholder may make Transfers of Subject Shares (A) as Parent may agree in writing and (B) pursuant to the Offer.

(b)	Transfer of Voting Rights. The Stockholder shall not (i) deposit any Subject Shares in a voting trust or grant any proxy or power of attorney or enter into any voting agreement or similar agreement with respect to any of the Subject Shares or (ii) take (or knowingly refrain from taking) any other action that would in any way restrict, limit or interfere with the performance of the Stockholder’s obligations hereunder. Any action taken in violation of the foregoing sentence shall be null and void ab initio and such Stockholder agrees that any such prohibited action may and should be enjoined.

(c)	Exceptions. Nothing in this Section 2 shall prohibit a Transfer of Subject Shares by Stockholder: (i) if Stockholder is an individual, pursuant to applicable laws of descent and distribution; (ii) if Stockholder is a partnership, limited partnership, corporation, limited liability company or trust, to one or more partners, shareholders or members of Stockholder or to an affiliated entity under common control with Stockholder or to any trustee or beneficiary of the trust; or (iii) if Stockholder is a trust, to distribute shares to its beneficiaries pursuant to the withdrawal rights of beneficiaries; provided, however, that a Transfer referred to in Section 2(c)(i) or (ii) hereof shall be permitted only if the transferee agrees in writing, reasonably satisfactory in form and substance to Parent, to be bound by the terms of this Agreement.

(d)	Involuntary Transfer. If any involuntary Transfer of any of the Subject Shares shall occur (including, but not limited to, a sale by the Stockholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Subject Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement.

3.	Agreement to Tender; Consent to Transaction.

(a)	Tender of Shares. The Stockholder shall tender, pursuant to and in accordance with the terms of the Offer, the Subject Shares. No later than ten (10) Business Days after commencement of the Offer, the Stockholder shall (a) deliver to the depositary designated in the Offer all documents or instruments required to be delivered in order to tender the Subject Shares pursuant to the terms of the Offer, and/or (b) instruct its broker or such other person who is the holder of record of any Subject Shares to tender such shares for exchange in the Offer pursuant to the terms and conditions of the Offer. Prior to the Expiration Date, the Stockholder shall not tender the Subject Shares into any exchange or tender offer commenced by a third party other than Parent or Merger Sub. Notwithstanding anything to the contrary herein, the Stockholder may withdraw such Subject Shares from the Offer at any time following the termination of this Agreement. For the avoidance of doubt, (x) the Stockholder shall not be required, for purposes of this Agreement, to exercise any unexercised Company equity award held by the Stockholder and (y) the Stockholder shall not have any obligation under this Section 3 to tender (or caused to be tendered) any Subject Shares into the Offer to the extent such tender could cause the Stockholder to incur liability under Section 16(b) of the Exchange Act.

(b)	Return of Shares. If the Offer is terminated or withdrawn by Merger Sub or the Merger Agreement is terminated prior to the purchase of Subject Shares in the Offer, Parent and Merger Sub shall promptly return, and shall cause any depository or paying agent, acting on behalf of Parent and Merger Sub, to promptly return all tendered Subject Shares to the Stockholder.

(c)	Consent to Transaction. The Stockholder hereby consents to the Company’s entry into the Merger Agreement for purposes of Section 11 of the Series A Certificate of Designation and Section 6.4 of the Amended and Restated Securities Purchase Agreement, dated as of October 18, 2016, by and among the Company, the Stockholder and [•] (as amended, the “SPA”). Solely for the benefit of the other parties to the SPA (which shall be intended third party beneficiaries of this sentence), the Stockholder agrees that Sections 6.14(b) - (e) of the SPA shall not apply to, and hereby waives its rights (including rights to receive notice) under such provisions with respect to, the transactions contemplated by the Merger Agreement (including the Offer). Solely for the benefit of the Stockholder (and not Parent or Merger Sub), the Company shall not agree to or give any modification, consent, waiver or amendment to or under any provision of the Merger Agreement that would be adverse to the Stockholder (including if such modification, consent, waiver or amendment that would reduce the amount, change the form or otherwise adversely affect the consideration payable to the Stockholder pursuant to the Offer or the Merger Agreement) without the prior written consent of the Series A Preferred Majority Holders (as defined in the Series A Certificate of Designation).

4.            Directors and Officers. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or shall require the Stockholder to attempt to) limit or restrict the Stockholder in his or her capacity as a director or officer of the Company or any designee of, or Person affiliated with, the Stockholder who is a director or officer of the Company from acting in such capacity or voting in such person’s sole discretion on any matter (it being understood that this Agreement shall apply to the Stockholder solely in the Stockholder’s capacity as a stockholder of the Company and that any director or officer of the Company who signs this Agreement on behalf of the Stockholder is signing only as an individual and not in any other capacity). No action (or inaction) taken by the Stockholder or any designee of, or Person affiliated with, the Stockholder who is a director or officer of the Company in their capacity as a director or officer of the Company shall be deemed to constitute a breach of this Agreement.

5.            Trustees. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or shall require the Stockholder to attempt to) limit or restrict any trustee of the Stockholder in his or her capacity as a director or officer of the Company from acting in such capacity or voting in such person’s sole discretion on any matter (it being understood that this Agreement shall apply to the Stockholder solely in the Stockholder’s capacity as a stockholder of the Company and that any trustee who signs this Agreement on behalf of the Stockholder is signing only in his or her capacity as a trustee and not as an individual or in any other capacity). No action (or inaction) taken by any trustee in their capacity as a director or officer of the Company shall be deemed to constitute a breach of this Agreement.

6.            No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent or Merger Sub any direct or indirect ownership or incidence of ownership of or with respect to any Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to the Stockholder, and neither Parent nor Merger Sub shall have the authority by virtue of this Agreement or the transactions to be consummated pursuant hereto to manage, direct, superintend, restrict, regulate, govern, or administer any of the policies or operations of the Company or exercise any power or authority to direct the Stockholder in the voting of any of the Subject Shares to the extent such Subject Shares are entitled to be voted, except as otherwise provided herein.

7.            Representations and Warranties of the Stockholder. The Stockholder represents and warrants to Parent and Merger Sub as follows:

(a)	Power; Binding Agreement. The Stockholder has full power and authority, and, if Stockholder is an individual, the legal capacity, to execute and deliver this Agreement, to perform the Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Stockholder of this Agreement, the performance by the Stockholder of its obligations hereunder and the consummation by the Stockholder of the transactions contemplated hereby have been duly and validly authorized by the Stockholder and no other actions or proceedings on the part of the Stockholder are necessary to authorize the execution and delivery by the Stockholder of this Agreement, the performance by the Stockholder of its obligations hereunder or the consummation by the Stockholder of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Stockholder, and, assuming this Agreement constitutes a valid and binding obligation of Parent and Merger Sub, constitutes a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance and other equitable remedies.

(b)	No Conflicts. Except for filings under the Exchange Act and filings under the HSR Act, no filing with, and no permit, authorization, consent, or approval of, any Governmental Authority is necessary for the execution and delivery by the Stockholder of this Agreement, the performance by the Stockholder of its obligations hereunder and the consummation by the Stockholder of the transactions contemplated hereby. None of the execution and delivery by the Stockholder of this Agreement, the performance by the Stockholder of its obligations hereunder or the consummation by the Stockholder of the transactions contemplated hereby will (i) conflict with or result in any breach of any organizational documents applicable to the Stockholder; (ii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, commitment, arrangement, understanding or other agreement to which the Stockholder is a party or by which the Stockholder or any of the Stockholder’s properties or assets may be bound; or (iii) violate any order, writ, injunction, decree, judgment, order, statute, rule, or regulation applicable to the Stockholder or any of the Stockholder’s properties or assets, except, in the case of each of the foregoing clauses (i) - (iii), as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation by the Stockholder of the transactions contemplated hereby.

(c)	Ownership of Shares. The Stockholder (i) is the sole record and/or beneficial owner of the Shares, Series A Preferred Shares, Series A-1 Preferred Shares and/or Series A-2 Preferred Shares indicated on the signature page of this Agreement, all of which are free and clear of any Encumbrances (other than Permitted Encumbrances); (ii) is the sole owner of options that are exercisable for the number of Shares indicated on the signature page of this Agreement, all of which options and Shares issuable upon the exercise of such options are free and clear of any Encumbrances (other than Permitted Encumbrances); and (iii) is not the beneficial owner or otherwise a holder of any securities of the Company other than those described in the preceding clauses (i)–(ii).

(d)	Voting and Disposition Power. The Stockholder has full voting power with respect to the Subject Shares and full power of disposition, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Subject Shares. None of the Shares, Series A Preferred Shares, Series A-1 Preferred Shares and/or Series A-2 Preferred Shares indicated on the signature page of this Agreement are subject to any stockholders’ agreement, proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares except as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation by the Stockholder of the transactions contemplated hereby.

(e)	Reliance. The Stockholder has been represented by or had the opportunity to be represented by, independent counsel of its own choosing, and that it has had the full right and opportunity to consult with its attorney, that to the extent, if any, that it desired, it availed itself of this right and opportunity, that it or its authorized officers (as the case may be) have carefully read and fully understand this Agreement, the Offer and the exhibits thereto and the Merger Agreement in its entirety and have had it fully explained to them by its counsel, that it is fully aware of the contents thereof and its meaning, intent and legal effect, and that it or its authorized officer (as the case may be) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence. The Stockholder understands and acknowledges that the Company, Parent and Merger Sub are entering into the Merger Agreement in reliance upon the Stockholder’s execution, delivery and performance of this Agreement.

(f)	Absence of Litigation. With respect to the Stockholder, as of the date hereof, there is no action, suit, claim, proceeding, charge, arbitration or investigation pending against, or, to the actual knowledge of the Stockholder, threatened in writing against the Stockholder or any of the Stockholder’s properties or assets (including the Subject Shares) before or by any Governmental Authority that could reasonably be expected to prevent or materially delay or impair the consummation by the Stockholder of the transactions contemplated by this Agreement or otherwise materially impair the Stockholder’s ability to perform its obligations hereunder.

(g)	Brokers. No broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Stockholder.

8.             Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub represent and warrant to the Stockholder as follows:

(a)	Organization and Qualification. Each of Parent and Merger Sub is a duly organized and validly existing in good standing under the Applicable Laws of the jurisdiction of its organization or formation. All of the issued and outstanding capital stock of Merger Sub is owned directly or indirectly by Parent.

(b)	Power; Binding Agreement. Each of Parent and Merger Sub has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Parent and Merger Sub of this Agreement, the performance by each of Parent and Merger Sub of its obligations hereunder and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by each of Parent and Merger Sub and no other actions or proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery by Parent or Merger Sub, the performance by either Parent or Merger Sub of its obligations hereunder or the consummation by Parent or Merger Sub of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Merger Sub, and, assuming this Agreement constitutes a valid and binding obligation of the Stockholder, constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance and other equitable remedies.

(c)	No Conflicts. Except for filings under the Exchange Act and filings under the HSR Act, no filing with, and no permit, authorization, consent, or approval of, any Governmental Authority is necessary for the execution and delivery by Parent or Merger Sub of this Agreement, the performance by each of Parent or Merger Sub of its obligations hereunder and the consummation by Parent or Merger Sub of the transactions contemplated hereby. None of the execution and delivery by Parent or Merger Sub of this Agreement, the performance by each of Parent or Merger Sub of its obligations hereunder or the consummation by Parent or Merger Sub of the transactions contemplated hereby will (i) conflict with or result in any breach of any organizational documents applicable to Parent or Merger Sub; (ii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, commitment, arrangement, understanding or other agreement to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of Parent’s or Merger Sub’s properties or assets may be bound; or (iii) violate any order, writ, injunction, decree, judgment, order, statute, rule, or regulation applicable to Parent or Merger Sub or any of Parent’s or Merger Sub’s properties or assets, except as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby.

9.            Disclosure. The Stockholder shall permit the Company, Parent and Merger Sub to publish and disclose (in all documents and schedules filed with the SEC, and any press release or other disclosure document that the Company, Parent or Merger Sub determines to be necessary or desirable in connection with the Offer, the Merger and any transactions related thereto) the Stockholder’s identity and ownership of Subject Shares and the nature of the commitments, arrangements and understandings under this Agreement. Parent and Merger Sub shall permit the Stockholder to publish and disclose in all disclosure documents required by Law (including any Schedule 13D/A filing), the nature of the commitments, arrangements and understandings under this Agreement.

10.           Further Assurances. Subject to the terms and conditions of this Agreement, each party shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to fulfill such party’s obligations under this Agreement.

11.           Termination. This Agreement shall terminate and shall have no further force or effect as of the Expiration Date; provided that this Section 11 and Section 12 (other than Section 12(e)) shall survive such termination and remain in full force and effect. Notwithstanding the foregoing, solely in the event of a termination of this Agreement pursuant to clause (i) of the definition of Expiration Date, nothing set forth in this Section 11 shall relieve any party hereto from liability for any Intentional and Knowing Breach of this Agreement that is material prior to such termination.

12.	Miscellaneous Provisions.

(a)	Amendment or Supplement. This Agreement (other than Section 3(c) and the following sentence) may be amended or supplemented in any and all respects by written agreement signed by Parent and the Stockholder. Section 3(c) and this sentence may be amended or supplemented in any and all respects by written agreement signed by the Company and the Stockholder; provided, however, that any amendments to this sentence adversely affecting Parent or Merger Sub shall require the written consent of Parent.

(b)	Extension of Time, Waiver, etc. Any party may, subject to Applicable Law, solely as to itself: (i) waive any inaccuracies in the representations and warranties of any other party hereto; (ii) extend the time for the performance of any of the obligations or acts of any other party hereto; or (iii) waive compliance by any other party with any of the agreements contained in this Agreement or, except as otherwise provided in this Agreement, waive any of such party’s conditions set forth in this Agreement. Notwithstanding the foregoing, no failure or delay by the Stockholder, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver of rights, nor shall any single or partial exercise of such rights preclude any other or further exercise of such rights or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

(c)	Entire Agreement; No Third Party Beneficiary. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter of this Agreement. Except for the rights of the other parties to the SPA in Section 3(c) and the Company set forth in Section 9, this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns or to otherwise create any third-party beneficiary hereto. This Agreement shall not be effective unless and until (i) the Company Board has voted to approve the Merger Agreement, (ii) the Merger Agreement is executed by all the parties thereto, and (iii) this Agreement is executed by all the parties hereto.

(d)	Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. All actions and proceedings arising out of or relating to this Agreement or the negotiation, validity or performance of this Agreement, shall be heard and determined in the Court of Chancery of the State of Delaware, and the parties irrevocably submit to the jurisdiction of such court (and, in the case of appeals, the appropriate appellate court therefrom), in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. The parties agree that service of any court paper may be made in any manner as may be provided under the applicable Laws or court rules governing service of process in such court. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

(e)	Specific Enforcement. The parties hereto agree that irreparable damage would occur for which monetary damages would not be an adequate remedy in the event that any of the provisions of this Agreement are not performed in accordance with the terms hereof or are otherwise breached, and that the party seeking to enforce this Agreement against such nonperforming party under this Agreement shall be entitled to specific performance and the issuance of injunctive and other equitable relief. The parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to any other remedy to which they are entitled at law or in equity.

(f)	Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any one or more direct or indirect wholly owned Subsidiaries of Parent without the consent of the Stockholder, but no such assignment shall relieve Merger Sub of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

(g)	Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered: (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (iii) on the date of confirmation of receipt (or the first (1st) Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by electronic mail or facsimile, in each case to the intended recipient as set forth below (or to such other address, electronic mail address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to Parent or Merger Sub:

NCR Corporation

864 Spring Street

Atlanta, Georgia 30308

Attention: General Counsel

Email: Law.Notices@ncr.com

with a copy to (which copy shall not constitute notice):

Benesch, Friedlander, Coplan & Aronoff LLP

200 Public Square

Suite 2300

Cleveland, OH 44114

Attention: Sean T. Peppard

Email: speppard@beneschlaw.com

if to the Stockholder:

[●]

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

300 North LaSalle St.

Chicago, IL 60654

Fax: (312) 862-2200

Attention: Sanford E. Perl, P.C. and Mark A. Fennell, P.C.

if to the Company:

[●]

with a copy (which shall not constitute notice to):

Dechert LLP

Cira Centre
2929 Arch Street
Philadelphia, Pennsylvania 19104

Attention:	James A. Lebovitz, Esq.
Ian A. Hartman, Esq.

Facsimile No.:	215 698 3599
215 994 2222

Email:	james.lebovitz@dechert.com
ian.hartman@dechert.com

(h)	Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

(i)	Construction.

a.	For purposes of this Agreement, whenever the context requires: (A) the singular number shall include the plural, and vice versa; (B) the masculine gender shall include the feminine and neuter genders; (C) the feminine gender shall include the masculine and neuter genders; and (D) the neuter gender shall include the masculine and feminine genders.

b.	The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

c.	As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(j)	Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

(k)	Counterparts; Signatures. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means, each of which shall be deemed an original.

(l)	No Recourse. Parent and Merger Sub agree that the Stockholder (in his capacity as a stockholder of the Company) will not be liable for claims, losses, damages, liabilities or other obligations resulting from the Company’s breach of the Merger Agreement.

(m)	Expenses. Without duplication of the Company’s obligations under Section 12.1 of the SPA, Parent shall pay the out-of-pocket costs and expenses incurred by the Stockholder (including the reasonable fees, charges and disbursements of counsel for the Stockholder) related to the transactions contemplated by the Merger Agreement (including related to any filings under the HSR Act) and/or this Agreement and/or the preparation, negotiation, execution and delivery of this Agreement and the transactions contemplated hereby and any amendments or waivers hereto, in an amount not to exceed $[•]. For the avoidance of doubt, Parent’s payment of expenses of the Stockholder under this Section 12(m) shall constitute full satisfaction of the Company’s obligations to the Stockholder under Section 12.1 of the SPA with respect to expense reimbursement in connection with the Merger Agreement, this Agreement and the transactions contemplated hereby and thereby. Except as otherwise specifically provided herein, each party shall bear its own expenses in connection with this Agreement.

(n)	Indemnification.

(i)          Parent (the “Indemnifying Party”) covenants and agrees, on the terms and subject to the limitations set forth in this Agreement, to indemnify and hold harmless Stockholder and Stockholder’s representatives (each, an “Indemnified Party”), from and against any and all Losses incurred in connection with, arising out of or resulting from any claims, demands, actions, proceedings or investigations (collectively, “Actions”) relating solely to the transactions contemplated by the Merger Agreement or this Agreement (including any Actions brought by any of the stockholders, directors, officers or employees of any of Parent or Company relating thereto). For purposes of this Section 12(n), “Losses” means any direct loss, liability, cost, damage or expense (including, without duplication, reasonable fees and expenses of counsel, accountants, consultants and other experts) related to an Action for which an Indemnified Party is entitled to indemnification pursuant to this Agreement.

(ii)         Notwithstanding anything herein to the contrary, the Indemnifying Party will not be obligated to provide indemnity hereunder to any Indemnified Party with respect to any Losses which (x) result from such Indemnified Party’s willful misconduct or gross negligence, (y) result primarily from any breach of any representation and warranty of such Indemnified Party contained in this Agreement or any breach of any covenant or agreement made or to be performed by such Indemnified Party under this Agreement or (z) constitute consequential, indirect, incidental, special, exemplary, punitive or enhanced damages or lost profits.

(iii)        The Indemnifying Party will indemnify the Indemnified Parties pursuant to this Section 12(n) regardless of whether such Losses are incurred prior to or after the Closing (provided, however, that such indemnification shall only be available in the instance of Losses relating to, incurred in connection with, arising out of or resulting from any Actions relating to the transactions contemplated by the Merger Agreement or this Agreement). The indemnification provided pursuant to this Section 12(n) is in addition to, and not in derogation of, and shall not supersede or modify, any other rights an Indemnified Party may have under applicable law, the certificate of incorporation or bylaws of the Company, or pursuant to any contract, agreement or arrangement; provided, however, that Losses will not be duplicated.

(iv)        The Indemnifying Party shall have the right, in its sole discretion, to defend against, negotiate, settle, or otherwise deal with any third party Action that is or may be subject to indemnification hereunder (each an “Indemnifiable Claim”) (provided that the Indemnifying Party delivers a written confirmation to the Indemnified Party that the indemnification provisions of Section 12(n) are applicable to such Indemnifiable Claim and that the Indemnifying Party will indemnify such Indemnified Party in respect of such Indemnifiable Claim to the extent required by this Section 12(n)) and the Indemnified Party may participate, at his, her or its own expense, in the defense of such Indemnifiable Claim. If the Indemnifying Party elects not to defend against, negotiate, settle or otherwise deal with any such Indemnifiable Claim, the Indemnified Party may defend against, negotiate, settle, or otherwise deal with such Indemnifiable Claim, at the Indemnifying Party’s expense. Without the prior written consent of each of the Indemnified Parties who are named in the Action subject to the Indemnifiable Claim (which consent shall not be unreasonably withheld, delayed or conditioned), the Indemnifying Party will not settle or compromise or consent to the entry of judgment with respect to any Indemnifiable Claim (or part thereof) unless such settlement, compromise or consent (x) includes an unconditional release of such Indemnified Parties, (y) does not include any admission of wrongdoing on the part of such Indemnified Parties and (z) does not require such Indemnified Parties to pay any amount or suffer any loss and does not enjoin or restrict in any way the future actions or conduct of such Indemnified Parties.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed to be effective as of the date first above written.

NCR CORPORATION

By:
Name:
Title:

ORWELL ACQUISITION CORPORATION

By:
Name:
Title:

[•]

By:
Name:
Its:

Solely for purposes of Section 3(c) and Section 12(a):

JETPAY CORPORATION

By:
Name:
Title:

SCHEDULE I

NAME AND ADDRESS	COMPANY COMMON STOCK	SERIES A PREFERRED SHARES	SERIES A-1 PREFERRED SHARES	SERIES A-2 PREFERRED SHARES	COMPANY OPTIONS

TOTAL